   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1997.
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933

                               ----------------
                          NEWMONT MINING CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                     1041                    13-1806811
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                               ----------------
                              1700 LINCOLN STREET
                            DENVER, COLORADO 80203
                                (303) 863-7414
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              TIMOTHY J. SCHMITT
                          NEWMONT MINING CORPORATION
                              1700 LINCOLN STREET
                            DENVER, COLORADO 80203
                                (303) 863-7414
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
  MAUREEN BRUNDAGE, ESQ. WHITE & CASE   DANIEL A. NEFF, ESQ.WACHTELL, LIPTON,
 1155 AVENUE OF THE AMERICAS NEW YORK,  ROSEN & KATZ 51 WEST 52ND STREET NEW
     NEW YORK 10036 (212) 819-8200       YORK, NEW YORK 10019 (212) 403-1000
                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the Effective Date of this Registration
                                  Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              PROPOSED        PROPOSED
                                AMOUNT        MAXIMUM          MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1)   PER SHARE    OFFERING PRICE(2)    FEE(2)
----------------------------------------------------------------------------------------
Common Stock, $1.60 par
 value(3)..............       53,192,534      $43.8125     $2,330,497,896     $706,212
----------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Represents the maximum number of shares of common stock issuable upon consummation of the exchange offer for shares of common stock, par value $0.01 per share, of Santa Fe Pacific Gold Corporation ("Santa Fe") (the "Santa Fe Shares"), based upon the number of Santa Fe Shares and options to acquire Santa Fe Shares represented by Santa Fe to be outstanding on December 5, 1996 as set forth in the Homestake Merger Agreement (as hereinafter defined).
(2) Pursuant to Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the registration fee was computed on the basis of the average of the high and low prices of the common stock of Newmont Mining Corporation ("Newmont Mining") as reported on the New York Stock Exchange Composite Tape on January 3, 1997.
(3) Includes (i) Newmont Mining equal value rights and (ii) Newmont Mining preferred share purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock of Newmont Mining.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED JANUARY 7, 1997

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF
                       SANTA FE PACIFIC GOLD CORPORATION

                                      FOR

                        0.40 OF A SHARE OF COMMON STOCK

                                       OF
                           NEWMONT MINING CORPORATION

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
 12:00 MIDNIGHT, NEW YORK CITY TIME, ON      ,
 1997, UNLESS EXTENDED. SANTA FE SHARES WHICH ARE
 TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT
 ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

  Newmont Mining Corporation, a Delaware corporation ("Newmont Mining"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange 0.40 of a share of common stock, par value $1.60 per share, of Newmont Mining ("Newmont Mining Common Stock") for each outstanding share of common stock, par value $0.01 per share (each, a "Santa Fe Share" and collectively, the "Santa Fe Shares"), of Santa Fe Pacific Gold Corporation, a Delaware corporation ("Santa Fe"), including the associated preferred share purchase rights (each, a "Santa Fe Right" and collectively, the "Santa Fe Rights") issued pursuant to the Rights Agreement, dated as of January 26, 1995, as amended (the "Santa Fe Rights Agreement"), between Santa Fe and Harris Trust and Savings Bank, as Rights Agent, validly tendered on or prior to the Expiration Date (as hereinafter defined) and not withdrawn. Newmont Mining intends, as soon as practicable after the consummation of the Offer, to seek to have Santa Fe consummate a merger with a subsidiary of Newmont Mining in which each outstanding Santa Fe Share (except for Santa Fe Shares held by Santa Fe, Newmont Mining or any of their respective subsidiaries) would be converted into the right to receive 0.40 of a share of Newmont Mining Common Stock (the "Newmont Mining/Santa Fe Merger"). Unless the context otherwise requires and unless and until the Santa Fe Rights are redeemed, all references to Santa Fe Shares shall include the associated Santa Fe Rights. Shares of Newmont Mining Common Stock to be issued pursuant to the Offer will include the related Equal Value Rights and Newmont Mining Rights (as such terms are hereinafter defined). On January 6, 1997, the closing price of the Santa Fe Shares on the New York Stock Exchange (the "NYSE") Composite Tape was $14.25 per Santa Fe Share. Based on the closing price of Newmont Mining Common Stock on the NYSE Composite Tape on the same date ($41.25), the value of the Newmont Mining Common Stock offered pursuant to the Offer was $16.50 per Santa Fe Share. The market value of the Offer will change as the market price of the Newmont Mining Common Stock changes.

  SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SANTA FE SHARES IN CONNECTION WITH THE OFFER.

  NEWMONT MINING'S OBLIGATION TO EXCHANGE SHARES OF NEWMONT MINING COMMON STOCK FOR SANTA FE SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SANTA FE SHARES WHICH WILL CONSTITUTE AT LEAST 90% OF THE TOTAL OUTSTANDING SANTA FE SHARES ON A FULLY DILUTED BASIS AS OF THE DATE THE SANTA FE SHARES ARE ACCEPTED FOR EXCHANGE BY NEWMONT MINING; (II) THE REDEMPTION OF THE SANTA FE RIGHTS BY THE BOARD OF DIRECTORS OF SANTA FE OR NEWMONT MINING BEING OTHERWISE SATISFIED THAT THE SANTA FE RIGHTS WILL NOT BE APPLICABLE TO THE ACQUISITION OF THE SANTA FE SHARES PURSUANT TO THE OFFER OR THE NEWMONT MINING/SANTA FE MERGER; (III) NEWMONT MINING BEING SATISFIED THAT
SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") WILL NOT BE APPLICABLE TO THE OFFER AND THE NEWMONT MINING/SANTA FE MERGER; (IV) NEWMONT MINING RECEIVING A LETTER FROM ITS INDEPENDENT PUBLIC ACCOUNTANTS THAT THE OFFER AND THE NEWMONT MINING/SANTA FE MERGER WILL QUALIFY FOR TREATMENT AS A POOLING OF INTERESTS UNDER APPLICABLE ACCOUNTING PRINCIPLES; (V) THE STOCKHOLDERS OF SANTA FE NOT HAVING APPROVED THE MERGER AGREEMENT BETWEEN SANTA FE AND HOMESTAKE MINING COMPANY ("HOMESTAKE") OR SUCH MERGER AGREEMENT BEING OTHERWISE TERMINATED PURSUANT TO ITS TERMS; AND (VI) APPROVAL BY THE STOCKHOLDERS OF NEWMONT MINING OF THE ISSUANCE OF SHARES OF NEWMONT MINING COMMON STOCK PURSUANT TO THE OFFER AND THE NEWMONT MINING/SANTA FE MERGER AND OF A RELATED AMENDMENT TO NEWMONT MINING'S RESTATED CERTIFICATE OF INCORPORATION. SEE "THE OFFER--CONDITIONS OF THE OFFER."

                                  ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                      THE DEALER MANAGER FOR THE OFFER IS:
                              GOLDMAN, SACHS & CO.

                  The date of this Prospectus is       , 1997

  THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

                               ----------------

                                   IMPORTANT

  SANTA FE STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE SANTA FE RIGHT FOR EACH SANTA FE SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SANTA FE SHARES, UNLESS THE RIGHTS PLAN CONDITION (AS HEREINAFTER DEFINED) HAS BEEN SATISFIED OR WAIVED. UNLESS THE SANTA FE DISTRIBUTION DATE (AS HEREINAFTER DEFINED) OCCURS, A TENDER OF SANTA FE SHARES WILL CONSTITUTE A TENDER OF THE ASSOCIATED SANTA FE RIGHTS.

  ANY SANTA FE STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF HIS SANTA FE SHARES AND THE ASSOCIATED SANTA FE RIGHTS SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE COPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL OR SUCH FACSIMILE AND ANY OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT (AS HEREINAFTER DEFINED) AND EITHER DELIVER THE CERTIFICATES FOR SUCH SANTA FE SHARES AND SANTA FE RIGHTS TO THE EXCHANGE AGENT ALONG WITH THE LETTER OF TRANSMITTAL, DELIVER SUCH SANTA FE SHARES AND SANTA FE RIGHTS PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH HEREIN (IN THE CASE OF SANTA FE RIGHTS, ONLY IF SUCH PROCEDURES ARE AVAILABLE) OR COMPLY WITH THE GUARANTEED DELIVERY PROCEDURES SET FORTH HEREIN OR (II) REQUEST HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM. A SANTA FE STOCKHOLDER HAVING SANTA FE SHARES AND SANTA FE RIGHTS REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF HE DESIRES TO TENDER SUCH SANTA FE SHARES AND SANTA FE RIGHTS.

  QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT (AS HEREINAFTER DEFINED) OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   5
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   6
SANTA FE INFORMATION......................................................   6
FORWARD-LOOKING STATEMENTS................................................   7
PROSPECTUS SUMMARY........................................................   8
RISK FACTORS..............................................................  23
  Gold Price Volatility...................................................  23
  Hedging Activities......................................................  24
  Ore Reserve Estimates...................................................  24
  Regulation and Environmental Matters....................................  24
  Risks of Foreign Investments............................................  25
  Speculative Nature of Gold Exploration and Development..................  26
  Mining Risks and Insurance..............................................  26
  Nonrealization of Synergies/Cost Savings................................  26
BACKGROUND OF THE OFFER...................................................  27
  General.................................................................  27
  Comparison of the Proposals.............................................  35
  Homestake Merger Agreement..............................................  41
THE OFFER.................................................................  49
  General.................................................................  49
  Timing of the Offer.....................................................  50
  Extension, Termination and Amendment....................................  50
  Exchange of Santa Fe Shares; Delivery of Newmont Mining Common Stock....  51
  Cash in Lieu of Fractional Shares of Newmont Mining Common Stock........  52
  Withdrawal Rights.......................................................  52
  Procedure for Tendering.................................................  53
  Certain U.S. Federal Income Tax Consequences............................  56
  Effect of Offer on Market for Santa Fe Shares; Registration under the
   Exchange Act...........................................................  58
  Purpose of the Offer; the Newmont Mining/Santa Fe Merger................  59
  Conditions of the Offer.................................................  62
  Relationships with Santa Fe.............................................  67
  Fees and Expenses.......................................................  68
  Accounting Treatment....................................................  69
  Stock Exchange Listings.................................................  69
BUSINESSES OF NEWMONT MINING AND SANTA FE.................................  70
  Newmont Mining..........................................................  70
  Santa Fe................................................................  71

                                                                          PAGE
                                                                          ----
NEWMONT MINING AND SANTA FE PRO FORMA COMBINED FINANCIAL INFORMATION.....  72
NEWMONT MINING AND SANTA FE PRO FORMA NET PROVEN AND PROBABLE RESERVES...  81
NEWMONT MINING AND SANTA FE PRO FORMA PRODUCTION, PRICE AND COST DATA....  83
DESCRIPTION OF NEWMONT MINING CAPITAL STOCK..............................  84
  Description of Newmont Mining Common Stock.............................  84
  Description of Newmont Mining Preferred Stock..........................  88
COMPARISON OF RIGHTS OF HOLDERS OF SANTA FE SHARES AND NEWMONT MINING
 COMMON STOCK............................................................  90
  Special Meetings of Stockholders.......................................  90
  Number of Directors....................................................  90
  Stockholder Proposal Procedures........................................  90
  Advance Notice of Stockholder Nominations of Directors.................  91
  Indemnification........................................................  91
  Certain Voting Rights for Mergers......................................  91
  Cumulative Voting......................................................  91
  Removal of Directors; Filling Vacancies on the Board of Directors......  91
  Stockholder Action by Written Consent..................................  92
  Amendment of the Certificate of Incorporation..........................  92
  Amendment of By-laws...................................................  92
  Classification of Board of Directors...................................  92
  Stockholder Rights Plans...............................................  93
MARKET PRICES AND DIVIDENDS..............................................  95
  Newmont Mining.........................................................  95
  Santa Fe...............................................................  96
VALIDITY OF NEWMONT MINING COMMON STOCK..................................  96
EXPERTS..................................................................  96
SCHEDULE A  Section 203 of the Delaware General Corporation Law.......... A-1
SCHEDULE B  Directors and Executive Officers of Newmont Mining and
            Newmont Gold................................................. B-1

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                             AVAILABLE INFORMATION

  Newmont Mining and Santa Fe are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Newmont Mining and Santa Fe with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Newmont Mining and Santa Fe are electronic filers with the Commission, which maintains a web site containing reports, proxy and other information statements at the following location: http: //www.sec.gov. The Santa Fe Shares are listed on the NYSE and the Chicago Stock Exchange (the "CSE"). The shares of Newmont Mining Common Stock are listed on the NYSE, the Paris Bourse, the Brussels Stock Exchange and the Swiss Stock Exchange. The periodic reports, proxy statements and other information filed by Newmont Mining and Santa Fe with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and in the case of Santa Fe, at the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605.

  This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 (the "Registration Statement") covering the Newmont Mining Common Stock offered hereby which has been filed with the Commission. Reference is hereby made to the Registration Statement for further information with respect to Newmont Mining, Santa Fe and the securities offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed which in certain cases are filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  Not later than the date of commencement of the Offer, Newmont Mining will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Such schedule and any amendments thereto should be available for inspection and copying as set forth above (except that such schedule and any amendments thereto will not be available at the regional offices of the Commission).

  Pursuant to Rule 409 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Rule 12b-21 promulgated under the Exchange Act, Newmont Mining is requesting that Santa Fe provide to Newmont Mining the information required for complete disclosure concerning the business, operations, financial condition and management of Santa Fe. Newmont Mining will provide any and all information which it receives from Santa Fe prior to the expiration of the Offer and which Newmont Mining deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto. In addition, pursuant to Rule 439 promulgated under the Securities Act, Newmont Mining is requesting that Price Waterhouse LLP, Santa Fe's independent accountants, provide to Newmont Mining the consent required for the incorporation by reference into this Prospectus of Price Waterhouse LLP's report included in Santa Fe's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Santa Fe 10-K") with respect to its audit of the consolidated financial statements of Santa Fe contained therein. If Newmont Mining receives such consent, it will promptly file such consent as an exhibit to the Registration Statement.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF NEWMONT MINING. REQUESTS MAY BE DIRECTED TO NEWMONT MINING'S SECRETARY AT 1700 LINCOLN STREET, DENVER, COLORADO 80203, (303) 863-7414. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE OFFER.

  The following documents filed with the Commission by Newmont Mining (File No. 1-1153) are incorporated herein by reference: (i) Newmont Mining's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Newmont Mining 10-K"); (ii) the portions of Newmont Mining's Proxy Statement for the Annual Meeting of Stockholders held on May 2, 1996 that have been incorporated by reference into the 1995 Newmont Mining 10-K; and (iii) Newmont Mining's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

  The following documents filed with the Commission by Santa Fe (File No. 1-13096) are incorporated herein by reference: (i) the 1995 Santa Fe 10-K (except for the report of Santa Fe's independent accountants contained therein which is not incorporated herein by reference because the consent of Santa Fe's independent accountants has not yet been obtained); (ii) the portions of Santa Fe's Proxy Statement for the Annual Meeting of Stockholders held on
May 23, 1996 that have been incorporated by reference into the 1995 Santa Fe 10-K; (iii) Santa Fe's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iv) Santa Fe's Current Report on Form 8-K dated December 9, 1996 (the "Santa Fe 8-K").

  All documents filed by either Newmont Mining or Santa Fe pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date the Offer is terminated or Santa Fe Shares are accepted for exchange shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                             SANTA FE INFORMATION

  Newmont Mining has included in this Prospectus information relating to Santa Fe that is known by or reasonably available to Newmont Mining. Santa Fe is not affiliated with Newmont Mining and, as described in "Background of the Offer-- General," Newmont Mining has conducted only a limited review of certain information provided to it by Santa Fe. Newmont Mining was not involved in the preparation of the information and statements relating to Santa Fe contained or incorporated by reference in this Prospectus and is not in a position to verify such information or statements and takes no responsibility therefor.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN

AUTHORIZED BY NEWMONT MINING OR BY THE DEALER MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SANTA FE SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, NEWMONT MINING MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SANTA FE SHARES IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEWMONT MINING, SANTA FE OR HOMESTAKE SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

  IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF NEWMONT MINING BY GOLDMAN, SACHS & CO., AS DEALER MANAGER, OR ONE OR MORE OTHER REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                          FORWARD-LOOKING STATEMENTS

  CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS UNDER "BACKGROUND OF THE OFFER," IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, THAT ARE NOT STATEMENTS OF HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING NEWMONT MINING'S, SANTA FE'S OR HOMESTAKE'S FUTURE FINANCIAL POSITION, BUSINESS STRATEGY, BUDGETS, RESERVE ESTIMATES, EXPECTED FUTURE PRODUCTION, EXPLORATION AND CAPITAL COSTS AND EXPENSES, EXPECTED COST SAVINGS, EXPECTED SOURCES, TIMING AND ADEQUACY OF FUNDING OF PROJECTS AND OTHER CASH REQUIREMENTS, ESTIMATES OF FUTURE LIABILITY FOR CERTAIN ENVIRONMENTAL MATTERS, AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE INFORMATION SET FORTH IN ANY FORWARD-LOOKING STATEMENTS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO NEWMONT MINING OR TO PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. NEWMONT MINING WAS NOT INVOLVED IN THE PREPARATION OF ANY FORWARD-LOOKING STATEMENTS RELATING TO SANTA FE OR HOMESTAKE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IS NOT IN A POSITION TO VERIFY SUCH STATEMENTS AND TAKES NO RESPONSIBILITY THEREFOR.

                               PROSPECTUS SUMMARY

  THE INFORMATION BELOW IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, THE TERM "NEWMONT MINING" REFERS TO NEWMONT MINING CORPORATION AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS SUBSIDIARIES, AND THE TERM "SANTA FE" REFERS TO SANTA FE PACIFIC GOLD CORPORATION AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS SUBSIDIARIES.

                                 NEWMONT MINING

  Newmont Mining was incorporated in 1921 under the laws of Delaware. Its sole asset is approximately 91% of the outstanding shares of common stock of Newmont Gold Company, a Delaware corporation ("Newmont Gold"). Newmont Gold is engaged, directly and through its subsidiaries and affiliates, in gold production, exploration for gold and acquisition of gold properties worldwide. Newmont Mining, together with Newmont Gold and its subsidiaries, are sometimes referred to herein as the "Corporation."

  Substantially all of the Corporation's consolidated sales and operating profit in 1995, 1994 and 1993 related to its gold mining activities. Although most of the Corporation's consolidated identifiable assets relate to domestic activities, 22% of its net identifiable assets as of December 31, 1995 were related to foreign activities, with no single foreign operating entity representing more than 10% of the Corporation's assets.

  Newmont Gold, the second largest gold producer in North America with year-end 1995 proven and probable reserves of approximately 28.8 million equity ounces of gold, produces gold from 100% owned operations on the Carlin Trend in Nevada, through a 38% owned venture in Peru which commenced gold production in 1993, a 50% owned venture in Uzbekistan which commenced production in 1995 and an 80% owned venture in Indonesia, which commenced production in early 1996. Newmont Gold currently has an 80% interest in a large copper/gold project in Indonesia. Under the terms of the joint venture agreement governing such project, after the required contributions are made by both Newmont Gold and its joint venture partner, Newmont Gold will retain a 45% interest in the project. The project is awaiting various Indonesian governmental approvals to commence the construction process. Newmont Gold also has a 44% interest in a project in Mexico which is in the feasibility study phase. In addition to exploration activities conducted in connection with these operations and projects, Newmont Gold continues to explore for gold and/or is conducting joint venture discussions in various other countries, including Canada, Ecuador, certain countries in East and Southeast Asia, the Caribbean and the U.S. Newmont Gold produced approximately 1.9 million equity ounces of gold in 1995 and approximately 1.7 million equity ounces of gold during the first nine months of 1996.

  Newmont Mining has its principal executive offices at 1700 Lincoln Street, Denver, Colorado 80203, telephone number (303) 863-7414.

                                    SANTA FE

  The following information concerning Santa Fe is excerpted from the 1995 Santa Fe 10-K:

    "[Santa Fe] is engaged in the mining and processing of gold ores and the exploration and development of gold properties. It is one of the largest gold mining enterprises in North America, as measured by reserves and gold production, with a total of 17.9 million ounces of proven and probable gold reserves as of December 31, 1995, and total 1995 gold production of 846,000 ounces. [Santa Fe's] Twin Creeks Mine, which [Santa Fe] estimates to be the third largest primary gold mine in North America, and its Lone Tree Mine are located in northern Nevada; its Mesquite Mine is located in southern California. [Santa Fe] also explores and evaluates precious metals properties and prospects in the U.S., elsewhere in North America, South America, Central Asia, West Africa and the Southwestern Pacific region."

    "[Santa Fe] was incorporated in the State of Delaware in 1983 and, until 1994, was a wholly owned subsidiary of Santa Fe Pacific Corporation ("SFP") or its predecessor corporations. During 1994, [Santa Fe] completed an initial public offering of 14.6% of its common stock . . . and on September 30, 1994, SFP distributed its remaining ownership in [Santa Fe] to SFP shareholders."

  Santa Fe has its principal executive offices at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico 87110, telephone number (505) 880-5300.

                                  RISK FACTORS

  See "Risk Factors" beginning on page 16 for a discussion of certain factors that should be considered by holders of Santa Fe Shares in deciding whether to tender their Santa Fe Shares to Newmont Mining pursuant to the Offer.

                            BACKGROUND OF THE OFFER

  On a number of occasions during 1996, Ronald C. Cambre, Chairman and Chief Executive Officer of Newmont Mining, spoke with Patrick M. James, Chairman and Chief Executive Officer of Santa Fe, concerning the desirability of a business combination involving Santa Fe and Newmont Mining. On September 30, 1996, Mr. James telephoned Mr. Cambre and arranged for an October 1, 1996 meeting. October 1, 1996 was the first day after the two-year period Santa Fe had been required to wait under applicable accounting rules before becoming eligible for pooling of interests accounting treatment in connection with a business combination transaction. At the October 1 meeting, Mr. James and David H. Batchelder, another member of Santa Fe's Board of Directors, indicated that there was sufficient interest on the part of Santa Fe's Board of Directors (the "Santa Fe Board") regarding a possible business combination transaction with Newmont Mining to warrant further discussions and asked Newmont Mining to provide the Santa Fe Board with a potential indication of value, subject to due diligence. Newmont Mining was advised that if the value indicated by Newmont Mining was of sufficient interest, Santa Fe would be prepared to commence mutual due diligence investigations. Mr. James and Mr. Batchelder further indicated that while Santa Fe had specifically considered the possibility of business combination transactions with other companies, a transaction with Newmont Mining was the most sensible option for Santa Fe, and it was Santa Fe's preference to engage in the merger process with only one potential acquisition partner.

  On October 9, 1996, Newmont Mining sent to Mr. James a letter outlining the terms on which Newmont Mining would consider a merger transaction with Santa Fe, including an exchange ratio ranging from 0.32 to 0.35 of a share of Newmont Mining Common Stock for each Santa Fe Share, and identifying certain other important elements of a possible transaction. Following Newmont Mining's October 9 letter, representatives of the two companies were in frequent contact, including at a meeting held on October 17 to discuss certain due diligence issues. A due diligence investigation was begun by Newmont Mining and Santa Fe which included a mutual exchange of information. On November 8 and 9, 1996, a lengthy due diligence meeting was held among representatives of each company, at which meeting each company's management made detailed presentations. At a dinner meeting held on November 8, attended by Messrs. James, Batchelder, Cambre and Murdy, Mr. James and Mr. Batchelder requested that Newmont Mining submit a formal proposal to the Santa Fe Board and they agreed to send to Mr. Cambre a letter setting forth the items Santa Fe wanted Newmont Mining to address in its proposal. In addition, Messrs. Cambre and Murdy were informed for the first time that

Santa Fe had received indications of interest from other possible bidders. Mr. Batchelder, however, said that Santa Fe would not pursue these indications as long as negotiations continued at the current pace with Newmont Mining. Newmont Mining and Santa Fe also held discussions during this period concerning the selection of management for the combined company.

  On November 13, 1996, Santa Fe sent Newmont Mining a letter requesting certain information which it expected Newmont Mining to address in its formal proposal. On November 21, Newmont Mining provided the proposal, which included an exchange ratio of 0.33 of a share of Newmont Mining Common Stock for each Santa Fe Share. On November 23, Messrs. James and Batchelder telephoned Mr. Cambre and Wayne W. Murdy, Executive Vice President and Chief Financial Officer of Newmont Mining, to respond to Newmont Mining's November 21 proposal letter and requested that Newmont Mining reconsider or clarify certain aspects of its proposal, but did not request any increase in Newmont Mining's proposed 0.33 exchange ratio. On November 25, Newmont Mining sent Santa Fe a letter responding to the November 23 telephone call. On November 27, 1996, Santa Fe informed Newmont Mining that its proposal had been rejected. On December 5, 1996, Newmont Mining publicly announced a proposal to acquire Santa Fe at a
0.33 exchange ratio. On December 9, 1996, Santa Fe and Homestake announced that they had entered into the Homestake Merger Agreement. On January 7, 1997, Newmont Mining issued a press release disclosing the terms of the Offer and sent a letter to the Santa Fe Board requesting that it take certain actions to facilitate the Offer, including a request to Santa Fe to promptly enter into negotiations with Newmont Mining so that Santa Fe could enter into a definitive agreement with Newmont Mining providing for a merger in which the Santa Fe stockholders would receive 0.40 of a share of Newmont Mining Common Stock for each outstanding Santa Fe Share at the earliest possible time. In addition, on such date, Newmont Mining filed with the Commission the Registration Statement and preliminary proxy materials to solicit Santa Fe's stockholders to vote against the Homestake Merger Agreement.

                          COMPARISON OF THE PROPOSALS

  Stockholders of Santa Fe face a choice: which company, Newmont Mining or Homestake, is in a better position to provide greater value in the short and long term to Santa Fe stockholders? Which company's stock--Newmont Mining or Homestake--is a better investment, and which company will do more to realize the value of Santa Fe's assets?

  There are two fundamental reasons why Santa Fe stockholders should prefer a combination with Newmont Mining. First, the Newmont Mining transaction offers significantly more current value. Second, the Newmont Mining transaction offers far greater prospects for future growth and appreciation.

   --Based on the closing prices of Newmont Mining Common Stock and Homestake
      Common Stock on January 6, 1997, Newmont Mining's proposal was worth $16.50 per Santa Fe Share, compared with Homestake's proposal which then had a value of $14.63 per Santa Fe Share.

   --The key to unlocking value in Santa Fe is to capitalize on its underexplored Nevada land resources. Newmont Mining has decades of extensive, highly successful exploration, development and production experience in Nevada; Homestake has minimal experience.

   --In terms of exploration, production, profitability and stock price performance, Newmont Mining has historically outperformed Homestake.

  For a detailed comparison of the Newmont Mining and Homestake proposals, see "Background of the Offer--Comparison of the Proposals."

THE HOMESTAKE MERGER AGREEMENT

  Santa Fe, Homestake and HMGLD Corp., a wholly owned subsidiary of Homestake ("HMGLD"), entered into an Agreement and Plan of Merger dated as of December 8, 1996 (the "Homestake Merger Agreement"), pursuant to which, upon the terms and subject to the conditions contained therein, HMGLD is to be merged with and into Santa Fe (the "Homestake Merger"), with Santa Fe being the surviving corporation (the "Surviving Corporation") and thereby becoming a wholly owned subsidiary of Homestake. Pursuant to the Homestake Merger Agreement, upon consummation of the Homestake Merger, each Santa Fe Share would be converted into the right to receive 1.115 shares of common stock, par value $1.00 per share, of Homestake (the "Homestake Common Stock"), with a market value of $14.63 based on the closing price of the Homestake Common Stock on January 6, 1997.

  The Homestake Merger Agreement provides that, at the effective time of the Homestake Merger, the Board of Directors of Homestake (the "Homestake Board") will consist of (i) five individuals who were members of the Homestake Board immediately prior to such time, (ii) five individuals who were members of the Santa Fe Board immediately prior to such time and (iii) two other individuals who will be chosen by the other ten individuals who were selected as directors of Homestake pursuant to clauses (i) and (ii) above. The Homestake Merger Agreement provides in addition that Patrick M. James, President and Chief Executive Officer of Santa Fe, will be President and Chief Operating Officer of Homestake and that Jack E. Thompson, President and Chief Executive Officer of Homestake, will be Chairman of the Board and Chief Executive Officer of Homestake. See "Background of the Offer--Homestake Merger Agreement-- Management; Board of Directors."

  The Santa Fe Board may, under the terms of the Homestake Merger Agreement, enter into an agreement with a third party providing for a merger or other business combination (other than one resulting from a proposal solicited by Santa Fe or otherwise breaching Santa Fe's covenant relating to no solicitation) if it reasonably determines in good faith, after having consulted with counsel and its financial advisors, that the failure to do so would create a reasonable possibility of a breach by the members of the Santa Fe Board of their fiduciary duties. In such event, the Homestake Merger Agreement provides that Santa Fe has the right to terminate the Homestake Merger Agreement provided it has paid Homestake a "break-up" fee of $65 million.

  For a more detailed description of the Homestake Merger Agreement, see "Background of the Offer--Homestake Merger Agreement."

  On January 7, 1997, Newmont Mining filed preliminary proxy solicitation materials with the Commission for use in soliciting proxies from Santa Fe stockholders against approval of the Homestake Merger. THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES FROM SANTA FE'S STOCKHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

                                   THE OFFER

  Newmont Mining hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange 0.40 of a share of Newmont Mining Common Stock for each outstanding Santa Fe Share validly tendered on or prior to the Expiration Date and not withdrawn. The term
"Expiration Date" shall mean 12:00 midnight, New York City time, on      ,
1997, unless and until Newmont Mining extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Newmont Mining, shall expire. See "The Offer--General."

  The purpose of the Offer is for Newmont Mining to acquire control of, and ultimately the entire common equity interest in, Santa Fe. Newmont Mining intends, as soon as practicable after consummation of the Offer, to seek to have Santa Fe consummate the Newmont Mining/Santa Fe Merger with a subsidiary of Newmont Mining in which each outstanding Santa Fe Share (except for Santa Fe Shares held by Santa Fe, Newmont Mining or any of their respective subsidiaries) would be converted into the right to receive 0.40 of a share of Newmont Mining Common Stock (the "Newmont Mining/Santa Fe Merger"). See "The Offer--Purpose of the Offer; the Newmont Mining/Santa Fe Merger."

  Subject to the applicable rules and regulations of the Commission, Newmont Mining expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange or, regardless of whether such Santa Fe Shares were theretofore accepted for exchange, exchange of any Santa Fe Shares pursuant to the Offer or to amend or terminate the Offer and not to accept for exchange or exchange any Santa Fe Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied. Newmont Mining reserves the absolute right to waive any defect or irregularity in the tender of any securities. See "The Offer--Conditions of the Offer." Waiver or amendment of certain conditions of the Offer may require an extension of the Offer.

  Stockholders will be required to tender one Santa Fe Right for each Santa Fe Share tendered in order to effect a valid tender of Santa Fe Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Santa Fe Distribution Date occurs, a tender of Santa Fe Shares will constitute a tender of the associated Santa Fe Rights.

CONDITIONS OF THE OFFER

  Newmont Mining's obligation to exchange shares of Newmont Mining Common Stock for Santa Fe Shares pursuant to the Offer is conditioned upon, among other things, satisfaction of the following conditions:

    (i) there being validly tendered prior to the expiration of the Offer and not withdrawn a number of Santa Fe Shares which will constitute at least 90% of the total number of outstanding Santa Fe Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Santa Fe Shares had been so converted, exercised or exchanged) as of the date the Santa Fe Shares are accepted for exchange by Newmont Mining pursuant to the Offer (the "Minimum Tender Condition");

    (ii) the Santa Fe Board having redeemed the Santa Fe Rights or Newmont Mining being otherwise satisfied in its sole discretion that the Santa Fe Rights will not be applicable to the acquisition of Santa Fe Shares pursuant to the Offer and the Newmont Mining/Santa Fe Merger (the "Rights Plan Condition");

    (iii) the Santa Fe Board, pursuant to Section 203 of the Delaware General Corporation Law, having approved the acquisition of Santa Fe Shares pursuant to the Offer, or Newmont Mining being otherwise satisfied in its sole discretion that the provisions of Section 203 restricting certain business combinations are not applicable to the acquisition of Santa Fe Shares pursuant to the Offer and the Newmont Mining/Santa Fe Merger (the "DGCL 203 Condition");

    (iv) the receipt by Newmont Mining of a letter from its independent public accountants, Arthur Andersen LLP, stating that the Offer and the Newmont Mining/Santa Fe Merger will qualify for treatment as a pooling of interests under Opinion 16 of the Accounting Principles Board and the applicable regulations of the Commission (the "Pooling Condition");

    (v) the stockholders of Santa Fe not having approved the Homestake Merger Agreement or the Homestake Merger Agreement being otherwise terminated pursuant to its terms (the "Homestake Merger Agreement Condition");

    (vi) approval of the issuance of shares of Newmont Mining Common Stock pursuant to the Offer and the Newmont Mining/Santa Fe Merger by the holders of a majority of the shares of Newmont Mining Common Stock voted at a meeting of such holders at which the total number of votes cast represents over 50% of all shares of Newmont Mining Common Stock outstanding on the applicable record date, and approval of an amendment to Newmont Mining's Restated Certificate of Incorporation (the "Newmont Mining Certificate") to increase the number of shares of Newmont Mining Common Stock authorized for issuance to 225,000,000 by the holders of a majority of the shares of Newmont Mining Common Stock outstanding on the applicable record date (collectively the "Newmont Mining Stockholder Approval Condition"); and

    (vii) the waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having terminated or expired (the "HSR
  Condition").

  The Offer is subject to certain other conditions. See "The Offer--Conditions of the Offer."

  Newmont Mining reserves the absolute right to waive any of the conditions to the Offer (other than the Newmont Mining Stockholder Approval Condition, the HSR Condition and the condition relating to effectiveness of the Registration Statement).

TIMING OF THE OFFER

  The Offer is scheduled to expire at 12:00 midnight, New York City time, on
     , 1997. It is Newmont Mining's current intention to extend the Offer until all conditions have been either satisfied or waived. See "The Offer--Extension, Termination and Amendment."

  Concurrently with the public announcement of the terms of the Offer, Newmont Mining requested the Santa Fe Board to enter into immediate negotiations with Newmont Mining with respect to the Offer and to terminate the Homestake Merger Agreement in accordance with its terms, so that Santa Fe could enter into a merger transaction with Newmont Mining in which Santa Fe's stockholders would receive 0.40 of a share of Newmont Mining Common Stock in exchange for each Santa Fe Share.

  In connection with the Offer, Newmont Mining will commence a solicitation of proxies from Santa Fe's stockholders against approval of the Homestake Merger Agreement. If the Santa Fe Board proceeds to submit the Homestake Merger Agreement to a vote of Santa Fe's stockholders and such stockholders do not approve the Homestake Merger Agreement, Newmont Mining believes that the Santa Fe Board should respect the vote of the Santa Fe stockholders and enter into a merger with Newmont Mining on the terms described herein.


  Newmont Mining intends to call a special meeting of its stockholders to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of obtaining the approvals necessary to satisfy the Newmont Mining Stockholder Approval Condition.

EXTENSION, TERMINATION AND AMENDMENT

  Newmont Mining expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than

9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Newmont Mining will exercise its right to extend the Offer. However, it is Newmont Mining's current intention to extend the Offer until all conditions have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." During any such extension, all Santa Fe Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his Santa Fe Shares. See "The Offer--Withdrawal Rights."

EXCHANGE OF SANTA FE SHARES; DELIVERY OF NEWMONT MINING COMMON STOCK

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the acceptance for exchange and the exchange of all outstanding Santa Fe Shares validly tendered and not withdrawn will be made promptly after the Expiration Date. See "The Offer--Exchange of Santa Fe Shares; Delivery of Newmont Mining Common Stock."

WITHDRAWAL RIGHTS

  Tenders of Santa Fe Shares made pursuant to the Offer are irrevocable, except that Santa Fe Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for exchange by Newmont Mining pursuant to the Offer, may also be withdrawn at any time
after      , 1997. See "The Offer--Withdrawal Rights."

PROCEDURE FOR TENDERING

  For a Santa Fe stockholder to validly tender Santa Fe Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and certificates for tendered Santa Fe Shares must be received by the Exchange Agent at such address or such Santa Fe Shares must be tendered pursuant to the procedures for book-entry tender set forth under "The Offer--Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case prior to the Expiration Date, or (ii) such stockholder must comply with the guaranteed delivery procedures set forth under "The Offer--Procedure for Tendering" prior to the Expiration Date. As noted above, stockholders will be required to tender one Santa Fe Right for each Santa Fe Share tendered in order to effect a valid tender of Santa Fe Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Santa Fe Distribution Date occurs, a tender of Santa Fe Shares will constitute a tender of the associated Santa Fe Rights.

  THE METHOD OF DELIVERY OF SANTA FE SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of White & Case and Wachtell, Lipton, Rosen & Katz, counsel to Newmont Mining, exchanges of Santa Fe Shares for Newmont Mining Common Stock pursuant to the Offer and the Newmont Mining/Santa Fe Merger will be treated for U.S. Federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, no gain or loss will be recognized by U.S. Holders (as defined under "The Offer--Certain U.S. Federal Income Tax Consequences") of Santa Fe Shares upon such exchanges, except with respect to a U.S. Holder who receives cash in lieu of fractional shares of Newmont Mining Common Stock or surrenders Santa Fe Rights that have become exercisable.

  A non-U.S. Holder of Santa Fe Shares that has held more than 5% of the outstanding Santa Fe Shares at some time during the five-year period ending on the date when such non-U.S. Holder exchanges the Santa Fe Shares in the Offer or the Newmont Mining/Santa Fe Merger may be subject to tax under the Foreign Investment in Real Property Tax Act ("FIRPTA") provisions of the Code and the Treasury Regulations promulgated thereunder unless certain certification and filing requirements are satisfied.

  All stockholders should read carefully the discussion of the material U.S. Federal income tax consequences of the Offer and the Newmont Mining/Santa Fe Merger under "The Offer--Certain U.S. Federal Income Tax Consequences" and are urged to consult with their own advisors as to the federal, state, local and foreign tax consequences in their particular circumstances.

EFFECT OF OFFER ON MARKET FOR SANTA FE SHARES

  The exchange of Santa Fe Shares pursuant to the Offer will reduce the number of holders of Santa Fe Shares and the number of Santa Fe Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Santa Fe Shares held by the public.

  The Santa Fe Shares are listed on the NYSE and the CSE. Depending on the number of Santa Fe Shares acquired pursuant to the Offer, following consummation of the Offer, the Santa Fe Shares may no longer meet the requirements of such exchanges for continued listing, and the Santa Fe Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event the Santa Fe Shares could no longer be used as collateral for margin loans made by brokers. See "The Offer-- Effect of Offer on Market for Santa Fe Shares; Registration under the Exchange Act."

PURPOSE OF THE OFFER; THE NEWMONT MINING/SANTA FE MERGER; THE NEWMONT GOLD
MERGER

  The purpose of the Offer is for Newmont Mining to acquire control of, and ultimately the entire common equity interest in, Santa Fe. Newmont Mining intends, as soon as practicable after consummation of the Offer, to seek to have Santa Fe consummate the Newmont Mining/Santa Fe Merger. Upon consummation of the Offer, Newmont Mining intends to take appropriate actions to optimize and rationalize the combined entities' assets, operations, exploration activities, management, personnel, general and administrative functions and corporate structure. See "The Offer--Purpose of the Offer; the Newmont Mining/Santa Fe Merger." Upon consummation of the Offer, Newmont Mining may also elect or seek the election of nominees of its choice to the Santa Fe Board.

  Newmont Mining has been considering various approaches to simplify its corporate structure. To achieve this objective, Newmont Mining and Newmont Gold are considering entering into a merger transaction simultaneously with the consummation of the Newmont Mining/Santa Fe Merger. In such transaction, Newmont Gold would become a wholly owned subsidiary of Newmont Mining and the outstanding shares of common stock of Newmont Gold (other than those held by Newmont Mining) would be converted into shares of Newmont Mining Common Stock (such merger transaction, as more fully described under "The Offer--Purpose of the Offer; the Newmont Mining/Santa Fe Merger," is hereinafter referred to as the "Newmont Gold Merger"). Alternatively, Newmont Mining and Newmont Gold may defer the Newmont Gold Merger. In such event, simultaneously with the consummation of the Offer and the Newmont Mining/Santa Fe Merger, Newmont Mining would contribute to Newmont Gold the Santa Fe Shares acquired by Newmont Mining in the Offer and Newmont Mining/Santa Fe Merger (such contribution, as more fully described under "The Offer--Purpose of the Offer; the Newmont Mining/Santa Fe Merger," is hereinafter referred to as the "Contribution Transaction").

  For a description of the proposed treatment of Santa Fe Shares in the Newmont Mining/Santa Fe Merger, see "The Offer--Purpose of the Offer; the Newmont Mining/Santa Fe Merger."

                  DESCRIPTION OF NEWMONT MINING CAPITAL STOCK

  The authorized capital of Newmont Mining consists of 5,000,000 shares of preferred stock, par value $5.00 per share, issuable in series, of which, as of January 3, 1997, 240,000 shares of Series A Junior Participating Convertible Preferred Stock, par value $5.00 per share (the "Junior Preferred Shares"), were reserved for issuance, and 120,000,000 shares of Newmont Mining Common Stock of which, as of January 3, 1997, 99,522,308 were issued and outstanding. In connection with the Offer, Newmont Mining intends to submit to its stockholders for their approval an amendment to the Newmont Mining Certificate that would increase the number of shares of authorized Newmont Mining Common Stock to 225,000,000. See "The Offer--Timing of the Offer."

  Each outstanding share of Newmont Mining Common Stock carries with it one Equal Value Right and one Newmont Mining Right. See "Description of Newmont Mining Capital Stock--Description of Newmont Mining Common Stock."

  For additional information concerning the capital stock of Newmont Mining, see "Description of Newmont Mining Capital Stock."

                               THE EXCHANGE AGENT

                     has been appointed exchange agent (the "Exchange Agent") in connection with the Offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Santa Fe Shares should be sent by each tendering stockholder of Santa Fe Shares or his broker, dealer, bank or other nominee to the Exchange Agent at the addresses set forth on the back cover of this Prospectus.

                 REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES

  Requests for information or assistance concerning the Offer may be directed to the Dealer Manager or the Information Agent at their addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

             SELECTED CONSOLIDATED FINANCIAL DATA OF NEWMONT MINING

  The selected consolidated financial data of Newmont Mining set forth below have been derived from the audited consolidated financial statements of Newmont Mining for each of the years in the five-year period ended December 31, 1995 and the unaudited consolidated financial statements of Newmont Mining for the nine-month periods ended September 30, 1996 and 1995. The selected consolidated financial data set forth below should be read in conjunction with and are qualified in their entirety by the financial statements and accompanying notes contained in the 1995 Newmont Mining 10-K and Newmont Mining's Quarterly Report on Form 10-Q for the period ended September 30, 1996, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference."

                           NINE MONTHS ENDED
                             SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                         ------------------------    ----------------------------------------------------------------
                            1996          1995          1995          1994          1993          1992         1991
                         ----------    ----------    ----------    ----------    ----------    ----------    --------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Sales..................  $  561,959    $  451,849    $  636,219    $  597,370    $  628,809    $  605,897    $616,818
                         ==========    ==========    ==========    ==========    ==========    ==========    ========
Income before
 cumulative effects of
 changes in accounting
 principles............  $   65,598    $  108,645(1) $  112,634(2) $   76,121(3) $   94,669(4) $   90,621    $ 94,278(5)
Cumulative effects of
 changes in accounting
 principles after tax..         --            --            --            --         38,470       (11,572)        --
                         ----------    ----------    ----------    ----------    ----------    ----------    --------
Net income.............  $   65,598    $  108,645    $  112,634    $   76,121    $  133,139    $   79,049    $ 94,278
                         ==========    ==========    ==========    ==========    ==========    ==========    ========
Income per common
 share:
 Before cumulative
  effects of changes in
  accounting
  principles...........  $     0.66    $     1.12(1) $     1.17(2) $     0.70(3) $     0.92(4) $     1.04    $   1.11(5)
 Cumulative effects of
  changes in accounting
  principles...........         --            --            --            --           0.45         (0.14)        --
                         ----------    ----------    ----------    ----------    ----------    ----------    --------
 Net income............  $     0.66    $     1.12    $     1.17    $     0.70    $     1.37    $     0.90    $   1.11
                         ==========    ==========    ==========    ==========    ==========    ==========    ========
Dividends declared per
 common share..........  $     0.36    $     0.36    $     0.48    $     0.48    $     0.48    $     0.48    $   0.48
                         ==========    ==========    ==========    ==========    ==========    ==========    ========
BALANCE SHEET DATA
 (AT PERIOD END)
Total assets...........  $2,079,619    $1,780,065    $1,773,770    $1,656,657    $1,186,410    $1,236,304    $841,049
Long-term debt,
 including current
 portion...............  $  604,259    $  608,634    $  608,634    $  593,634(6) $  192,000    $  265,689    $224,395
Stockholders' equity...  $1,020,187(7) $  744,062    $  742,947    $  673,465    $  629,832    $  528,565(8) $201,448
OPERATING DATA FOR
 NEWMONT GOLD (OUNCES)
Equity gold
 production............       1,666         1,328         1,863         1,671         1,705         1,599       1,577
Equity reserves........         N/A           N/A        28,782        26,106        25,977        23,755      20,116

--------
(/1/) Includes an after-tax gain of $72 million, or $0.75 per share, from the sale of Newmont Gold's interest in Southern Peru Copper Corporation and an after-tax charge of $12.2 million, or $0.13 per share, for the write-off of an investment in an exploration property.
(/2/) Includes an after-tax gain of $72 million, or $0.74 per share, from the sale of Newmont Gold's interest in Southern Peru Copper Corporation and an after-tax charge of $34.1 million, or $0.35 per share, for the write-off of investments in exploration properties.

                                         (footnotes continued on following page)

(footnotes continued from prior page)
(/3/) Includes an after-tax charge of $23.5 million, or $0.24 per share, related to provisions for estimated environmental liabilities, and an income tax benefit of $16.2 million, or $0.17 per share, resulting from the resolution of certain tax issues associated with prior years.
(/4/) Includes an after-tax gain of $19.3 million, or $0.22 per share, on the sale of an investment in Newcrest Mining Limited.
(/5/) Includes an after-tax gain of $22.0 million, or $0.26 per share, related to the disposal of an investment in E.I. du Pont de Nemours and Company, and an after-tax charge of $28.7 million, or $0.34 per share, related to provisions for estimated environmental liabilities.
(/6/) Increase from 1993 reflects sale-leaseback financing of $349.1 million for a refractory ore treatment plant in Carlin and $52.5 million of project financing for the construction of a processing plant in Uzbekistan.
(/7/) Includes the effect of the issuance of 4.65 million shares of Newmont
      Mining Common Stock at $51.87 per share in January 1996.
(/8/) Includes the effect of the issuance of 2.875 million shares of $5.50 convertible preferred stock which were redeemed in 1995.
(/9/) Also includes production and reserves attributable to properties owned by Newmont Mining that were subsequently transferred to Newmont Gold.

                SELECTED CONSOLIDATED FINANCIAL DATA OF SANTA FE

  The following is a summary of selected consolidated financial data of Santa Fe for each of the years in the five-year period ended December 31, 1995 and the nine-month periods ended September 30, 1996 and 1995. This information is derived from the selected audited financial data of Santa Fe contained in Item 6 of the 1995 Santa Fe 10-K and from the unaudited financial statements of Santa Fe contained in Santa Fe's Quarterly Report on Form 10-Q for the period ended September 30, 1996, which are incorporated by reference herein (except for the report of Santa Fe's independent accountants contained in the 1995 Santa Fe 10-K which is not incorporated herein by reference because the consent of Santa Fe's independent accountants has not yet been obtained), and from Santa Fe's Quarterly Report on Form 10-Q for the period ended September 30, 1995. See "Available Information" and "Incorporation of Certain Information by Reference." The summary should be read in conjunction with and is qualified in its entirety by reference to such financial statements and notes thereto.

                           NINE MONTHS ENDED
                             SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                          ------------------- -------------------------------------------------------
                             1996      1995      1995      1994        1993        1992        1991
                          ---------- -------- ---------- --------    --------    --------    --------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Total operating
 revenue(1).............  $  241,925 $258,064 $  350,374 $375,604    $233,688    $118,653    $ 69,492
Income from continuing
 operations (net of
 income taxes)..........  $   15,574 $ 32,269 $   39,812 $ 56,701    $ 27,668    $ 14,678    $  4,053
Income from continuing
 operations per
 share(2)...............  $     0.12 $   0.25 $     0.30 $   0.46    $   0.25    $   0.13    $   0.04
Dividends declared per
 common share...........  $     0.05 $   0.05 $     0.05      N/A(3)      N/A(3)      N/A(3)      N/A(3)
BALANCE SHEET DATA
 (AT PERIOD END)
Total assets............  $1,228,593 $993,822 $1,018,168 $857,639    $832,552    $476,344    $563,550
Gold loans..............         --       --         --       --     $149,296    $162,204    $183,189
Long-term debt,
 including current
 portion(4).............  $  394,866 $199,856 $  199,861 $ 90,000    $200,000    $144,420    $142,394
Stockholders'
 equity(5)..............  $  564,475 $547,428 $  555,057 $521,505    $228,129    $ 75,799    $164,953
PRODUCTION DATA (OUNCES)
Gold production(1)......         594      632        846      936         611         296         179
Reserves................         N/A      N/A     17,870   15,363      14,121       6,391       5,781

--------
(/1/)Reflects commencement of operations at the Lone Tree Mine in August 1991;
     acquisition of the Chimney Creek Mine and the Mesquite Mine in an asset exchange as of June 25, 1993; and commencement of refractory ore processing at the Lone Tree Mine in February 1994.
(/2/)Per share data for the years 1991 through 1993 is based on 112.2 million shares, which represented shares previously owned by SFP, after giving effect to a 1.122 million-for-1 stock split, which was declared on February 22, 1994.
(/3/)Until June 1994, Santa Fe was a wholly owned subsidiary of SFP. No dividends were paid to public shareholders until 1995. See "Businesses of Newmont Mining and Santa Fe--Santa Fe."
(/4/)In 1994, project financings were repaid and long-term debt was reduced with a portion of net proceeds from the initial public offering. Increase in long-term debt in 1993 is primarily attributable to borrowings to finance the Lone Tree Mine sulfide expansion project. In July 1995, Santa Fe issued $200 million of 8.375% senior debentures, from which a portion of the proceeds were used to repay bank credit facility debt.
(/5/)Decrease in 1992 is primarily attributable to a dividend to SFP of $116.7 million of intercompany notes receivable; increase in 1993, to the $117.2 million after-tax, noncash gain relating to an asset exchange; and increase in 1994, to net proceeds received from the initial public offering.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following table sets forth certain selected pro forma combined financial data for Newmont Mining and Santa Fe. The pro forma amounts included in the table below assume consummation of the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger and are based on the pooling of interests method of accounting and the assumptions described under "Newmont Mining and Santa Fe Pro Forma Combined Financial Information." Such information should be read in conjunction with and is qualified in its entirety by the pro forma combined financial statements and accompanying discussion and notes set forth under "Newmont Mining and Santa Fe Pro Forma Combined Financial Information." The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of the combined company. Upon consummation of the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the dates of the pro forma financial information and the dates on which the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger are consummated and thereafter, as well as the factors discussed under "Risk Factors." In addition, Newmont Mining expects to achieve significant cost savings as a result of the Newmont Mining/Santa Fe Merger. See "Background of the Offer-- Comparison of the Proposals." No adjustments have been included in the pro forma amounts set forth below for anticipated cost savings.

                             NINE MONTHS ENDED
                               SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
 PRO FORMA COMBINED INCOME   ------------------ -------------------------------
       STATEMENT DATA          1996     1995      1995          1994     1993
 -------------------------   -------- --------- --------      -------- --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales....................... $800,212 $ 706,534 $981,640      $967,545 $857,553
Income from continuing
 operations before
 cumulative effect of change
 in accounting principle.... $ 82,606 $ 146,868 $156,757      $136,503 $129,535
Income per common share..... $   0.51 $    0.90 $   0.97(/2/) $   0.83 $   0.81
Dividends declared per
 common share(/1/).......... $   0.36 $    0.36 $   0.48      $   0.48 $   0.48

PRO FORMA COMBINED BALANCE SHEET DATA                      AT SEPTEMBER 30, 1996
-------------------------------------                      ---------------------
Total assets..............................................      $3,208,497
Long-term debt, including current portion.................      $  999,125
Stockholders' equity......................................      $1,665,364

--------
(/1/)Represents historical dividends per share of Newmont Mining Common Stock.
     For a discussion of Newmont Mining's current and future dividend policy, see "Market Prices and Dividends--Newmont Mining."
(/2/)Newmont Mining expects that the combined entity can achieve approximately
     $50 million of expense savings on an annualized basis which has not been reflected in the pro forma amounts. See "Background of the Offer-- Comparison of the Proposals." If such savings were assumed to be achieved in 1995, this would increase pro forma net income by approximately $32.5 million, or approximately $0.22 per share.

                 COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

  The following table sets forth certain historical, pro forma combined and pro forma equivalent per share financial information for the common stock of Newmont Mining and of Santa Fe. The pro forma amounts included in the table assume consummation of the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger and are based on the pooling method of accounting and the assumptions described under "Newmont Mining and Santa Fe Pro Forma Combined Financial Information." Such information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Newmont Mining and Santa Fe incorporated herein by reference as described under "Incorporation of Certain Information by Reference" (except for the report of Santa Fe's independent accountants contained in the 1995 Santa Fe 10-K which is not incorporated herein by reference because the consent of Santa Fe's independent accountants has not yet been obtained). See "Available Information." See the pro forma combined financial statements and accompanying discussion and notes set forth under "Newmont Mining and Santa Fe Pro Forma Combined Financial Information." The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger been consummated as of the dates or for the periods presented. The pro forma amounts also are not necessarily indicative of the future financial position or future results of operations of the combined company. Upon consummation of the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the dates of the pro forma financial information and the dates on which the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger are consummated and thereafter, as well as the factors discussed under "Risk Factors." In addition, Newmont Mining expects to achieve significant cost savings as a result of the Newmont Mining/Santa Fe Merger. See "Background of the Offer-- Comparison of the Proposals." No adjustments have been included in the pro forma amounts for anticipated cost savings.

   COMPARISON OF EARNINGS, DIVIDENDS AND BOOK VALUE PER SHARE OF COMMON STOCK


                                                                               PRO FORMA EARNINGS
                                                                                 GIVING EFFECT
                                                                             TO THE NEWMONT MINING/          DIVIDEND
                                                                                SANTA FE MERGER           EQUIVALENT TO
                               PER SHARE             PER SHARE            AND THE NEWMONT GOLD MERGER     CASH DIVIDEND
                            NEWMONT MINING           SANTA FE           ---------------------------------    PAID ON
                                COMMON                COMMON             PER SHARE OF   PER 0.40 SHARE OF 0.40 SHARE OF
                                 STOCK                 STOCK            NEWMONT MINING   NEWMONT MINING   NEWMONT MINING
       YEAR ENDED        --------------------- ---------------------        COMMON           COMMON           COMMON
      DECEMBER 31,       EARNINGS(1) DIVIDENDS EARNINGS(1) DIVIDENDS        STOCK           STOCK(2)         STOCK(3)
------------------------ ----------- --------- ----------- ---------    --------------  ----------------- --------------
1995....................    $1.17      $0.48      $0.30      $0.05          $0.97(/4/)        $0.39(/4/)      $0.19
1994....................    $0.70      $0.48      $0.46        N/A(/5/)     $0.83             $0.33           $0.19
1993....................    $0.92      $0.48      $0.25        N/A(/5/)     $0.81             $0.32           $0.19
      NINE MONTHS
         ENDED
     SEPTEMBER 30,
------------------------
1996....................    $0.66      $0.36      $0.12      $0.05          $0.51             $0.20           $0.14
1995....................    $1.12      $0.36      $0.25      $0.05          $0.90             $0.36           $0.14

                                                       PRO FORMA BOOK VALUE
                                                          GIVING EFFECT
                                                      TO THE NEWMONT MINING/
                                                         SANTA FE MERGER
                                                   AND THE NEWMONT GOLD MERGER
                                                 --------------------------------
                                                   PER SHARE    PER 0.40 SHARE OF
                                                 NEWMONT MINING  NEWMONT MINING
                                                     COMMON          COMMON
                         NEWMONT MINING SANTA FE    STOCK(6)        STOCK(2)
                         -------------- -------- -------------- -----------------
Book value per share at
 September 30, 1996.....     $10.25      $4.29       $10.25           $4.10

--------
(/1/) Represents income from continuing operations before cumulative effect of change in accounting principles.
(/2/) Amounts are calculated by multiplying Newmont Mining's pro forma combined amounts by the exchange ratio of 0.40.
(/3/) Amounts represent historical Newmont Mining dividends per common share multiplied by the exchange ratio of 0.40. For a discussion of Newmont Mining's current and future dividend policy, see "Market Prices and Dividends--Newmont Mining."
(/4/) Newmont Mining expects that the combined entity can achieve approximately
      $50 million of expense savings on an annualized basis which has not been reflected in the pro forma amounts. If such savings are assumed to be achieved in 1995, this would increase pro forma earnings per share of Newmont Mining Common Stock by approximately $0.22 and per 0.40 share of Newmont Mining Common Stock by approximately $0.09.
(/5/) Until June 1994, Santa Fe was a wholly owned subsidiary of SFP. See
      "Businesses of Newmont Mining and Santa Fe--Santa Fe."
(/6/) Amount is calculated by dividing total pro forma common stockholder's equity by the pro forma total outstanding shares of Newmont Mining Common Stock after the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger based upon the number of shares of Newmont Mining Common Stock and Santa Fe Shares outstanding at September 30, 1996.

                                 RISK FACTORS

  Stockholders of Santa Fe, in deciding whether to tender Santa Fe Shares to Newmont Mining pursuant to the Offer, should read carefully this Prospectus and the documents incorporated by reference herein and should carefully consider the following factors, in addition to the other information contained in this Prospectus or incorporated by reference herein.

GOLD PRICE VOLATILITY

  Newmont Mining's sole asset is an approximately 91% interest in Newmont Gold, a worldwide company engaged in gold production, exploration for gold and acquisition of gold properties. Santa Fe also is engaged in the mining and processing of gold ores and the exploration and development of gold properties. The profitability of the current operations of each of Newmont Mining and Santa Fe is significantly affected by changes in the market price of gold. Market gold prices can fluctuate widely and are affected by numerous factors beyond Newmont Mining's or Santa Fe's control, including industrial and jewelry demand, expectations with respect to the rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted) and of other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production and cost levels in major gold-producing regions such as South Africa. In addition, the price of gold sometimes is subject to rapid short-term changes because of speculative activities. The current demand for and supply of gold affect gold prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of gold consists of a combination of new production from mining and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. As the amounts produced in any single year constitute a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant impact on the supply of gold or on its price. If revenue from gold sales falls for a substantial period below the cost of production of Newmont Mining or Santa Fe at any or all of its respective operations, Newmont Mining or Santa Fe, as the case may be, could determine that it is not economically feasible to continue commercial production at any or all of its operations or to continue the development of some or all of its projects. Newmont Gold's weighted average cash cost of equity production (which is equivalent to the weighted average costs applicable to sales per ounce of equity production) for its worldwide operations was $220 per ounce of gold sold for the quarter ended September 30, 1996, $210 per ounce of gold sold in 1995, $202 in 1994 and $197 in 1993. According to the 1995 Santa Fe 10-K, Santa Fe's cash costs of production per ounce were $197 in 1995, $184 in 1994 and $167 in 1993. According to Santa Fe's 10-Q for the quarter ended September 30, 1996, for the first nine months of 1996, such costs were $223.

  The gold market generally is characterized by volatile prices. The volatility of gold prices is illustrated in the following table of annual high, low and average afternoon fixing prices of gold per ounce on the London Bullion Market:

        YEAR                                                   HIGH LOW  AVERAGE
        ----                                                   ---- ---- -------
        1987.................................................. $500 $390  $446
        1988.................................................. $484 $395  $437
        1989.................................................. $416 $356  $381
        1990.................................................. $424 $346  $383
        1991.................................................. $403 $344  $362
        1992.................................................. $360 $330  $344
        1993.................................................. $406 $326  $360
        1994.................................................. $395 $378  $384
        1995.................................................. $396 $372  $384
        1996.................................................. $415 $367  $388
        1997 (through January 6, 1997)........................ $366 $359  $363

Source of Data: Metals Week and Reuters.

  On January 6, 1997, the afternoon fixing price for gold on the London Bullion Market was $359 per ounce and the spot market price of gold per ounce on the New York Commodity Exchange was $358.

HEDGING ACTIVITIES

  Hedging activities are intended to minimize the effect of declines in gold prices on results of operations for a period of time. Although hedging activities may protect a company against low gold prices, it may also limit the price that can be received on hedged ounces, subject to forward sales and call options, resulting in such company foregoing the realization of revenues to the extent the market price of gold exceeds the gold price in a forward sale or call option contract.

  Newmont Mining did not hedge any of its production in 1995. However, Newmont Mining entered into hedging transactions beginning in January 1996 and continuing through December 2000 for production from its Minahasa project in Indonesia. These transactions consist of forward sales of 125,000 ounces per year at an average price of $454 per ounce of gold, plus 40% of the amount by which the market price exceeds the forward sales price. According to Santa Fe's Quarterly Report on Form 10-Q for the period ended September 30, 1996, Santa Fe had spot deferred contracts totalling 1,901,524 ounces of gold at a weighted average price of $414 per ounce of gold. Santa Fe also had written call options outstanding on 175,000 ounces for 1996 and 400,000 ounces for 1997 at weighted average prices of $428 and $464 per ounce, respectively, as well as purchased put options outstanding on 225,000 ounces for 1996 and 1,200,000 ounces for 1997 at a weighted average price of $375 per ounce of gold. The call options for 1996 expire at rates of between 55,000 and 60,000 ounces per month and the put options for 1996 expire at a rate of 75,000 ounces per month, respectively. The call options and put options for 1997 expire at the rates of approximately 33,333 and 100,000 ounces per month, respectively.

ORE RESERVE ESTIMATES

  The proven and probable ore reserve figures presented in the 1995 Newmont Mining 10-K and the 1995 Santa Fe 10-K, each of which is incorporated in this Prospectus by reference, and included on a combined basis herein under "Newmont Mining and Santa Fe Pro Forma Net Proven and Probable Reserves" are estimates, and no assurance can be given that the indicated level of recovery of gold will be realized. Reserve estimates may require revision based on actual production experience. Market price fluctuations of gold, as well as increased production costs or reduced recovery rates, may render proven and probable ore reserves containing relatively lower grades of mineralization uneconomic to exploit and may ultimately result in a restatement of the relevant company's proven and probable ore reserves.

  The gold price used in estimating Newmont Gold's proven and probable ore reserves as of December 31, 1995 was $400 per ounce. Newmont Gold believes that if its reserve estimates were to be based on a gold price as low as $300 per ounce with current operating costs, 1995 year-end reserves would decrease by approximately 15%. According to the 1995 Santa Fe 10-K, the gold price used in estimating Santa Fe's proven and probable reserves as of December 31, 1995 was $400 per ounce. Furthermore, according to the 1995 Santa Fe 10-K, Santa Fe believes that if its reserve estimates were based on a gold price of $350 per ounce, with current operating costs, reserves as of December 31, 1995 would decrease by approximately 13%.

REGULATION AND ENVIRONMENTAL MATTERS

  Domestic and foreign mining operations and exploration activities are subject to extensive laws and regulations governing prospecting, developing, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Newmont Gold has been, and Newmont Gold and Santa Fe may in the future be subject to clean-up liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and comparable state laws which establish clean-up liability for the release of hazardous substances. Newmont Mining has interests in certain sites associated with former mining activities for which clean-up liabilities exist. For two of these sites, no formal plans for clean-up have been approved by governmental authorities. Although Newmont Gold believes it has made adequate provisions in its financial statements for clean-up costs, it cannot guarantee that such provisions will be adequate. The estimate of such costs are periodically reviewed by Newmont Gold's management and adjustments to the liability for such costs are made when new information so dictates. In the context of environmental permitting, including the approval of reclamation plans, Newmont Gold and Santa Fe must comply with standards, existing laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. It is possible that the costs and delays associated with the compliance with such laws, regulations and permits could become such that Newmont Gold or Santa Fe would not proceed with the development of a project or the operation or further development of a mine.

  In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law"), which governs mining claims and related activities on federal lands. Although no such legislation has been adopted to date, there can be no assurances that such legislation will not be adopted in the future. If ever adopted, such legislation, could, among other things, impose royalties on gold production from currently unpatented mining claims located on federal lands. In addition, in 1992, a holding fee of $100 per claim was imposed upon unpatented mining claims located on federal lands. In October 1994, a moratorium on the processing of new patent applications was approved. While such moratorium currently remains in effect, its future is unclear.

  Only approximately 7% of Newmont Gold's proven and probable ore reserves in the U.S. are located on unpatented mining claims, the remainder being located on private land. In contrast, according to the Santa Fe's 1995 10-K, as of December 31, 1995, approximately 53% of Santa Fe's reserves were located on unpatented mining claims on federal lands.

  Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof are actively considered from time to time and could have a material adverse impact on Newmont Mining and/or Santa Fe.

RISKS OF FOREIGN INVESTMENTS

  Certain of Newmont Mining's projects are located in foreign countries. Newmont Mining's foreign investments include operations and exploration projects in Peru, Indonesia and Uzbekistan. Newmont Mining also has exploration projects in Ecuador, the Caribbean and certain countries in East and Southeast Asia. Santa Fe also has investments in foreign countries. Santa Fe's foreign investments include exploration projects in Brazil, Chile, Kazakstan, the Kyrgyz Republic, Ghana and Burkina Faso.

  Foreign mining investments are subject to the risks normally associated with conducting business in foreign countries, including labor disputes and uncertain political and economic environments, as well as risks of war and civil disturbances or other risks which may limit or disrupt the projects, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation, laws or policies of particular countries, foreign taxation, delays in obtaining or the inability to obtain necessary governmental permits, limitations on ownership and on repatriation of earnings, and foreign exchange controls and currency fluctuations. There can be no assurance that such problems will not arise in the future. While political risk insurance has been obtained to cover a portion of Newmont Mining's investments in Peru, Indonesia and Uzbekistan against certain expropriation, war, civil unrest and political violence risks, such insurance is limited by its terms to the particular risks specified therein and is subject to certain exclusions. See "Businesses of Newmont Mining and Santa Fe--Newmont Mining." There can therefore be no assurance that claims would be paid under such insurance in connection with a particular event in a foreign country. Foreign investments may also be adversely affected by laws and policies of the U.S. affecting foreign trade, investment and taxation.

SPECULATIVE NATURE OF GOLD EXPLORATION AND DEVELOPMENT

  Gold exploration is highly speculative in nature, involves many risks and frequently is nonproductive. There can be no assurance that any company's gold exploration efforts will be successful. Success in increasing reserves is the result of a number of factors, including the quality of management, the company's level of geological and technical expertise, the quality of land available for exploration and other factors. Once gold mineralization is discovered, it may take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that Newmont Mining's or Santa Fe's exploration programs will result in the expansion or replacement of current production with new proven and probable ore reserves.

  Development projects have no operating history upon which to base estimates of future cash operating costs. Particularly for development projects, estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and feasibility studies which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of the gold from the ore, comparable facility and equipment operating costs, anticipated climatic conditions and other factors. As a result, it is possible that actual cash operating costs and economic returns may differ significantly from those currently estimated. It is not unusual in new mining operations to experience unexpected problems during the start-up phase. Delays often can occur in the commencement of production.

MINING RISKS AND INSURANCE

  The business of gold mining generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations or other geological or grade problems, encountering unanticipated ground or water conditions, cave-ins, pit-wall failures, flooding, rock falls, periodic interruptions due to inclement or hazardous weather conditions or other unfavorable operating conditions, gold bullion losses and other acts of God. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability.

  Newmont Mining maintains insurance against risks which are typical in the operation of its business and in amounts which Newmont Mining believes to be reasonable, but no assurance can be given that such insurance will continue to be available, will be available at economically acceptable premiums or will be adequate to cover any resulting liability.

NONREALIZATION OF SYNERGIES/COST SAVINGS

  The Newmont Mining/Santa Fe Merger would involve the integration of two companies that have previously operated independently. No assurance can be given that Newmont Mining will integrate the respective operations of Newmont Mining and Santa Fe without encountering difficulties or experiencing the loss of key Santa Fe personnel or that the benefits expected from such integration will be realized. In addition, there can be no assurance that Newmont Mining will realize anticipated cost savings of synergies from the Newmont Mining/Santa Fe Merger. See "Background of the Offer--Comparison of the Proposals."

                            BACKGROUND OF THE OFFER

GENERAL

  On a number of occasions during the past several years, Ronald C. Cambre, Chairman and Chief Executive Officer of Newmont Mining, and Patrick M. James, Chairman and Chief Executive Officer of Santa Fe, have met at mining industry conferences they have attended.

  During the same period, members of senior management of Newmont Mining have from time to time considered potential acquisition candidates in light of their belief that the mining industry would continue its trend toward greater consolidation. Various investment banking firms have, from time to time, made presentations to Newmont Mining's senior management relating to the mining industry and potential acquisition targets. In March 1996, Newmont Mining retained Goldman, Sachs & Co. ("Goldman Sachs") for the express purpose of exploring the possibility of a transaction with Santa Fe.

  On April 1, 1996, at a meeting of the Gold Institute, a mining industry association, Mr. Cambre approached Mr. James and discussed with him the possibility of combining their businesses. During their April 1 discussion, Mr. Cambre provided Mr. James summary materials prepared by Newmont Mining and Goldman Sachs concerning the strategic rationale for a combination of Newmont Mining and Santa Fe, including potential synergies and reserves estimates.

  On April 29, 1996, Mr. Cambre sent a letter to Mr. James in which he thanked Mr. James for taking the time to meet with him at the Gold Institute meeting. Mr. Cambre reaffirmed his interest in the possibility of a business combination involving their two companies and indicated his desire to consummate a business combination between Newmont Mining and Santa Fe prior to the end of 1996. Mr. Cambre enclosed with the April 29 letter a briefing booklet providing further details and analyses relating to a potential combination of Newmont Mining and Santa Fe.

  In early May 1996, Mr. James telephoned Mr. Cambre to suggest the possibility of forming a joint venture to capitalize on each company's refractory ore processing technologies. Mr. James suggested that the joint venture would provide a forum for the two firms to work together.

  On May 17, 1996, Mr. Cambre sent a letter to Mr. James indicating his support for Mr. James' suggestion concerning a technology joint venture between Newmont Mining and Santa Fe. Mr. Cambre's letter suggested that the companies meet to begin discussions concerning a joint venture, but Santa Fe did not contact Newmont Mining to arrange a meeting.

  On July 17, 1996, following discussions between the parties earlier in July, Mr. Cambre sent a letter to Mr. James reiterating the interest of Newmont Mining's Board of Directors in exploring a business combination of Newmont Mining and Santa Fe. In the letter, Mr. Cambre noted that a combination of the two companies "has the potential to immediately create significant value for our respective shareholders" and set forth Newmont Mining's preliminary estimate of $30-$40 million per year of operating and financial synergies. In the July 17 letter, Mr. Cambre also offered to meet with Mr. James or members of the Santa Fe Board at any time to discuss a possible transaction.

  Early in the week of August 5, 1996, Mr. James telephoned Mr. Cambre and informed Mr. Cambre that the Santa Fe Board had determined to "stay the course" and not to pursue a transaction with Newmont Mining.

  On August 8, 1996, Mr. Cambre sent a letter to Mr. James indicating Mr. Cambre's disappointment with the decision of the Santa Fe Board to "stay the course." Mr. Cambre noted in the August 8 letter Newmont Mining's belief that considerable shareholder value would be created by a merger of the two companies and said that he still would appreciate the opportunity to have a more in-depth discussion with Mr. James or members of the Santa Fe Board concerning the matter.

  Mr. James responded by letter dated August 22, 1996 to Mr. Cambre's letter of August 8, stating, among other matters, that "I appreciate your continuing interest in discussions and the possibility of a business combination between our two companies. Although, as I mentioned when we last talked, I do not feel that this is a good time to get into these matters, I certainly will keep in mind your interest and the possibility of discussions in the future."

  On September 30, 1996, Mr. James telephoned Mr. Cambre and arranged for an October 1, 1996 meeting at Mr. Cambre's home. October 1, 1996 was the first day that Santa Fe became eligible for pooling of interests accounting treatment in connection with a business combination transaction after the two-year period Santa Fe had been required to wait under applicable accounting rules. Mr. James indicated that David H. Batchelder, another member of the Santa Fe Board, would be present at the meeting.

  On October 1, 1996, in response to Mr. James' request, Mr. Cambre and Wayne
W. Murdy, Executive Vice President and Chief Financial Officer of Newmont Mining, met with Mr. James and Mr. Batchelder. At the meeting, Mr. James indicated that, following discussions with members of the Santa Fe Board there was sufficient interest on the part of the Santa Fe Board regarding a possible business combination transaction with Newmont Mining to warrant further discussions. Mr. Batchelder said that he had been assigned by the Santa Fe Board to work with Mr. James on the matter, and that it would be helpful to further deliberations by the Santa Fe Board if Newmont Mining could provide Santa Fe with a potential indication of value (subject to due diligence) as a demonstration of Newmont Mining's level of interest. If the value indicated by Newmont Mining was of sufficient interest, Mr. Batchelder said that Santa Fe would be prepared to commence mutual due diligence investigations. Messrs. James and Batchelder said that Newmont Mining should concentrate on providing a premium price for Santa Fe's stockholders in a stock-for-stock transaction to be accounted for as a pooling of interests. They indicated that while Santa Fe had specifically considered the possibility of business combination transactions with other companies, a transaction with Newmont Mining was the most sensible option for Santa Fe, and it was Santa Fe's preference to engage in the merger process with only one potential acquisition partner.

  On October 9, 1996, Mr. Cambre sent to Mr. James a letter outlining the terms on which Newmont Mining would consider a merger transaction with Santa Fe. The letter contemplated a stock-for-stock merger transaction that would be tax-free to both companies' stockholders and would be accounted for as a pooling of interests. The principal terms indicated in the letter included a possible exchange ratio ranging from 0.32 to 0.35 of a share of Newmont Mining Common Stock for each Santa Fe Share; a requirement for a 60-day exclusivity period during which time Santa Fe would not be permitted to engage in discussions concerning alternative transactions; an option to be granted by Santa Fe giving Newmont Mining the right to buy Santa Fe Shares from Santa Fe in an amount up to 19.9% of the Santa Fe Shares then outstanding; and a merger agreement with customary break-up fee provisions.

  On October 14, 1996, Messrs. James and Batchelder telephoned Mr. Cambre to discuss the indication of interest set forth in Newmont Mining's letter of October 9, and agreed with Mr. Cambre to hold a meeting on October 17 in Denver to discuss issues raised by Newmont Mining's letter. During such conversation, Mr. Batchelder said that the Santa Fe Board was interested in pursuing discussions with Newmont Mining concerning a business combination if Newmont Mining's proposal was at the upper half of the range, as the Santa Fe Board was seeking a premium of 35% to 40%. Mr. Cambre responded that Newmont Mining had defined the range as precisely as then possible.

  On October 17, 1996, a meeting was held in Denver among Messrs. James, Batchelder, Cambre and Murdy, a representative from Goldman Sachs and representatives from SBC Warburg Inc., Santa Fe's financial advisor ("SBC Warburg"). At this meeting, Newmont Mining indicated that it was immediately prepared to begin its due diligence investigation of Santa Fe, but Santa Fe asked to delay due diligence until November 1 in order to complete its new five-year business plan. It was agreed that each party's due diligence investigation of the other would start on approximately November 1 when Santa Fe's new five-year business plan would be completed. During the course of this meeting, Santa Fe's representatives rejected Newmont Mining's request for exclusivity, with Mr. Batchelder stating that Santa Fe was not holding discussions with anyone else and committing not to "shop" Newmont Mining's proposal. During the meeting, Santa Fe's representatives also rejected Newmont Mining's request for an option on Santa Fe's shares, stating that the Santa Fe Board had waited two years to be eligible for pooling of interests accounting treatment and under no circumstances could they approve anything that would preclude the use of pooling. During the course of this meeting, it was agreed that Messrs. Cambre and James would meet separately to discuss their respective management personnel and the management of the combined company after the proposed merger.

  On October 21, 1996, Mr. Cambre called Mr. James to object to the inclusion in the draft mutual confidentiality agreement furnished by Santa Fe's representatives at the October 17 meeting of provisions ("standstill provisions") which would have the effect of limiting or precluding Newmont Mining from making an acquisition offer directly to Santa Fe's stockholders or taking other actions in furtherance of an acquisition attempt by Newmont Mining which might be made without approval of the Santa Fe Board. Following this conversation, counsel for Newmont Mining and Santa Fe also discussed Santa Fe's draft confidentiality agreement.

  On October 22, 1996, Mr. Cambre sent Mr. James a revised mutual confidentiality agreement which did not contain standstill provisions.

  On October 25, 1996, Messrs. Cambre and James met to discuss their respective companies' management personnel and the management of the combined company after the proposed merger. At the beginning of the meeting, Mr. James presented to Mr. Cambre an executed copy of a revised form of confidentiality agreement which Newmont Mining had furnished to Santa Fe earlier that week, which Mr. Cambre also subsequently executed. Mr. James also discussed Santa Fe's problems of not being a large enough gold producer to be included in the top tier of the industry and not having the financial strength to break out of the second tier of gold producers. Mr. James said that Santa Fe's only alternative to a business combination with another gold producer was a complete restructuring which would involve ceasing many of its foreign activities and concentrating its activities in Nevada, Brazil and Central Asia.

  Between October 25 and October 31, 1996, Mr. Cambre and Mr. James spoke several times concerning a due diligence meeting at which the parties would exchange information, and they agreed to hold a due diligence meeting on the weekend of November 2 and 3 in Dallas, Texas. During this period, Newmont Mining and Santa Fe began exchanging information, including certain non-public information, in order to facilitate the due diligence process.

  During the week of October 27, 1996, Mr. James called Mr. Cambre to postpone the due diligence meeting scheduled for the weekend of November 2 and 3 until the following weekend because Santa Fe's new five-year business plan was not ready. On November 1, 1996, Mr. Cambre sent Mr. James a letter confirming arrangements for the due diligence meeting, which had been rescheduled for November 8 and 9.

  On November 8 and 9, 1996, representatives of Newmont Mining and Santa Fe, including, among others, Messrs. Cambre, Murdy, Batchelder and James and representatives of Goldman Sachs and SBC Warburg, met in Dallas for an extended session which included lengthy presentations by each company concerning their future operations and projected performance and the opportunity of each company to ask questions of the other. Santa Fe's presentation included a presentation of Santa Fe's new five-year business plan, as well as a discussion of the restructuring plan which Mr. James had earlier discussed with Mr. Cambre.

  During the course of Newmont Mining's due diligence investigation of Santa Fe, Santa Fe made available to Newmont Mining certain material non-public information concerning Santa Fe, including the following projected financial and other information from Santa Fe's new five-year business plan:

                                       1996      1997  1998  1999  2000  2001
                                       ----      ----- ----- ----- ----- -----
Operating Revenue (in millions)....... $342      $ 469 $ 534 $ 564 $ 585 $ 573
Net Income (in millions).............. $  9(/1/) $  44 $  75 $  55 $  71 $  74
Operating Cash Flow (in millions)..... $ 81      $  90 $ 158 $ 194 $ 207 $ 220
Ounces Produced (in thousands)........  836      1,122 1,279 1,354 1,401 1,359
Weighted Average Cash Cost of
 Production Per Ounce................. $223      $ 236 $ 242 $ 250 $ 252 $ 258
Weighted Average Cost of Production
 Per Ounce............................ $302      $ 326 $ 338 $ 341 $ 339 $ 338
Capital Expenditures (in
 millions)(/2/)....................... $262      $ 109 $ 130 $  52 $  29 $  31

--------
(/1/) Including $28 million in pre-tax write-offs, and restructuring charges and a $9 million one-time pre-tax gain from an exchange by Santa Fe of properties for stock of another party.
(/2/) According to materials provided to Newmont Mining, these figures do not include capitalized interest expense and deferred mining costs; if such costs and expenses were included, capital expenditures for the periods presented would be $340 million, $129 million, $168 million, $93 million, $66 million and $90 million, respectively.

  In addition to the foregoing information, Santa Fe's new five-year business plan assumed that Santa Fe would consummate an equity offering in 1997 that would generate proceeds of $150 million, based on the sale of 8.3 million Santa Fe Shares at a price of $18 per Santa Fe Share. The new five-year business plan also assumed that Santa Fe would realize proceeds of $124 million over the period from 1997 to 2001 from sales of exploration properties and further assumed significant reductions in general and administrative, and exploration expenses beginning in 1997. In the new five-year business plan all production was assumed to come from existing operations and certain identified development projects. In addition, the projections assumed continued hedging by Santa Fe throughout the period resulting in an effective gold price to be received by Santa Fe of approximately $416 per ounce of gold. Newmont Mining also learned that Santa Fe includes in its deferred mining costs a portion of its depletion, depreciation and amortization charges, as compared to Newmont Mining's more conservative accounting policy of treating such charges as expenses. Therefore, upon consummation of the Newmont Mining/Santa Fe Merger, Santa Fe's treatment of depletion, depreciation and amortization charges would need to be adjusted to Newmont Mining's accounting treatment of such charges, which would result in an annual charge to net income for the combined entity for a number of years. The charge is estimated to be $7 million in 1998 and $4 million to $13 million for the years 1997 through 2001.

  At a dinner meeting held on November 8, 1996 attended by Messrs. James, Batchelder, Cambre and Murdy, Mr. James and Mr. Batchelder requested that Newmont Mining submit a formal proposal to the Santa Fe Board and they agreed to send to Mr. Cambre a letter setting forth the items Santa Fe wanted Newmont Mining to address in its proposal. In addition, Mr. Batchelder informed Messrs. Cambre and Murdy for the first time that one written and one oral indication of interest had been received from two other parties, but indicated that Santa Fe would not pursue these other indications as long as negotiations continued at the current pace with Newmont Mining.

  On November 13, 1996, Mr. James sent a letter to Mr. Cambre stating, among other things, that the "open and frank tone" of the discussions at the November 8 meeting "went a long way toward advancing our potential combination." Mr. James' letter set forth a list of items he indicated that Santa Fe wanted Newmont Mining to address as part of its proposal. These included the specific exchange ratio and the structure of the exchange ratio, including pricing structure and collar and termination provisions, the major provisions of a merger agreement, details of the number and nature of board positions expected to be made available to existing directors of Santa Fe, an indication of the potential future roles within the combined organization of Santa Fe's current senior management, the treatment of Santa Fe's stock option and benefit plans and the manner in which service seniority would be handled, the type and amount of synergies to be realized in a combination of the two companies and an explanation of the proposed structure of the transaction, in particular addressing the mechanism by which Santa Fe would be combined with Newmont Gold and the approach to the management of the Newmont Gold minority interest. Mr. Cambre agreed to provide a response to Mr. James' letter by Thursday, November 21, and agreed to a telephone call to be held on Saturday, November 23, to discuss Newmont Mining's proposal.

  On November 15, 1996, Mr. James and Mr. Cambre spoke by telephone concerning personnel matters and agreed to meet in New York with Hay Associates, a personnel consulting firm, to discuss personnel matters and the selection of management for the combined entity.

  On November 19, 1996, Mr. James met with Mr. Cambre in New York, together with a representative of Hay Associates, to discuss personnel matters and the selection of management for the combined entity. On November 20, Newmont Mining's Board of Directors (the "Newmont Mining Board") met in New York to discuss the potential transaction. At such meeting, the Newmont Mining Board authorized Mr. Cambre to determine the actual exchange ratio to be included in the proposal to be given to Santa Fe, provided that it was within the range approved by the Newmont Mining Board.

  On November 21, 1996, Mr. Cambre sent a letter to Mr. James in response to Santa Fe's request for a proposal and Mr. James' letter of November 13. On behalf of Newmont Mining, Mr. Cambre proposed a stock-for-stock merger transaction that would be tax-free to both companies' stockholders and would be accounted for as a pooling of interests. The proposal, which was subject to Newmont Mining's satisfactory completion of confirmatory due diligence, offered an exchange ratio of 0.33 of a share of Newmont Mining Common Stock for each Santa Fe Share (which represented a premium of 35% above the closing price of the Santa Fe Shares on November 20). The proposal did not offer a collar or any termination provision based on trading prices of the companies' shares. In exchange for Newmont Mining's willingness, in response to Santa Fe's request, to eliminate its request for an option to purchase 19.9% of the Santa Fe Shares, Newmont Mining's proposal also required that the definitive merger agreement to be entered into by the parties contain a $75 million break-up fee payable by Santa Fe. In addition, the letter indicated that Newmont Mining would be willing to place three current members of the Santa Fe Board on the Newmont Mining Board upon completion of the transaction, and further indicated Newmont Mining's intention to retain Hay Associates to assist in the process of choosing the best management personnel from both firms to lead the combined entity.

  Mr. Cambre's November 21 letter also expressed Newmont Mining's disappointment with the results of its initial due diligence investigation of Santa Fe, particularly in light of prior statements to the effect that Newmont Mining's management would be "positively surprised" with the results of its due diligence effort. In particular, Mr. Cambre cited the fact that Santa Fe was projecting lower operating earnings than the investment community had been expecting. Mr. Cambre also indicated disappointment with Newmont Mining's review of Santa Fe's new five-year business plan, which contemplated, among other things, asset sales at what Newmont Mining considered extremely generous valuations; an equity offering at a 40% premium to Santa Fe's then current stock price; and over 50% reductions in general and administrative and exploration spending, which Newmont Mining's management viewed as aggressive assumptions that were unlikely to be achieved.

  On November 22, 1996, Mr. James telephoned Mr. Cambre to confirm the call to discuss the proposal submitted by Newmont Mining scheduled for the next day and informed Mr. Cambre that the Santa Fe Board also was scheduled to meet on the next day.

  On November 23, 1996 Messrs. James and Batchelder telephoned Messrs. Cambre and Murdy to provide certain responses to Newmont Mining's proposal, as set forth in Mr. Cambre's letter of

November 21. Messrs. James and Batchelder said that Santa Fe's Board would meet on Tuesday, November 26, to consider the two proposals which had been received. This was the first indication Newmont Mining had received from Santa Fe that another party had submitted a formal proposal. During this conversation, Messrs. James and Batchelder requested that Newmont Mining reconsider or clarify certain aspects of its proposal, but at no time did they request any increase in the exchange ratio of 0.33 of a share of Newmont Mining Common Stock included in Newmont Mining's proposal. The specific improvements and additional information which were requested included the following: the addition of a collar related to the exchange ratio; a reduction in the break-up fee from $75 million to $60 million plus $5 million for reimbursement of expenses, and a request that it be made reciprocal; a request that the three current directors of Santa Fe to be included on the Newmont Mining Board following consummation of a merger with Santa Fe be chosen from a group of five directors to be selected by Santa Fe; greater specificity as to the roles in the combined company of Mr. James and Mr. Roy Wilkes, Santa Fe's Executive Vice President and Chief Operating Officer; a draft of the merger agreement and information as to whether the draft would contain a "fiduciary out" provision; information as to whether Santa Fe's severance programs would be honored; and a request that Newmont Mining complete its due diligence investigation quickly. In response to a request by Santa Fe, the parties held a conference call on November 25 during which Santa Fe received an update concerning Newmont Mining's Batu Hijau project in Indonesia.

  On Monday, November 25, 1996, Mr. Cambre sent an additional letter to Mr. James and Mr. Batchelder responding to their November 23 telephone conversation. In the November 25 letter, Mr. Cambre indicated that Newmont Mining would not be willing to include a collar together with its exchange ratio or to make the break-up fee reciprocal, but would be willing to revise its proposal to reduce the break-up fee payable by Santa Fe to $65 million, inclusive of expenses, and also provided "fiduciary out" language to be included in the merger agreement. Mr. Cambre also indicated that, in response to Santa Fe's request, Newmont Mining would permit Santa Fe to provide Newmont Mining with a list of six directors, from which the nominating committee of the Newmont Mining Board would select the three to be included on the Newmont Mining Board. He further indicated Newmont Mining's willingness to offer Mr. James and Mr. Wilkes employment contracts to ensure their security as to their roles in the combined company, and to honor in Santa Fe's existing severance agreements and the "change of control" provisions in Santa Fe's stock programs as well as to offer to Santa Fe's employees the opportunity to participate in benefit programs currently available to Newmont Mining employees at comparable levels, taking into account years of service with Santa Fe.

  In the afternoon of Wednesday, November 27, 1996, Mr. Cambre telephoned Mr. James in order to learn of Santa Fe's decision with respect to Newmont Mining's proposal. Mr. James was unavailable to receive the call. Later that afternoon, Mr. James and Mr. Batchelder telephoned Mr. Cambre and informed him that Newmont Mining's proposal of November 21, as modified by the letter of November 25, had been rejected by the Santa Fe Board at a meeting on November
26. Mr. Cambre asked Mr. James and Mr. Batchelder to explain the reason for the rejection and was told that the Santa Fe Board had not considered Newmont Mining's proposal to be the best among the options it had available. Subsequently, Mr. Cambre and other representatives of Newmont Mining attempted without success to reach Mr. James and other representatives of Santa Fe to discuss further the Santa Fe Board's decision with respect to the Newmont Mining proposal.

  During the period from Wednesday afternoon, November 27, 1996, to Wednesday, December 4, 1996, the members of senior management of Newmont Mining held discussions with Newmont Mining's legal and financial advisors to consider alternatives with respect to a transaction with Santa Fe.

  On Thursday, December 5, 1996, following a special meeting of the Newmont Mining Board, Newmont Mining delivered the following proposal letter to the Santa Fe Board, which letter was immediately made public by Newmont Mining through a press release:

                                          December 5, 1996

  Board of Directors
  Santa Fe Pacific Gold Corporation
  6200 Uptown Blvd. NE, Suite 400
  Albuquerque, NM 87110

  ATTENTION: Patrick M. James

    The management and Board of Directors of Newmont Mining Corporation ("Newmont") have determined that the combination of our companies is compelling in terms of value creation for the stockholders of both Santa Fe Pacific Gold Corporation ("SFPG") and Newmont. I am, therefore, writing to make the following proposal, which has been approved by the Board of Directors of Newmont and is hereby submitted to the Board of Directors of SFPG.

    We propose to acquire SFPG in a stock-for-stock merger in which each share of SFPG common stock would be exchanged for 0.33 shares of Newmont common stock in a transaction that would be tax-free to SFPG stockholders and would be accounted for as a pooling-of-interests. The offer is not contingent upon due diligence and could close as soon as regulatory and stockholder approvals are received.

    We believe that this offer represents an attractive price for your stockholders and fairly reflects the benefits we envision from the combination of our businesses. Such a combination would result in:

    . The largest gold mining company in North America;

    . The most extensive gold operations, land position and exploration prospects in Nevada;

    . One of the best capitalized and most geographically diversified mining companies in the world;

    . Substantial operating synergies to provide continued earnings growth and expansion opportunities; and

    . The opportunity to leverage each of our strong proprietary technology bases.

    Such a transaction provides SFPG stockholders with a substantial valuation premium for their shares and a continuing equity interest in a premium gold mining concern in a tax-free transaction. It also offers employees of SFPG the opportunity to work for one of the largest and best funded gold exploration and mining concerns in the world.

    It is our strong preference to work with you toward a friendly transaction, in connection with which we would, of course, expect SFPG to render its stockholder rights plan inapplicable. In any event, we want you and your stockholders to know that we are fully committed to completing this transaction.

    We are today announcing our proposal publicly so that all SFPG stockholders are made aware of it. Our objective is to work with you in a professional and constructive manner to complete this transaction so that its full potential can be realized and the best interests of all stockholders can be served.

                                          Sincerely,

                                          Ronald C. Cambre

  Later on December 5, 1996, Santa Fe confirmed that it had received Newmont Mining's letter, but declined to comment further.

  On December 9, 1996, Santa Fe and Homestake announced that they had entered into the Homestake Merger Agreement.

  On January 3, 1997, the Newmont Mining Board approved the Offer and related matters.

  On January 7, 1997, Newmont Mining publicly announced its intention to make the Offer and sent the following letter to the Santa Fe Board:

                               January 7, 1997

Board of Directors
Santa Fe Pacific Gold Corporation
6200 Uptown Blvd. N.E., Suite 400
Albuquerque, New Mexico 87110

Dear Directors:

  On behalf of the Board of Directors of Newmont Mining Corporation, I am pleased to inform you that Newmont Mining has increased its offer to acquire Santa Fe Pacific Gold Corporation to .40 of a share of Newmont common stock per Santa Fe common share. Based on yesterday's closing prices, our proposal reflects a premium of 15.8% over Santa Fe's current price, a 39% premium over Santa Fe's closing price on December 4, 1996, and a 12.75% premium over the nominal value of Homestake's merger proposal previously accepted by Santa Fe.

  As noted by Messrs. James and Batchelder when they invited Newmont to initiate merger discussions, the "fit" between our two companies is clearly superior to the fit between Santa Fe and any other gold mining company. This theme has been reiterated by the overwhelming majority of the gold analyst community who have commented on Santa Fe since the original Newmont proposal was made public.

  We appreciate the difficulty of your Board's decision when faced with a Homestake proposal that was higher than Newmont's December 5, 1996 offer on a nominal basis. However, our revised proposal provides significantly greater current value than the proposed transaction with Homestake and offers far greater prospects for the achievement of shareholder value over the longer term. Our 30 year history of discoveries and operations in Nevada is unmatched. Therefore, Newmont hereby requests that you take all action necessary to ensure that your shareholders will be able to receive the benefits of the Newmont proposal as soon as possible. Specifically, in light of the superior value offered by Newmont, we hereby request that, pursuant to
Section 4.02 of the Homestake/Santa Fe Merger Agreement, you authorize Santa Fe to enter into immediate negotiations with Newmont regarding our proposal. Once the Santa Fe Board has taken the required action, we are confident that Newmont and Santa Fe can quickly come to terms on a mutually acceptable merger agreement, so that the Homestake/Santa Fe Merger Agreement can be terminated pursuant to its terms and in accordance with your fiduciary obligations to the Santa Fe shareholders.

  To facilitate the earliest completion of our merger with Santa Fe, we have today filed registration materials with the Securities and Exchange Commission, and we intend to initiate an exchange offer for all outstanding shares of Santa Fe as soon as our registration statement is declared effective. These documents explain in detail why a merger with Newmont offers significantly greater value to the Santa Fe shareholders than a transaction with Homestake. Moreover, if Santa Fe does not terminate its proposed merger with Homestake, Newmont will solicit proxies against the Homestake merger proposal pursuant to the proxy solicitation materials, preliminary copies of which were filed today with the Commission. We will start our campaign against the inferior Homestake proposal immediately so that the Santa Fe shareholders may be informed of the benefits of the superior Newmont transaction.

  In addition, Newmont hereby requests that the Santa Fe Board of Directors take all action necessary to: (i) make the rights issued pursuant to the Rights Agreement dated January 26, 1995 inapplicable to Newmont's offer and to defer indefinitely the Distribution Date (as defined in the Rights Agreement); and (ii) make Section 203 of the Delaware General Corporation Law inapplicable to Newmont's offer, actions which have already been taken with respect to the inferior Homestake merger proposal.

  Newmont believes a merger between Santa Fe and Newmont is the most sensible option for Santa Fe and its shareholders. Since the Newmont proposal is clearly superior to the Homestake proposal, we urge you to act promptly to enter into negotiations so that Santa Fe may enter into a definitive agreement with Newmont providing for a merger in which your shareholders will receive
 .40 of a share of Newmont common stock for each of Santa Fe's outstanding shares at the earliest possible time, and without the distraction of a prolonged period of uncertainty for Santa Fe and its shareholders and employees.

  I am prepared to meet with you at any time to discuss the merits of our generous proposal.

                                          Very truly yours,

                                          Ronald C. Cambre
                                          Chairman, President and Chief
                                          Executive Officer

  In addition, on such date Newmont Mining filed the Registration Statement with the Commission, as well as a preliminary proxy statement and other materials for the solicitation by Newmont Mining of Santa Fe's stockholders to vote against the Homestake Merger Agreement.

COMPARISON OF THE PROPOSALS

  Stockholders of Santa Fe face a choice: which company, Newmont Mining or Homestake, is in a better position to provide greater value in the short and long term to Santa Fe stockholders? Which company's stock--Newmont Mining or Homestake--is a better investment and which company will do more to realize the value of Santa Fe's assets?

  Santa Fe as a Merger Candidate. Santa Fe has been a public company since June 1994. Its performance since then has been lackluster: production has declined while costs have increased, there have been no major discoveries, the company's modest exploration successes have been principally on acreage adjacent to its existing activities and its earnings have been disappointing. Yet Santa Fe is a company with significant unrealized potential--if properly exploited. This potential is attributable to Santa Fe's existing mines and its huge underdeveloped land position in northern Nevada. As will be discussed below, Newmont Mining is best suited, by virtue of its extensive operations and experience in northern Nevada, its industry leadership positions in exploration and production and its technological capability to most effectively develop Santa Fe's attractive asset base.

  Why Newmont is the Better Choice. Although Newmont Mining and Homestake are different companies, their proposals contemplate similar transaction structures: each proposal involves a merger in which holders of Santa Fe Shares would receive stock of the acquiror on a tax-free basis pursuant to a fixed exchange ratio, and each proposal is conditioned upon the acquiror being able to account for the transaction as a pooling of interests for financial reporting purposes.

  There are two fundamental reasons why holders of Santa Fe Shares should choose Newmont Mining's Offer over the proposed Homestake Merger:

    1. The Newmont Mining transaction offers significantly more current value; and

    2. The Newmont Mining transaction offers far greater prospects for future growth and appreciation. This is due to both the relative merits of Newmont Mining and Homestake as investments and to what each company will do to develop the value of Santa Fe following a merger.

  What the Proposals are Worth Today. Newmont Mining's proposal offers more current value to the Santa Fe stockholders than the Homestake proposal, as shown below:

              MORE VALUE TODAY: IMPLIED PURCHASE PRICE PER SHARE*

                             NEWMONT                  HOMESTAKE
                           MINING OFFER               PROPOSAL                DIFFERENTIAL
                           ------------               ---------               ------------
December 4, 1996**            $19.00                   $17.14                    $1.86
January 6, 1997                16.50                    14.63                     1.87

--------
* Data are based on the closing price per share of the common stock of Newmont Mining or Homestake, as the case may be, on the indicated dates.
** On December 4, 1996, the closing price of the Santa Fe Shares was $11 7/8.

  What Santa Fe Stockholders will realize in the Future from each Proposal. Homestake and Santa Fe have emphasized that the Homestake proposal should be judged on the potential it provides for future growth of, and increase in value of the share price of, the combined entity. Newmont Mining agrees that this is a critical consideration but believes that logic and experience dictate that a combined Newmont Mining/Santa Fe entity will provide significantly greater value to Santa Fe's stockholders than a combined Homestake/Santa Fe. In reaching this conclusion, Newmont Mining believes it is essential to review the historical performance of each of Newmont Mining and Homestake, and analyze the benefits Newmont Mining and Homestake each can offer to Santa Fe in a merger, including their respective abilities to manage and derive value from the Santa Fe assets, and the financial effects of a Newmont Mining/Santa Fe combination as compared to a Homestake/Santa Fe combination.

Historical Performance

  Newmont Mining has a record of successful sustained growth built upon exploration success and exploitation of technological knowhow. It is a leader in both exploration and production on a global basis. Newmont Mining has demonstrated continued success in finding and processing ores throughout the world, and has capitalized on its proprietary technologies to process and extract additional value from complex ores. Newmont Mining discovered the Carlin Trend in northern Nevada and has a 30-year operating and exploration history in Nevada, the largest gold producing region in North America. As Newmont Mining has successfully mined and processed the particularly complex ores in the Carlin Trend, it has the ability to apply its experience to the Santa Fe properties which, in many cases, are adjacent to Newmont Mining land positions and have similar geologic characteristics. Newmont Mining's production is growing and its production costs are declining.

  By comparison, Homestake has a history of disappointing results, declining production and, relative to Newmont Mining and other major gold producers, high costs. Homestake has a limited recent history of grassroots exploration success. Unlike Newmont Mining, Homestake has minimal experience operating in Nevada, and will not be able to realize meaningful operational synergies by virtue of a combination with Santa Fe. Moreover, the Homestake Merger would result in doubling the number of shares of Homestake Common Stock which would be outstanding.

  Determining Value: Factors Affecting the Value of a Gold Mining Company's Stock. Newmont Mining believes the principal components of the value of a gold mining company's shares include:

  --Reserves: the amount of gold ore available for future production;

  --Production: the amount of gold ore mined and processed for sale each year;

  --Cash and Total Costs: the expenditures required to mine and produce each ounce of gold, focusing on marginal cash costs and total costs including depreciation, respectively;

  --Exploration Success: the company's record of successful exploration, discovery and exploitation of new reserves, particularly those that can be produced at low cost;

  --Exploration Prospects: the amount and quality of territory available to the company to explore for additional gold reserves which is necessary to sustain production and provide for future growth;

  --Profitability: the earnings generated by the company's business;

  --Balance Sheet Strength and Flexibility: the company's ability to finance the company's growth opportunities; and

  --Management: the quality of the company's management team and its track record in managing the company's assets while sustaining growth.

  On all of the foregoing criteria, Newmont Mining is bigger, better and more successful than Homestake.

  Reserves and Exploration. The ability of a gold producer to successfully explore for and increase its reserves is critical to its long term growth and profitability. Newmont Mining's reserves are significantly greater than Homestake's (28.8 million ounces as compared to Homestake's 21.5 million, in each case as of December 31, 1995). In addition, Newmont Mining has been much more successful at locating new gold reserves, both in the vicinity of its producing mines and through exploration efforts. Over the ten-year period from 1986 to 1995, Newmont Mining added an aggregate of 38 million equity ounces to its reserves, including 4.3 million equity ounces acquired in Uzbekistan.

  --Newmont Mining's success during this period occurred primarily in Nevada, with significant discoveries in Peru and Indonesia as well.

  --Over the five-year period from 1991 to 1995, Newmont Mining increased its reserves, net of mining depletion, by approximately 10 million ounces, or 52%.

  Newmont Mining has a superior track record to Homestake in gold exploration. While Homestake is seeking to increase its reserves by acquiring Santa Fe, holders of Santa Fe Shares should consider whether--once the acquisition has been completed--Homestake has the ability to exploit Santa Fe's Nevada properties to their fullest. Santa Fe stockholders should consider that Homestake, with only minor Nevada operations, cannot achieve the cost savings and synergies available to Newmont Mining. Given Homestake's relatively weak exploration track record, and Newmont Mining's specific Nevada exploration experience, the decision for Santa Fe stockholders is clear: Newmont Mining is the better choice.

  Production and Production Costs. Newmont Mining has estimated that it will produce approximately 2.5 million equity ounces in 1997, while it estimates that Homestake's 1997 equity production will be approximately 1.6 million ounces. Over the period 1990-1997, Newmont Mining expects that its total equity production will equal approximately 14.8 million ounces, as compared to a total of approximately 12.5 million equity ounces which it expects to be produced over this period by Homestake. In addition, for the period 1994-1997, Homestake's annual production is expected by Newmont Mining to be essentially flat, while Newmont Mining expects its production to increase by an average of 14% in each year during this period.

  During the 1990-1997 period, Newmont Mining's weighted average cash cost per ounce of gold produced is estimated to be $202, compared to a weighted average of $248 per ounce for Homestake (according to historical information and publicly available analyst estimates). During the entire period 1990-1997, Newmont Mining's average cash costs per ounce are expected to be significantly less than Homestake's in each year of the period, with the minimum annual difference being $31 per ounce. Thus, Newmont Mining has produced more gold than Homestake at a significantly lower cost. Newmont Mining believes that in the period from 1997 to 1999, a combined Newmont Mining/Santa Fe entity would produce approximately 2.3 million more ounces of gold in the aggregate than a Homestake/Santa Fe entity, and that production over that period would grow at rates of 30% per year for Newmont Mining/Santa Fe, in comparison to 23% per year for Homestake/Santa Fe. Moreover, during the period 1997-1998, Newmont Mining estimates that a Newmont Mining/Santa Fe entity would produce gold at an average cash cost that would be $33 per ounce less than the average cash cost for Homestake/Santa Fe.

  Profitability. Newmont Mining is significantly more profitable than Homestake. For the period 1990-1996, Newmont Mining expects to achieve cumulative net income of $729 million. Over the same period, Newmont Mining expects Homestake to record an aggregate net loss of $189 million. Thus, during the relevant period, Newmont Mining's aggregate net income is expected to exceed Homestake's by approximately $920 million. During this period, Newmont Mining expects to earn $59 per ounce produced, while Homestake is estimated to lose $17 per ounce.

  Balance Sheet Strength. Newmont Mining has engaged in extensive exploration activity, as described above, while maintaining a strong balance sheet. Newmont Mining's corporate debt rating from Standard & Poor's is BBB+, while Homestake's corporate debt rating is lower at BBB. Newmont Mining believes that its strong balance sheet will permit a combined Newmont Mining/Santa Fe to have the flexibility to exploit the opportunities presented by the combination.

  Market Performance. Under each of the components of value discussed above, Newmont Mining's performance is better and, in most instances, materially better than Homestake's. Thus, it is logical to expect Newmont Mining's stock market performance to be clearly superior to Homestake's, and it is. If a Santa Fe stockholder had invested $100 on June 15, 1994 (the day Santa Fe became a public company) in Newmont Mining shares, by December 4, 1996 (the day before Newmont Mining announced its original acquisition proposal), that investment would have been worth more than $122 (including reinvestment of dividends). The same investment in Homestake would have been worth barely $81: the investor would have lost money. Indeed, an investment in gold itself would have yielded $96.56 -- a better return than Homestake stock over the same period. The investment in Newmont Mining would be worth 50% more than the investment in Homestake.

  This outcome is not limited to the period since Santa Fe's initial public offering: Newmont Mining's stock has outperformed Homestake's over the last five years, increasing approximately 23% from 1990 through December 4, 1996, as compared to Homestake's approximately 25% decrease.

  Management. Newmont Mining believes that the performance of its shares reflects its superior management team, its expertise in exploration and its superior technology and operating skills, resulting in sustained growth and profitability. Newmont Mining believes that the superior performance of its shares reflects the market's judgment that it has been and will continue to be more profitable and better positioned for future growth than Homestake.

  Consummation of the Homestake/Santa Fe Merger would result in current Santa Fe stockholders owning approximately 50% of the combined entity, as opposed to only approximately 37% of a combined Newmont Mining/Santa Fe entity (and approximately 32% of a combined Newmont Mining/Newmont Gold/Santa Fe entity). Although not yet fully articulated, it appears that the senior management of a combined Homestake/Santa Fe would be drawn liberally from the senior management personnel of each company. In analyzing this, Santa Fe stockholders should consider not only Homestake's historical performance but the results achieved by Santa Fe since becoming a public company. Thus, the investment of $100 made in Santa Fe Shares on June 15, 1994 would have been worth only $81.79 at December 4, 1996, almost identical to Homestake's performance over the same period and significantly below that of Newmont Mining.

The Benefits Newmont Mining and Homestake Bring to a Merger with Santa Fe

  In addition to being a better company than Homestake, Newmont Mining's particular combination of assets, experience and expertise will enable it to bring far more value to a combination with Santa Fe than Homestake can.

  Commitment to and Experience in Nevada/Operational Opportunities. Newmont Mining has successfully managed significant changes in the production characteristics in the gold-producing areas of northern Nevada, where the most important productive assets of Newmont Mining and Santa Fe are located. There are strong similarities in geological and metallurgical characteristics for the Nevada properties owned by Newmont and Santa Fe. Underground mining is rapidly increasing in importance as open pit mining has depleted many of the most readily accessible ore bodies in the area. In addition, as the grade of mineable ores declines, and the metallurgical characteristics change, efficient operations and more sophisticated production methods assume ever greater importance. Newmont Mining believes that its demonstrated ability to successfully manage this transition in its own operations is directly applicable to Santa Fe's operations in Nevada. Newmont Mining believes these skills and expertise will enable it to maximize the cost-efficient production from Santa Fe's existing mines resulting in the most productive exploration and development of Santa Fe's acreage position.

  Newmont Mining operates 11 mines in northern Nevada from which it expects to produce 1.7 million ounces in 1996 and 1.8 million ounces in 1997. Its Nevada reserves aggregate approximately 20.9 million ounces (as of December 31, 1995) and its Nevada exploration properties total approximately 500,000 acres. Newmont Mining discovered the Carlin Trend in northern Nevada and has been operating in that region for 30 years. It has significant experience as a result, especially in finding and processing complex Nevada ores, and it has the ability to apply its experience to the Santa Fe properties which, in many cases, are adjacent to Newmont Mining land positions. Newmont Mining's technological capabilities are supported by its ownership and operation of the only dedicated research and metallurgical laboratory in the gold mining industry and a staff of 220 geoscientists and exploration geologists.

  By contrast, Homestake's limited Nevada operations consist of minority interests in two mines in Nevada which are operated by other companies and a 50% interest in a small mine for which it became the operator in December 1996. Newmont Mining estimates that Homestake's production from these Nevada mines will be approximately 100,000 equity ounces in each of 1996 and 1997. Its Nevada reserves aggregate approximately 3.5 million equity ounces and its Nevada exploration properties are limited.

  Newmont Mining believes the operational opportunities achievable in a merger between Santa Fe and Homestake are minimal. In contrast, Newmont Mining will be able to achieve significant operational benefits and cost savings by virtue of its Nevada-based operations, experience and technology and its geographic proximity to Santa Fe's Nevada operations. In addition to the more than $50 million of annual cost savings discussed below, Newmont Mining expects to optimize the use of oxide mills, autoclaves, flotation units and gold roasters of a combined Newmont Mining/Santa Fe entity by taking advantage of shorter haul distances where appropriate, thereby increasing production efficiency. It expects to create additional value by using its proprietary bioleach technology to process low grade refractory ores from Santa Fe's Twin Creeks mine by transporting certain ores and concentrate from Santa Fe's mines for processing by Newmont Mining's treatment facilities and utilizing Santa Fe's flotation technology for treatment of certain of Newmont Mining's lower-grade ores.

  These opportunities are important to the realization of the intermediate and long-term potential of Santa Fe because they are expected to enable the combined Newmont Mining/Santa Fe to develop their combined Nevada holdings more quickly and cost-effectively and to yield considerably greater production than could otherwise be achieved. The intermediate and long-term values ultimately achieved as a result of the Newmont Mining/Santa Fe Merger will be highly dependent on the skill of the combined company in exploiting Santa Fe's potential.

  Financial Synergies and Cost Savings. Newmont Mining's tremendous advantage over Homestake in operational opportunities is paralleled by its opportunities for cost savings and other financial synergies.

  Newmont Mining's cost advantage relative to Homestake extends beyond its current and historical production cost advantage. In connection with its proposed acquisition of Santa Fe, Newmont Mining estimates that it can achieve approximately $56 million in annual pre-tax cash savings in 1998, including approximately $13 million of savings due to consolidation of Nevada-based staffs, centralized purchasing, and improved equipment utilization, $30 million of savings due to refocused exploration and development efforts, and $13 million of savings in general and administrative overhead, due principally to the planned closing of Santa Fe's Albuquerque, New Mexico headquarters. These estimated savings in 1998 would be offset by a non-cash accounting charge that is estimated to be approximately $7 million in 1998 resulting from differences in Santa Fe's policy for accounting for its deferred mining costs, which is not as conservative as Newmont Mining's policy. The amount of this non-cash accounting charge will vary from year-to-year. Unlike a Homestake/Santa Fe combination, the combined Newmont Mining/Santa Fe entity could be required to pay a one-time $65 million termination fee to Homestake in the year the acquisition was completed.

  By comparison, Homestake and Santa Fe have publicly projected an aggregate of only $30 million in annual synergies or cost savings. These cost savings are primarily attributable to closing Santa Fe's headquarters and taking similar steps to reduce overhead and are of a nature which are sought to be accomplished in a great many business combinations in a wide variety of industries. Newmont Mining's anticipated savings are thus approximately 66% greater than those Homestake anticipates it will be able to realize. These cost savings are important because they have a direct impact upon the combined entity's future profitability and therefore constitute a significant advantage for Newmont Mining in enhancing the values to be achieved by Santa Fe's stockholders.

  Newmont Mining believes that the Offer and the Newmont Mining/Santa Fe Merger, while providing superior value to Santa Fe's stockholders, will be accretive for its own stockholders with respect to reserves and earnings per share in the first full year of the combination and with respect to production and cash flow per share in the second full year assuming a $370 per ounce market gold price. In contrast, Newmont Mining believes the proposed Homestake Merger would entail substantial dilution to the stockholders of Homestake (although Homestake has indicated to the contrary).

  The "Rerating" Myth: Why Newmont Adds Value, and Homestake Does Not. In its public statements to the investment community following announcement of the Homestake Merger Agreement, Homestake made it clear that without attractive prospects of internally generated growth, it had little choice but to acquire a company with reserves and growth capability. In addition, Homestake expressed the view that the combination offered significant opportunities for increased stockholder value due to rerating. In other words, Homestake and Santa Fe have expressed the view that by combining their assets, the stock price of a combined Homestake/Santa Fe (which, for both companies, has traditionally lagged industry-leading performance) will rise because the combined entity will be bigger.

  Newmont Mining believes that Homestake's "rerating" claim is not borne out by either logic or experience. What makes a gold mining company more successful -- and what ultimately makes its stock more valuable -- is better exploration success, higher production growth, lower operating costs, and greater profitability. Without those attributes, size alone is not meaningful. A 1996 combination of two gold producers, Battle Mountain Gold Company and Hemlo Gold Mines Inc., strongly relied upon the opportunity for rerating as an important basis for that transaction. The combined entity's stock market performance has not resulted in a "rerating". Rather, for the period from January 11, 1996 through December 4, 1996 the combined company's stock price has declined by 24%. During the same period, the price of gold increased by 1%.

  Homestake's own acquisition of International Corona Corporation in 1992 also provides no evidence of "rerating". During the period from January 13, 1992 through December 4, 1996, Homestake's stock price has appreciated by only 6%, while the price of gold increased by 4%. In contrast, the price of Newmont Mining Common Stock increased by 46% during the same period, generated almost entirely through internal growth.

  The Bottom Line: A Stronger Company, a Better Deal. The company resulting from a merger of Newmont Mining and Santa Fe will be the largest gold company in North America: it will have nearly 50 million ounces of reserves; its production is expected to increase almost one million ounces by 1999 (from approximately 3.1 million ounces in 1996 to approximately 4.0 million ounces in 1999); its total cash costs are expected to be less than $215 per ounce through 1998; and it will combine companies with vast potential and the technological capability and experience to exploit that potential.

  Newmont Mining's superior exploration, reserves, production and profitability, as well as the financial superiority of the Offer to the Homestake proposal, make Newmont Mining the best choice for Santa Fe stockholders. Newmont Mining is offering significantly more current value and far greater prospects for future growth and appreciation.

  Additional information regarding these matters is set forth in Newmont Mining's presentation to shareholders included as Exhibit 99.6 to the Registration Statement of which this Prospectus is a part. See "Available Information."

  Certain of the data with respect to Newmont Mining, Santa Fe and Homestake contained in this section are "forward-looking statements" that are subject to risks and uncertainties. See "Forward-Looking Statements" and "Risk Factors."

HOMESTAKE MERGER AGREEMENT

  The following description of the Homestake Merger Agreement is qualified in its entirety by reference to the text of such Agreement, a copy of which has been filed by Santa Fe as an exhibit to the Santa Fe 8-K which is incorporated herein by reference. See "Incorporation of Certain Information by Reference."

 HOMESTAKE MERGER

  The Homestake Merger Agreement provides that HMGLD, a wholly owned subsidiary of Homestake, would be merged with and into Santa Fe, with Santa Fe being the Surviving Corporation. The Homestake Merger would become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such other time as specified in the certificate of merger after the satisfaction or waiver of the latest to occur of the conditions summarized below under "--Conditions of the Homestake Merger" (the "Effective Time").

 CONSIDERATION

  Under the terms of the Homestake Merger Agreement, each Santa Fe Share (excluding Santa Fe Shares held directly or indirectly by Homestake, Santa Fe or any of their respective subsidiaries) will be converted into the right to receive 1.115 (subject to certain adjustments (as described below)) shares of Homestake Common Stock (the "Conversion Number"). Each Santa Fe Share owned directly or indirectly by Santa Fe, Homestake or any of their respective subsidiaries will be cancelled. Each issued and outstanding share of capital stock of HMGLD will be converted into a share of the Surviving Corporation's common stock. The Conversion Number may be adjusted by Homestake and Santa Fe by mutual agreement to preserve the economic benefits reasonably expected to be received by Santa Fe and Homestake as a result of the consummation of the transaction in the event (i) of any split, combination or reclassification of Homestake Common Stock or the issuance or the authorization of any issuance of any other securities in exchange or in substitution for Homestake Common Stock, (ii) a Santa Fe Distribution Date, Santa Fe Share Acquisition Date or Santa Fe Triggering Event occurs under the Santa Fe Rights Agreement or (iii) under certain circumstances, a Distribution Date, Share Acquisition Date, Triggering Event or Business Combination occurs under the Rights Agreement dated as of October 16, 1987 between Homestake and The First National Bank of Boston, as Rights Agent (as amended from time to time, the "Homestake Rights Agreement").

 REPRESENTATIONS AND WARRANTIES

  The Homestake Merger Agreement contains certain representations and warranties of Santa Fe including, among other things: (i) that no consents or approvals of any governmental entity or third party which is not a governmental entity are necessary to consummate the Homestake Merger and the other transactions contemplated by the Homestake Merger Agreement, except as disclosed in the Homestake Merger Agreement or, in the case of consents or approvals from third parties which are not governmental entities, the failure of which to obtain would not have a material adverse effect on Santa Fe;
(ii) that Santa Fe has filed all material reports, registrations and statements required to be filed since January 1, 1995 with the Commission;
(iii) as to brokers; (iv) that there has been no event, change, effect or development since September 30, 1996, except as disclosed in its documents filed with the Commission prior to the date of the Homestake Merger Agreement, that has had or, so far as reasonably can be foreseen, is likely to have, individually or in the aggregate, a Santa Fe Material Adverse Effect (as defined herein) on Santa Fe; (v) as to employee compensation; (vi) as to actions and proceedings pending or threatened against Santa Fe; (vii) as to employee benefit plans; (viii) that the documents filed by Santa Fe with the Commission since January 1, 1995 did not contain any untrue statement of material fact and did not omit any material fact necessary to make the statements therein not misleading; (ix) as to governmental licenses and permits, and compliance with laws, including relevant tax laws; (x) as to material contracts; (xi) as to state takeover laws; (xii) that the information to be provided by Santa Fe and its subsidiaries in the registration statement and the joint proxy statement in connection with the Homestake Merger Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading;
(xiii) as to compliance with environmental laws and worker safety laws; and
(xiv) that Santa Fe has taken all necessary action to render the Santa Fe Rights Agreement inapplicable to the transaction. In addition, the Homestake Merger Agreement contains representations and warranties by Santa Fe as to, among other things, its organization, capitalization, ownership of its material subsidiaries, authority to enter into the Homestake Merger Agreement and the binding effect of the Homestake Merger Agreement. As used in the Homestake Merger Agreement, a "Santa Fe Material Adverse Effect" is defined as any act or omission that would (i) have a material adverse effect on the business, properties, financial condition or results of operations of Santa Fe and its subsidiaries, taken as a whole (other than effects relating to the gold mining industry in general), or (ii) prevent Santa Fe from performing its obligations under the Homestake Merger Agreement.

  The Homestake Merger Agreement also contains similar representations and warranties of Homestake.

 CONDITIONS OF THE HOMESTAKE MERGER

  The respective obligations of each party to effect the Homestake Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Homestake Merger Agreement shall have been approved by the holders of a majority of the Santa Fe Shares (the "Santa Fe Stockholder Approval"), and the issuance of Homestake Common Stock pursuant to the Homestake Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the shares of Homestake Common Stock ("Homestake Stockholder Approval"); (ii) the shares of Homestake Common Stock issuable upon consummation of the Homestake Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; (iii) the waiting periods (and any extensions thereof) applicable to the Homestake Merger Agreement under the HSR Act shall have been terminated or expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Homestake Merger, shall have been obtained; (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Homestake Merger shall be in effect; (v) the registration statement on Form S-4 for the Homestake Common Stock shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission and Homestake shall have received all necessary "blue sky" authorizations; (vi) Homestake shall have received a letter from Coopers & Lybrand L.L.P. and Santa Fe shall have received a letter from Price Waterhouse LLP, in each case stating that the Homestake Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board; and (vii) there shall not be pending any suit, action or proceeding by any governmental entity (a) challenging the acquisition of any Santa Fe Shares, seeking to restrain or prohibit the consummation of the Homestake Merger or seeking to obtain from Santa Fe or Homestake any damages that are material in relation to Santa Fe and its subsidiaries taken as a whole, (b) seeking to prohibit or limit the ownership or operation by Santa Fe or Homestake or any of their subsidiaries of any material portion of the business or assets of Santa Fe or Homestake or any of their subsidiaries or to compel Santa Fe or Homestake or any of their subsidiaries to dispose of or hold separate any material portion of the business or assets of Santa Fe or Homestake or any of their subsidiaries, as a result of the Homestake Merger, (c) seeking to impose limitations on the ability of Homestake to acquire or hold, or exercise full rights to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, (d) seeking to prohibit Homestake from effectively controlling in any material respect the business or operations of Santa Fe or
(e) which otherwise is reasonably likely to have a Santa Fe Material Adverse Effect or a Homestake Material Adverse Effect (which is defined similarly to Santa Fe Material Adverse Effect, except with reference to Homestake and its subsidiaries).

  The obligation of Homestake to effect the Homestake Merger is also subject to the satisfaction or waiver by Homestake at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Santa Fe set forth in the Homestake Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Santa Fe set forth in the Homestake Merger Agreement that are not so qualified shall be true and correct in all material respects, as of the date of the Homestake Merger Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date (as defined in the Homestake Merger Agreement) and Homestake shall have received a certificate on behalf of Santa Fe to such effect; (ii) Santa Fe shall have performed in all material respects all of its obligations under the Homestake Merger Agreement at or prior to the Closing Date and Homestake shall have received a certificate on behalf of Santa Fe to such effect; (iii) Homestake shall have received the letters from Santa Fe affiliates referenced in the Homestake Merger Agreement; (iv) Homestake shall have received an opinion of its counsel, in form and substance reasonably satisfactory to Homestake, that the Homestake Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (v) there shall not have occurred since the date of the Homestake Merger Agreement any event change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have a Santa Fe Material Adverse Effect.

  The obligation of Santa Fe to effect the Homestake Merger is also subject to the satisfaction or waiver by Santa Fe at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Homestake set forth in the Homestake Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Santa Fe set forth in the Homestake Merger Agreement that are not so qualified shall be true and correct in all material respects, as of the date of the Homestake Merger Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date, and Santa Fe shall have received a certificate on behalf of Homestake to such effect; (ii) Homestake shall have performed in all material respects all of its obligations under the Homestake Merger Agreement at or prior to the Closing Date; (iii) Homestake shall have received the letters from Santa Fe affiliates referenced in the Homestake Merger Agreement; (iv) Santa Fe shall have received an opinion of its counsel, in form and substance reasonably satisfactory to Santa Fe, that the Homestake Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (v) there shall not have occurred, since the date of the Homestake Merger Agreement, any event, change, effect or development which individually or in the aggregate, has had or is reasonably likely to have, a Homestake Material Adverse Effect.

 CERTAIN COVENANTS

  The Homestake Merger Agreement provides for certain covenants pending the Effective Time. Generally, Homestake and Santa Fe shall, and shall cause their respective subsidiaries to, (i) conduct their businesses in the usual, regular and ordinary course consistent with past practices and (ii) use their reasonable efforts to preserve intact their respective business organizations, employees and business relationships. The Homestake Merger Agreement also restricts, among other things, the ability of Homestake and Santa Fe and their respective subsidiaries to (i) increase dividends or redeem, repurchase or reclassify capital stock, (ii) issue, deliver, sell, grant, pledge or otherwise encumber shares of their capital stock, (iii) dispose of or encumber assets (other than sales of real property having an aggregate fair market value of less than $20 million or encumbrances in the ordinary course of business), (iv) make any material acquisitions, (v) increase employee compensation (other than pursuant to existing employment agreements or as required by applicable laws), (vi) incur any indebtedness, except for short-term borrowings incurred in the ordinary course of business, (vii) make any new capital expenditures that in the aggregate are in excess of $25 million above the aggregate amount currently budgeted, (viii) amend their respective certificates of incorporation and by-laws, (ix) make any material tax election except to the extent already provided for in documents filed with the Commission, (x) make any amendment to any Employee Stock Plan (as defined therein) and (xi) terminate or amend on terms less favorable to itself any agreement filed as an exhibit to any documents filed with the Commission.

  Santa Fe has agreed not to, and not to permit any of its subsidiaries to, authorize or permit any of their respective officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a Santa Fe Takeover Proposal (as hereinafter defined) or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Santa Fe Takeover Proposal, unless, in the case of a Santa Fe Takeover Proposal that was not solicited and did not otherwise result from the initiation or encouragement of inquiries relating to a Santa Fe Takeover Proposal, the Santa Fe Board, after having consulted with counsel and its financial advisors, has reasonably determined in good faith that the failure to do so would create a reasonable possibility of a breach by the members of the Santa Fe Board of their fiduciary duties. Santa Fe shall immediately advise Homestake following the receipt by it of any Santa Fe Takeover Proposal and the details thereof, and advise Homestake of any developments with respect to such Santa Fe Takeover Proposal, immediately upon the occurrence thereof. The term "Santa Fe Takeover Proposal," as used in the Homestake Merger Agreement, is defined as any proposal for a merger, consolidation or other business combination involving Santa Fe or any of its respective subsidiaries or any proposal or offer to acquire more than 30% of any class of voting securities of Santa Fe or any of its Significant Subsidiaries (as defined in the Homestake Merger Agreement). Santa Fe has also agreed to hold a meeting of its stockholders for the purpose of obtaining the approvals of such stockholders required in connection with the Homestake Merger Agreement and to cause the Santa Fe Board to recommend that its stockholders approve the matters to be voted on by such stockholders in connection with the Homestake Merger, except that the Santa Fe Board may fail to make such recommendation (or withdraw, modify or change such recommendation in a manner adverse to the other party) if a Santa Fe Takeover Proposal is pending and the Santa Fe Board, after having consulted with counsel and its financial advisors, determines in good faith, after considering, among other things, whether such Santa Fe Takeover Proposal is more favorable to Santa Fe stockholders than the transactions contemplated by the Homestake Merger Agreement, that the failure to take such action would create a reasonable possibility of a breach of the fiduciary duties of the members of the Santa Fe Board under applicable law.

  Homestake has agreed not to, and not to permit any of its subsidiaries to, authorize or permit any of their respective officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquires relating to, or the making of, any proposal which constitutes, a Homestake Takeover Proposal (as hereinafter defined), or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Homestake Takeover Proposal, unless, in the case of a Homestake Takeover Proposal that was not solicited and did not otherwise result from the initiation or encouragement of inquiries relating to a Homestake Takeover Proposal, the Board of Directors of Homestake (the "Homestake Board"), after having consulted with counsel and its financial advisors, has reasonably determined in good faith that the failure to do so would cause the members of the Homestake Board to breach their fiduciary duties. Homestake shall immediately advise Santa Fe following the receipt by it of any Homestake Takeover Proposal and the details thereof, and advise Santa Fe of any developments with respect to such Homestake Proposal, immediately upon the occurrence thereof. The term "Homestake Takeover Proposal" means, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Homestake or any of its subsidiaries or any proposal or offer to acquire more than 30% of any class of voting securities of Homestake or any of its Significant Subsidiaries (as such term is defined in the Homestake Merger Agreement). Homestake has also agreed to hold a meeting of its stockholders for the purpose of obtaining the approvals of such stockholders required in connection with the Homestake Merger Agreement and to cause the Homestake Board to recommend that its stockholders approve the matters to be voted on by such stockholders in connection with the Homestake Merger, except that the Homestake Board may fail to make such recommendation (or withdraw, modify or change such recommendation in a manner adverse to the other party) if a Homestake Takeover Proposal is pending and the Homestake Board, after having consulted with counsel and its financial advisors, determines in good faith after considering, among other things, whether such Homestake Takeover Proposal is more favorable to Homestake stockholders than the transactions contemplated by the Homestake Merger Agreement, that the failure to take such action would create a reasonable possibility of a breach of the fiduciary duties of the members of the Homestake Board under applicable law.

 MANAGEMENT; BOARD OF DIRECTORS

  The Homestake Merger Agreement provides that at the Effective Time, the individuals who are the directors of HMGLD immediately prior to the Effective Time shall be the directors of the Surviving

Corporation until thereafter they cease to be directors in accordance with the DGCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation. The individuals who are the officers of Santa Fe immediately prior to the Effective Time shall be the officers of the Surviving Corporation until thereafter they cease to be officers in accordance with the DGCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  The Homestake Merger Agreement also provides that the Homestake Board shall take such corporate actions as are necessary to provide that, at the Effective Time of the Homestake Merger, (i) the number of directors of Homestake shall be reduced from 13 to 12 and (ii) the Homestake Board shall consist of (a) five individuals who were members of the Homestake Board immediately prior to the Effective Time, with Mr. Jack E. Thompson to be the Chairman of the Homestake Board, such five individuals selected by the Homestake Board (b) five individuals who were members of the Santa Fe Board immediately prior to the Effective Time, such five individuals selected by the Santa Fe Board and
(c) two individuals selected by the 10 individuals who are selected as directors of Homestake pursuant to subclauses (a) and (b) above. The Homestake Merger Agreement also provides that the Santa Fe Board shall be permitted to reject up to two of such five individuals selected by the Homestake Board (other than Jack E. Thompson), in which case the Homestake Board shall thereafter select another individual or individuals, as applicable. If the Santa Fe Board shall have only rejected one individual in the first instance, it shall be permitted to reject the replacement individual, in which case the Homestake Board shall select another individual in lieu of such rejected replacement individual. The Homestake Merger Agreement provides the Homestake Board with similar rights to reject up to two of the five individuals selected by the Santa Fe Board.

  The Homestake Merger Agreement also provides that the Homestake Board shall take such corporate actions as are necessary to provide that, effective as of the Effective Time, Patrick M. James, President and Chief Executive Officer of Santa Fe, shall be President and Chief Operating Officer of Homestake, and that Jack E. Thompson, President and Chief Executive Officer of Homestake, shall be Chairman of the Board and Chief Executive Officer of Homestake.

 TERMINATION

  The Homestake Merger Agreement may be terminated at any time prior to the Effective Time:

    (a) by mutual written consent of Homestake, HMGLD and Santa Fe; or

    (b) by either Homestake or Santa Fe: (i) if, at a duly held stockholders meeting of Santa Fe or any adjournment thereof at which Santa Fe stockholder approval is voted upon, Santa Fe stockholder approval shall not have been obtained; (ii) if, at a duly held stockholders meeting of Homestake or any adjournment thereof at which the Homestake stockholder approval is voted upon, the Homestake stockholder approval shall not have been obtained; (iii) if the Homestake Merger shall not have been consummated on or before June 30, 1997 (the "Outside Date"), unless the failure to consummate the Homestake Merger is the result of a wilful, material breach of the Homestake Merger Agreement by the party seeking to terminate the Homestake Merger Agreement; (iv) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Homestake Merger and such order, decree, ruling or other action shall have become final and non-appealable; or (v) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the Homestake Merger Agreement which (A) would give rise to the failure of a condition regarding the truth of representations and warranties made by each party and the performance of obligations of each party and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) above);

    (c) by Homestake in the event that the condition to the obligation of Homestake to effect the Homestake Merger relating to the receipt of a pooling-of-interests letter from Homestake's outside auditors, or any other condition to Homestake's obligations that is not a mutual condition, is not capable of being satisfied prior to the Outside Date;

    (d) by Santa Fe in the event that the condition to the obligation of Santa Fe to effect the Homestake Merger relating to the receipt of a pooling-of-interests letter from Santa Fe's outside auditors, or any other condition to Santa Fe's obligations that is not a mutual condition, is not capable of being satisfied prior to the Outside Date;

    (e) by Santa Fe, if the Santa Fe Board shall have approved, and Santa Fe shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Santa Fe Takeover Proposal; provided, however, that (i) such Santa Fe Takeover Proposal was not solicited by Santa Fe and did not otherwise result from a breach of the covenant relating to no solicitation by Santa Fe, (ii) the Santa Fe Board shall have complied with the covenant to provide Homestake with an opportunity to respond to such Santa Fe Takeover Proposal and (iii) Santa Fe simultaneously pays to Homestake a break-up fee of $65 million;

    (f) by Homestake, if the Homestake Board shall have approved, and Homestake shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Homestake Takeover Proposal; provided, however, that (i) such Homestake Takeover Proposal was not solicited by Homestake and did not otherwise result from a breach of the covenant relating to no solicitation by Homestake, (ii) the Homestake Board shall have complied with the covenant to provide Santa Fe with an opportunity to respond to such Homestake Takeover Proposal and (iii) Homestake simultaneously pays to Santa Fe a break-up fee of $65 million;

    (g) by Santa Fe, if Homestake's Board of Directors shall have (i) failed to recommend to Homestake's stockholders that they give the Homestake Stockholder Approval, (ii) withdrawn or modified in a manner adverse to Santa Fe its recommendation to Homestake's stockholders that they give the Homestake Stockholder Approval or (iii) failed to reaffirm its recommendation to Homestake's stockholders that they give the Homestake Stockholder Approval within fourteen days after Santa Fe has made a written request to Homestake to do so (which written request may be made by Santa Fe at any time after the public disclosure of a Homestake Takeover Proposal); and

    (h) by Homestake, if the Santa Fe Board shall have (i) failed to recommend to Santa Fe's stockholders that they give Santa Fe Stockholder Approval, (ii) withdrawn or modified in a manner adverse to Homestake its recommendation to Santa Fe's stockholders that they give Santa Fe Stockholder Approval or (iii) failed to reaffirm its recommendation to Santa Fe's stockholders that they give the Santa Fe Stockholder Approval within fourteen days after Homestake has made a written request to Santa Fe to do so (which written request may be made by Homestake at any time after the public disclosure of a Santa Fe Takeover Proposal).

 EFFECT OF TERMINATION

  In the event that any person shall make a Santa Fe Takeover Proposal that shall not have been withdrawn on the date of a duly called, noticed and convened meeting of Santa Fe stockholders for the purpose of obtaining approval of Santa Fe stockholders necessary to approve the Homestake Merger Agreement ("Santa Fe Stockholder Approval") and the Homestake Merger Agreement is terminated because (i) Santa Fe Stockholder Approval shall not have been obtained, (ii) Santa Fe shall have approved a Santa Fe Takeover Proposal or
(iii) Homestake terminated the Homestake Merger Agreement because the Santa Fe Board failed to recommend that the Santa Fe stockholders approve the Homestake Merger, then Santa Fe shall pay Homestake $65 million.

  In the event that any person shall make a Homestake Takeover Proposal that shall not have been withdrawn on the date of a duly called, noticed and convened meeting of Homestake stockholders for the purpose of obtaining approval of Homestake stockholders necessary to approve the issuance of shares pursuant to the Homestake Merger and an amendment to Homestake's Restated Certificate of Incorporation to increase the number of authorized shares of Homestake Common Stock ("Homestake Stockholder Approval") and thereafter the Homestake Merger Agreement is terminated because (i) Homestake Stockholder Approval shall not have been obtained, (ii) Homestake shall have approved a Homestake Takeover Proposal or (iii) Santa Fe terminated the Homestake Merger Agreement because the Homestake Board failed to recommend that the Homestake stockholders approve the Homestake Merger, then Homestake shall pay Santa Fe $65 million.

  In the event of termination (i) by Santa Fe or Homestake because Santa Fe Stockholder Approval shall not have been obtained or (ii) by Homestake because of a breach of a covenant by Santa Fe contained in the Homestake Merger Agreement, then Santa Fe shall reimburse Homestake for all reasonable out-of-pocket expenses (up to $5 million).

  In the event of termination (i) by Homestake or Santa Fe because Homestake Stockholder Approval shall not have been obtained or (ii) by Santa Fe because of a breach of a covenant by Homestake contained in the Homestake Merger Agreement, then Homestake shall reimburse Santa Fe for all reasonable out-of-pocket expenses (up to $5 million).

  Newmont Mining has requested the Santa Fe Board to enter into immediate negotiations with Newmont Mining with respect to the Offer and to terminate the Homestake Merger Agreement in accordance with its terms, so that Santa Fe can enter into a merger with Newmont Mining. In connection with the Offer, Newmont Mining will commence a solicitation of proxies from Santa Fe's stockholders against approval of the Homestake Merger Agreement. If the Santa Fe Board proceeds to submit the Homestake Merger Agreement to a vote of Santa Fe's stockholders and such stockholders do not approve the Homestake Merger Agreement, Newmont Mining believes that the Santa Fe Board should respect the vote of the Santa Fe stockholders and enter into a merger with Newmont Mining on the terms described herein. THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES FROM SANTA FE'S STOCKHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

                                   THE OFFER

GENERAL

  Newmont Mining hereby offers, upon the terms and subject to the conditions of the Offer, to exchange 0.40 of a share of Newmont Mining Common Stock for each outstanding Santa Fe Share validly tendered on or prior to the Expiration Date and not withdrawn.

  Tendering stockholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the instructions to the Letter of Transmittal, transfer taxes on the exchange of Santa Fe Shares pursuant to the Offer will be paid by or on behalf of Newmont Mining.

  The purpose of the Offer is for Newmont Mining to acquire control of, and ultimately the entire common equity interest in, Santa Fe. Newmont Mining intends, as soon as practicable after consummation of the Offer, to seek to have Santa Fe consummate the Newmont Mining/Santa Fe Merger with Newmont Mining in which each outstanding Santa Fe Share (except for Santa Fe Shares held by Santa Fe, Newmont Mining or any of their respective subsidiaries) would be converted into the right to receive 0.40 of a share of Newmont Mining Common Stock. See "--Purpose of the Offer; the Newmont Mining/Santa Fe Merger."

  Newmont Mining's obligation to exchange shares of Newmont Mining Common Stock for Santa Fe Shares pursuant to the Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Rights Plan Condition, the DGCL 203 Condition, the Pooling Condition, the Homestake Merger Agreement Condition, the Newmont Mining Stockholder Approval Condition, the HSR Condition and certain other conditions. See "--Conditions of the Offer."

  Stockholders will be required to tender one Santa Fe Right for each Santa Fe Share tendered in order to effect a valid tender of Santa Fe Shares, unless the Santa Fe Rights have been redeemed. The Santa Fe Rights are currently evidenced by the certificates for the Santa Fe Shares and the tender by a stockholder of his Santa Fe Shares prior to the Santa Fe Distribution Date will also constitute a tender of the associated Santa Fe Rights. No separate payment will be made by Newmont Mining for the Santa Fe Rights pursuant to the Offer. Upon the earlier to occur of (i) the close of business 10 days following a public announcement that a person or group of associated or affiliated persons other than Homestake (a "Santa Fe Acquiring Person"), has acquired beneficial ownership of 15% or more of the outstanding Santa Fe Shares or (ii) the close of business 15 business days (or such later date as may be determined by action of the Santa Fe Board prior to such time as any person becomes a Santa Fe Acquiring Person) following the commencement of, or a public announcement of an intention to commence, a tender offer or exchange offer upon consummation of which such person or group would be the beneficial owner of 15% or more of such outstanding Santa Fe Shares (the earlier of such dates being called the "Santa Fe Distribution Date"), separate certificates evidencing the Santa Fe Rights will be mailed to holders of record of the Santa Fe Shares as soon as practicable after the Santa Fe Distribution Date, and such separate Santa Fe Rights certificates alone will evidence the Santa Fe Rights. The Santa Fe Distribution Date will occur on January 29, 1997 (i.e., the fifteenth business day following the public announcement by Newmont Mining of its intention to commence the Offer) unless prior to such date the Santa Fe Board determines to choose a later date as the Santa Fe Distribution Date. The Homestake Merger Agreement provides that, unless requested in writing by Homestake, the Santa Fe Board shall not be permitted to make the determination set forth in the preceding sentence prior to the time that Santa Fe's stockholders meet to vote on the Homestake Merger.

  If the Santa Fe Distribution Date occurs and separate certificates representing the Santa Fe Rights are distributed by Santa Fe or the Rights Agent to holders of Santa Fe Shares prior to the time a holder's Santa Fe Shares are tendered pursuant to the Offer, certificates representing a number of

Santa Fe Rights equal to the number of Santa Fe Shares tendered must be delivered to the Exchange Agent, or, if available, a book-entry confirmation received by the Exchange Agent with respect thereto, in order for such Santa Fe Shares to be validly tendered. If the Santa Fe Distribution Date occurs and separate certificates representing the Santa Fe Rights are not distributed prior to the time Santa Fe Shares are tendered pursuant to the Offer, Santa Fe Rights may be tendered prior to a stockholder receiving the certificates for Santa Fe Rights by use of the guaranteed delivery procedure described under "--Procedure for Tendering" below.

  According to the Homestake Merger Agreement which is filed as an exhibit to the Santa Fe 8-K, as of December 5, 1996, there were 131,459,422 Santa Fe Shares outstanding and 1,521,912 Santa Fe Shares were issuable upon exercise of outstanding employee or outside director stock options granted pursuant to certain existing employee stock plans of Santa Fe. As of the date of this Prospectus, Newmont Mining and its subsidiaries beneficially owned 4,800 Santa Fe Shares. In the event that Newmont Mining acquires all the Santa Fe Shares pursuant to the Offer and/or the Newmont Mining/Santa Fe Merger, former stockholders of Santa Fe would own approximately 35% of the outstanding shares of Newmont Mining Common Stock on a fully-diluted basis, based on the number of Santa Fe Shares and options to acquire Santa Fe Shares outstanding on December 5, 1996, as represented in the Homestake Merger Agreement. If 90% of the Santa Fe Shares are tendered in the Offer, such ownership percentage would be approximately 32%.

  Requests are being made to Santa Fe for use of Santa Fe's stockholder list and security position listings for the purpose of communications with stockholders and disseminating the Offer to holders of Santa Fe Shares. This Prospectus and the related Letter of Transmittal and other relevant materials may be mailed to record holders of Santa Fe Shares and may be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Santa Fe Shares by Newmont Mining following receipt of such list or listings from Santa Fe.

TIMING OF THE OFFER

  The Offer is scheduled to expire at 12:00 midnight, New York City time on , 1997. See "--Extension, Termination and Amendment."

  Santa Fe has announced that it intends to schedule a stockholders meeting to vote on the Homestake Merger Agreement. Newmont Mining will commence a solicitation of proxies from Santa Fe's stockholders against approval of the Homestake Merger Agreement. If the Santa Fe Board proceeds to submit the Homestake Merger Agreement to a vote of Santa Fe's stockholders and such stockholders do not approve the Homestake Merger Agreement, Newmont Mining believes that the Santa Fe Board should respect the vote of the Santa Fe stockholders and enter into a merger with Newmont Mining on the terms described herein.

  Newmont Mining intends to call a special meeting of its stockholders to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of obtaining the approvals necessary to satisfy the Newmont Mining Stockholder Approval Condition.

EXTENSION, TERMINATION AND AMENDMENT

  Newmont Mining expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Newmont Mining will exercise its right to extend the Offer. However, it is Newmont Mining's current intention to extend the Offer until all conditions have been satisfied or waived. During any such extension, all Santa Fe Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his Santa Fe Shares. See "--Withdrawal Rights."

  Subject to the applicable rules and regulations of the Commission, Newmont Mining also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for exchange of or, regardless of whether such Santa Fe Shares were theretofore accepted for exchange, exchange of any Santa Fe Shares pursuant to the Offer or to terminate the Offer and not accept for exchange or exchange any Santa Fe Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Newmont Mining Stockholder Approval Condition, the HSR Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Newmont Mining may choose to make any public announcement, Newmont Mining shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  Newmont Mining confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Newmont Mining will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, Newmont Mining shall increase or decrease the percentage of Santa Fe Shares being sought or the consideration offered to holders of Santa Fe Shares, such increase or decrease shall be applicable to all holders whose Santa Fe Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Santa Fe Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

EXCHANGE OF SANTA FE SHARES; DELIVERY OF NEWMONT MINING COMMON STOCK

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Newmont Mining will accept for exchange, and will exchange, Santa Fe Shares validly tendered and not withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rules of the Commission, Newmont Mining expressly reserves the right to delay acceptance for exchange or the exchange of Santa Fe Shares in order to comply with any applicable law. In all cases, exchange of Santa Fe Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for such Santa Fe Shares (or a confirmation of a book-entry transfer of such Santa Fe Shares in the Exchange Agent's account at The Depository Trust Company, the

Midwest Securities Trust Company, or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  For purposes of the Offer, Newmont Mining will be deemed to have accepted for exchange Santa Fe Shares validly tendered and not withdrawn as, if and when Newmont Mining gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Santa Fe Shares pursuant to the Offer. Delivery of Newmont Mining Common Stock in exchange for Santa Fe Shares pursuant to the Offer and cash in lieu of fractional shares of Newmont Mining Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving Newmont Mining Common Stock and cash to be paid in lieu of fractional shares of Newmont Mining Common Stock from Newmont Mining and transmitting such Newmont Mining Common Stock and cash to tendering stockholders. Under no circumstances will interest with respect to fractional shares be paid by Newmont Mining by reason of any delay in making such exchange.

  If any tendered Santa Fe Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Santa Fe Shares than are tendered, certificates for such unexchanged Santa Fe Shares will be returned without expense to the tendering stockholder or, in the case of Santa Fe Shares tendered by book-entry transfer of such Santa Fe Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth below under "-- Procedure for Tendering," such Santa Fe Shares will be credited to an account maintained within such Book-Entry Transfer Facility, as soon as practicable following expiration or termination of the Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF NEWMONT MINING COMMON STOCK

  No certificates representing fractional shares of Newmont Mining Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Newmont Mining Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price for shares of Newmont Mining Common Stock on the NYSE Composite Tape on the date such stockholder's Santa Fe Shares are accepted for exchange by Newmont Mining.

WITHDRAWAL RIGHTS

  Tenders of Santa Fe Shares made pursuant to the Offer are irrevocable, except that Santa Fe Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange by Newmont Mining pursuant to the Offer, may also be withdrawn at any
time after      , 1997.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and must specify the name of the person having tendered the Santa Fe Shares to be withdrawn, the number of Santa Fe Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Santa Fe Shares.

  The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Santa Fe Shares have been tendered for the account of any Eligible Institution. If Santa Fe Shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "--Procedure for

Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Santa Fe Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Santa Fe Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Newmont Mining, in its sole discretion, which determination shall be final and binding. Neither Newmont Mining, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Santa Fe Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Santa Fe Shares may be retendered by following one of the procedures described under "--Procedure for Tendering" at any time prior to the Expiration Date.

  A withdrawal of Santa Fe Shares shall also constitute a withdrawal of the associated Santa Fe Rights. Santa Fe Rights may not be withdrawn unless the associated Santa Fe Shares are also withdrawn.

PROCEDURE FOR TENDERING

  For a stockholder to validly tender Santa Fe Shares pursuant to the Offer,
(i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and certificates for tendered Santa Fe Shares must be received by the Exchange Agent at such address or such Santa Fe Shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) such stockholder must comply with the guaranteed delivery procedures set forth below.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Santa Fe Shares and, if applicable, Santa Fe Rights, which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Newmont Mining may enforce such agreement against such participant.

  Stockholders will be required to tender one Santa Fe Right for each Santa Fe Share tendered in order to effect a valid tender of Santa Fe Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Santa Fe Distribution Date occurs, a tender of Santa Fe Shares will constitute a tender of the associated Santa Fe Rights. If the Santa Fe Distribution Date occurs and separate certificates representing the Santa Fe Rights are distributed by Santa Fe or the Rights Agent to holders of Santa Fe Shares prior to the time a holder's Santa Fe Shares are tendered pursuant to the Offer, certificates representing a number of Santa Fe Rights equal to the number of Santa Fe Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation received by the Exchange Agent with respect thereto, in order for such Santa Fe Shares to be validly tendered. If the Santa Fe Distribution Date occurs and separate certificates representing the Santa Fe Rights are not distributed prior to the time Santa Fe Shares are tendered pursuant to the Offer, Santa Fe Rights may be tendered prior to a stockholder's receipt of the certificates for Santa Fe Rights by use of the guaranteed delivery procedures described below. If Santa Fe Rights certificates are distributed but are not available to a stockholder prior to the time Santa Fe Shares are tendered pursuant to the Offer, a tender of Santa Fe Shares constitutes an agreement by the tendering stockholder to deliver to the Exchange Agent pursuant to the guaranteed delivery procedures described below, prior to the expiration of the period to be specified in the Notice of Guaranteed Delivery and the related Letter of Transmittal for delivery of Santa Fe Rights certificates or a Book-Entry Confirmation for Santa Fe Rights (the "Santa Fe Rights Delivery Period"), Santa Fe Rights certificates representing a number of Santa Fe Rights equal to the number of Santa Fe Shares tendered. Newmont Mining reserves the right to require that it receive such Santa Fe Rights certificates (or a Book-Entry Confirmation with respect to such Santa Fe Rights) prior to accepting Santa Fe Shares for exchange.

  Nevertheless, Newmont Mining will be entitled to accept for exchange Santa Fe Shares tendered by a stockholder prior to receipt of the Santa Fe Rights certificates required to be tendered with such Santa Fe Shares or a Book-Entry Confirmation with respect to such Santa Fe Rights and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Santa Fe Shares pending receipt of the Santa Fe Rights certificates or a Book-Entry Confirmation for such Santa Fe Rights or (ii) exchange Santa Fe Shares accepted for exchange pending receipt of the Santa Fe Rights certificates or a Book-Entry Confirmation for such Santa Fe Rights in reliance upon the guaranteed delivery procedures described below. In addition, after expiration of the Santa Fe Rights Delivery Period, Newmont Mining may instead elect to reject as invalid a tender of Santa Fe Shares with respect to which Santa Fe Rights certificates or a Book-Entry Confirmation for an equal number of Santa Fe Rights have not been received by the Exchange Agent. Any determination by Newmont Mining to make payment for Santa Fe Shares in reliance upon such guaranteed delivery procedure or, after expiration of the Santa Fe Rights Delivery Period, to reject a tender as invalid, shall be made, subject to applicable law, in the sole and absolute discretion of Newmont Mining.

  The Exchange Agent will establish accounts with respect to the Santa Fe Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Santa Fe Shares by causing such Book-Entry Transfer Facility to transfer such Santa Fe Shares into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Santa Fe Shares may be effected through book-entry at the Book-Entry Transfer Facilities, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. No assurance can be given, however, that book-entry delivery of Santa Fe Rights will be available. If book-entry delivery is not available, a tendering stockholder will be required to tender Santa Fe Rights by means of delivery of Santa Fe Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

  Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases in which Santa Fe Shares are tendered (i) by a registered holder of Santa Fe Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If the certificates for Santa Fe Shares or Santa Fe Rights (if any) are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Santa Fe Shares or Santa Fe Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

  THE METHOD OF DELIVERY OF SANTA FE SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF NEWMONT MINING COMMON STOCK, A STOCKHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH STOCKHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

  If a stockholder desires to tender Santa Fe Shares pursuant to the Offer and such stockholder's certificates are not immediately available or such stockholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Santa Fe Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (i) such tenders are made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Newmont Mining, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

    (iii) the certificates for all tendered Santa Fe Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  In all cases, exchanges of Santa Fe Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Santa Fe Shares (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Santa Fe Shares or confirmations of book-entry transfers of such Santa Fe Shares are actually received by the Exchange Agent.

  By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Newmont Mining as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Santa Fe Shares tendered by such stockholder and accepted for exchange by Newmont Mining and with respect to any and all other Santa Fe Shares and other securities issued or issuable in respect of the Santa Fe Shares on or after
     , 1997. Such appointment is effective, and voting rights will be affected, when and only to the extent that Newmont Mining deposits the shares of Newmont Mining Common Stock for Santa Fe Shares tendered by such stockholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Santa Fe Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Newmont Mining's designees will, with respect to the Santa Fe Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such stockholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Santa Fe's stockholders or otherwise. Newmont Mining reserves the right to require that, in order for Santa Fe Shares to be deemed validly tendered, immediately upon Newmont Mining's exchange of such Santa Fe Shares, Newmont Mining must be able to exercise full voting rights with respect to such Santa Fe Shares.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Santa Fe Shares will be determined by Newmont Mining, in its sole discretion, which determination shall be final and binding. Newmont Mining reserves the absolute right to reject any and all tenders of Santa Fe Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Newmont Mining's counsel, be unlawful. Newmont Mining also reserves the absolute right to waive any of the conditions of the Offer (other than the HSR Condition, the Newmont Mining Stockholder Approval Condition, or the condition relating to the effectiveness of the Registration Statement) or any defect or irregularity in the tender of any Santa Fe Shares. No tender of Santa Fe Shares will be deemed to have been validly made until all defects and irregularities in tenders of Santa Fe Shares have been cured or waived. Neither Newmont Mining, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Santa Fe Shares or will incur any liability for failure to give any such notification. Newmont Mining's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  The tender of Santa Fe Shares and Santa Fe Rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Newmont Mining upon the terms and subject to the conditions of the Offer.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of certain U.S. Federal income tax consequences of the acquisition of Newmont Mining Common Stock by a holder of Santa Fe Shares pursuant to the Offer and the Newmont Mining/Santa Fe Merger contemplated by this Prospectus. Except as specifically noted, this discussion applies only to a U.S. Holder (as hereinafter defined). This summary does not address any tax consequences of the Offer or the Newmont Mining/Santa Fe Merger to U.S. Holders who exercise dissenters' rights, if any. It applies only to Santa Fe Shares held as capital assets and does not address aspects of U.S. Federal income tax that may be applicable to holders that are subject to special tax rules, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired Santa Fe Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold Santa Fe Shares as part of a straddle or conversion transaction. Also, the summary does not address state, local or foreign tax consequences of the Offer or the Newmont Mining/Santa Fe

Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer and the Newmont Mining/Santa Fe Merger to such holder.

  This summary is based on current law and the opinion of White & Case and Wachtell, Lipton, Rosen & Katz. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. The opinion of White & Case and Wachtell, Lipton, Rosen & Katz set forth in this summary is based, among other things, on the assumptions set forth herein. Newmont Mining will not request any ruling from the Internal Revenue Service as to the U.S. Federal income tax consequences of the Offer and the Newmont Mining/Santa Fe Merger. An opinion of counsel is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking contrary positions.

  For purposes of this discussion, a "U.S. Holder" means a holder of a Santa Fe Share that is (i) a citizen or resident of the U.S., (ii) a corporation or partnership organized in or under the laws of the U.S. or any political subdivision thereof or therein, or (iii) an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source. For taxable years beginning after December 31, 1996, a trust will be a U.S. Holder if (x) a U.S. court can exercise primary supervision over the administration of such trust and (y) one or more U.S. fiduciaries has the authority to control all of the substantial decisions of such trust.

 GENERAL

  In the opinion of White & Case and Wachtell, Lipton, Rosen & Katz, counsel to Newmont Mining, exchanges of Santa Fe Shares for Newmont Mining Common Stock pursuant to the Offer and the Newmont Mining/Santa Fe Merger will be treated for U.S. Federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of Section 368(a) of the Code. Consequently, no gain or loss will be recognized by U.S. Holders of Santa Fe Shares upon such exchanges, except as described below under "--Tax Consequences to Holders of Santa Fe Shares." This opinion is based on certain assumptions, including that (i) the continuity of stockholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in Newmont Mining by holders owning a significant percentage of the Santa Fe Shares prior to the consummation of the Offer) will be satisfied, taking into account any holders that exercise dissenters' rights, if any, (ii) Newmont Mining will continue Santa Fe's historic business or will use a significant portion of Santa Fe's historic business assets in a business and (iii) the Offer and the Newmont Mining/Santa Fe Merger will generally be consummated as contemplated by this Prospectus.

  If the Offer and the Newmont Mining/Santa Fe Merger are consummated as contemplated by this Prospectus and based on the above assumptions, no gain or loss will be recognized by Newmont Mining or Santa Fe with respect to the exchange of Santa Fe Shares and Newmont Mining Common Stock as a result of the Offer and the Newmont Mining/Santa Fe Merger.

 TAX CONSEQUENCES TO HOLDERS OF SANTA FE SHARES

  If the Offer and the Newmont Mining/Santa Fe Merger are consummated as contemplated by this Prospectus and based on the above assumptions, the material U.S. Federal income tax consequences to U.S. Holders who hold Santa Fe Shares as capital assets and who exchange such Santa Fe Shares pursuant to the Offer or the Newmont Mining/Santa Fe Merger, or both, will be as follows:

    (i) no gain or loss will be recognized by a U.S. Holder on the exchange of Santa Fe Shares for Newmont Mining Common Stock, except as described below with respect to the receipt of cash in lieu of fractional shares of Newmont Mining Common Stock, and subject to the discussion below of the surrender of Santa Fe Rights that have become exercisable;

    (ii) the aggregate adjusted tax basis of shares of Newmont Mining Common Stock received by a U.S. Holder (including fractional shares of Newmont Mining Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Santa Fe Shares exchanged therefor;

    (iii) the holding period of shares of Newmont Mining Common Stock (including the holding period of fractional shares of Newmont Mining Common Stock) received by a U.S. Holder will include the holding period of the Santa Fe Shares exchanged therefor; and

    (iv) a U.S. Holder of Santa Fe Shares who receives cash in lieu of fractional shares of Newmont Mining Common Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Newmont Mining Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year.

  Because there is no specific binding authority dealing with securities such as the Santa Fe Rights, no opinion is expressed with respect to the U.S. Federal income tax treatment of the Santa Fe Rights becoming separately transferable apart from the Santa Fe Shares, the redemption of the Santa Fe Rights or the acquisition by Newmont Mining of the Santa Fe Rights. Stockholders should consult their tax advisors as to the tax consequences of transactions with respect to the Santa Fe Rights.

 FOREIGN INVESTMENT IN REAL PROPERTY TAX

  A non-U.S. Holder of Santa Fe Shares that has held more than 5% of the outstanding Santa Fe Shares at some time during the five year period ending on the date when such non-U.S. Holder exchanges the Santa Fe Shares in the Offer or the Newmont Mining/Santa Fe Merger may be subject to tax under the FIRPTA provisions of the Code and the Treasury Regulations promulgated thereunder unless certain certification and filing requirements are satisfied. Any such non-U.S. Holder should consult with its own tax advisor regarding the application of the FIRPTA provisions to its particular circumstances.

  In addition, Newmont Mining should constitute a "United States real property holding corporation" for U.S. Federal income tax purposes, and certain dispositions of interests in Newmont Mining by a non-U.S. Holder may be subject to tax under the FIRPTA provisions. Non-U.S. Holders that acquire shares of Newmont Mining Common Stock in the Offer or the Newmont Mining/Santa Fe Merger should consult with their own tax advisors generally as to the possible application to them of the FIRPTA provisions with respect to their acquisition, holding and disposition of the Newmont Mining Common Stock.

EFFECT OF OFFER ON MARKET FOR SANTA FE SHARES; REGISTRATION UNDER THE EXCHANGE
ACT

  The exchange of Santa Fe Shares pursuant to the Offer will reduce the number of holders of Santa Fe Shares and the number of Santa Fe Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Santa Fe Shares held by the public.

  The Santa Fe Shares are listed and principally traded on the NYSE and are also listed on the CSE. Depending upon the number of Santa Fe Shares acquired pursuant to the Offer, following consummation of the Offer the Santa Fe Shares may no longer meet the requirements of such securities exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Santa Fe Shares, if among other things, (i) the number of publicly held Santa Fe Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, (ii) the number of record holders of 100 or more Santa Fe Shares should fall below 1,200 or (iii) the aggregate market value of publicly held Santa Fe Shares should fall below $5 million.

  According to the Homestake Merger Agreement which is filed as an exhibit to the Santa Fe 8-K, there were outstanding, as of December 5, 1996, 131,459,422 Santa Fe Shares and options to acquire 1,521,912 Santa Fe Shares, and, according to the 1995 Santa Fe 10-K, there were, as of February 20, 1996, 53,000 record holders of Santa Fe Shares.

  If such exchanges were to delist the Santa Fe Shares, the market therefor could be adversely affected. It is possible that the Santa Fe Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, through NASDAQ or by other sources. The extent of the public market for the Santa Fe Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Santa Fe Shares remaining at such time, the interest in maintaining a market in the Santa Fe Shares on the part of securities firms, the possible termination of registration of the Santa Fe Shares under the Exchange Act, as described below, and other factors.

  The Santa Fe Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Santa Fe Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer the Santa Fe Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Santa Fe Shares would be ineligible as collateral for margin loans made by brokers.

  The Santa Fe Shares are currently registered under the Exchange Act. Such registration may be terminated by Santa Fe upon application to the Commission if the outstanding Santa Fe Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Santa Fe Shares. Termination of registration of the Santa Fe Shares under the Exchange Act would reduce the information required to be furnished by Santa Fe to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the Santa Fe Shares. Furthermore, the ability of "affiliates" of Santa Fe and persons holding "restricted securities" of Santa Fe to dispose of such securities pursuant to Rule 144 under the Securities Act, may be impaired or eliminated. If registration of the Santa Fe Shares under the Exchange Act were terminated, the Santa Fe Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

  The Santa Fe Rights currently are registered under the Exchange Act and are listed on the NYSE and the CSE, but currently are attached to the outstanding Santa Fe Shares and are not separately transferable. The Santa Fe Rights may become transferable apart from the Santa Fe Shares, unless previously redeemed. If the Santa Fe Rights are not redeemed and the Santa Fe Rights Agreement is not amended so as to make the Santa Fe Rights not applicable to the Offer and Newmont Mining waives the Santa Fe Rights Plan Condition, then the foregoing discussion with respect to the effect of the Offer on the Santa Fe Shares would be similarly applicable to the Santa Fe Rights (although the continued listing criteria are different).

PURPOSE OF THE OFFER; THE NEWMONT MINING/SANTA FE MERGER

  The purpose of the Offer is for Newmont Mining to acquire control of, and ultimately the entire common equity interest in, Santa Fe. The Offer, as the first step in the acquisition of Santa Fe, is intended to facilitate the acquisition of all Santa Fe Shares. Holders of Santa Fe Shares will not have appraisal rights as a result of consummation of the Offer. Newmont Mining intends, as soon as practicable after consummation of the Offer, to seek to merge Santa Fe with and into a wholly-owned subsidiary of Newmont Mining. The purpose of the Newmont Mining/Santa Fe Merger is to acquire all Santa Fe Shares not tendered and exchanged pursuant to the Offer. In the Newmont Mining/Santa Fe Merger, each then outstanding Santa Fe Share (except for Santa Fe Shares held in Santa Fe's treasury and Santa Fe Shares owned by Newmont Mining or any subsidiary of Newmont Mining) would be converted into the right to receive 0.40 of a share of Newmont Mining Common Stock. The Newmont Mining/Santa Fe Merger may be consummated pursuant to Section 253 of the DGCL. Under Section 253 of the DGCL, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary corporation into itself without the approval of the stockholders of the parent corporation or of the board of directors or stockholders of the subsidiary corporation. Assuming the Minimum Tender Condition is satisfied and Newmont Mining consummates the Offer, Newmont Mining would have sufficient voting power to effect the Newmont Mining/Santa Fe Merger under Section 253 without the vote of any other stockholder of Santa Fe.

  Although stockholders do not have appraisal rights as a result of the Offer, if the Newmont Mining/Santa Fe Merger is consummated pursuant to Section 253 of the DGCL, stockholders of Santa Fe at the time of the Newmont Mining/Santa Fe Merger who do not vote in favor of the Newmont Mining/Santa Fe Merger will have the right under the DGCL to dissent and demand appraisal of their Santa Fe Shares in accordance with Section 262 of the DGCL. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Santa Fe Shares (exclusive of any element of value arising from the accomplishment or expectation of the Newmont Mining/Santa Fe Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In Cede & Co and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the DGCL and held that the "accomplishment or expectation" exclusion from the calculation of fair value set forth in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value, including those elements of value which exist on the date of the merger because of a majority acquiror's interim action in a two-step cash-out transaction. There can be no assurance as to the methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in such a determination. Any such judicial determination of the fair value of Santa Fe Shares could be based upon factors other than, or in addition to, the price per Santa Fe Share to be paid in the Newmont Mining/Santa Fe Merger or the market value of the Santa Fe Shares. The value so determined could be more or less than the price per Santa Fe Share to be paid in the Newmont Mining/Santa Fe Merger.

  Even if the Minimum Tender Condition is satisfied and the Offer is consummated, Newmont Mining reserves the right to effect the Newmont Mining/Santa Fe Merger pursuant to Section 251 of the DGCL. Assuming the Santa Fe Shares remain listed on a national securities exchange or are then quoted through NASDAQ or held of record by more than 2,000 holders, the holders of Santa Fe Shares will not have appraisal rights as a result of the Newmont Mining/Santa Fe Merger being consummated pursuant to Section 251 of the DGCL. However, in the event the Newmont Mining/Santa Fe Merger is so consummated, and if, on the date fixed to determine stockholders entitled to vote on the Newmont Mining/Santa Fe Merger, the Santa Fe Shares are not listed on a national securities exchange or quoted through NASDAQ or held of record by more than 2,000 holders, holders of Santa Fe Shares may have appraisal rights pursuant to the provisions of Section 262 of the DGCL as described above.

  Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which Newmont Mining does not believe would be applicable to the Newmont Mining/Santa Fe Merger if the Newmont Mining/Santa Fe Merger occurred within one year of consummation of the Offer, would require, among other things, that certain financial information concerning Santa Fe, and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Santa Fe therein, be filed with the Commission and disclosed to stockholders of Santa Fe prior to consummation of the Newmont Mining/Santa Fe Merger.

  In addition, Newmont Mining reserves the right to acquire, following the consummation or termination of the Offer, additional Santa Fe Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less favorable than those of the Offer. Newmont Mining and its affiliates also reserve the right to dispose of any or all Santa Fe Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

  Upon consummation of the Offer, Newmont Mining intends to take appropriate actions to optimize and rationalize the combined entities' assets, operations, exploration activities, management, personnel general and administrative functions and corporate structure. See "Background of the Offer--Comparison of the Proposals."

  As described under "Background of the Offer--Comparison of the Proposals," upon consummation of the Newmont Mining/Santa Fe Merger, Newmont Mining expects to realize substantial cost savings in both administrative and operational areas.

  Newmont Mining expects that administrative savings will come principally from the closure of Santa Fe's Albuquerque headquarters. Following consummation of the Newmont Mining/Santa Fe Merger, Newmont Mining would conduct a review of corporate and administrative staff of the combined entity with a view toward maximizing cost savings.

  Newmont Mining expects to realize operational cost savings as a result of its geographic proximity to certain of Santa Fe's Nevada operations along geographical features known as the Twin Creeks-Lone Tree Trend, the Cortez-Pipeline-Battle Mountain Trend and the Carlin Trend. Newmont Mining expects to optimize the use of oxide mills, autoclaves, flotation units and gold roasters of a combined Newmont Mining/Santa Fe entity by taking advantage of shorter haul distances where appropriate, thereby increasing production efficiency. Newmont Mining expects to realize additional cost savings from using its proprietary production technology to process low grade refractory ores from Santa Fe's Twin Creeks mine using Santa Fe's Twin Creeks flotation unit and sending ore from the Twin Creeks property to Newmont Mining's Carlin roaster for processing.

  Newmont Mining also plans to implement a strategic exploration and development program on Santa Fe's properties consisting of projects which will be divided into three levels of priority. The first priority projects are expected to include continued development drilling in the immediate vicinity of known deposits around the Twin Creeks-Lone Tree Trend to extend reserves and to optimize related mine planning. In general, first priority efforts are also expected to include exploration during the first three years following the Newmont Mining/Santa Fe Merger in areas surrounding Santa Fe's operating mines. In addition, as a first priority, Newmont Mining would explore along the southeast portion of the Cortez-Pipeline-Battle Mountain Trend because of the geological similarity of that area to that which Newmont Mining has experienced and successfully exploited along the Carlin Trend. Second priority efforts, which are expected to take place during the second through fourth years following the Newmont Mining/Santa Fe Merger, will focus on exploration in the heart of the Twin Creeks-Lone Tree Trend. The third priority program is expected to operate during the third through fifth years following the Newmont Mining/Santa Fe Merger and to involve grassroots generative exploration efforts and reconnaissance field work along the borders of the Twin Creeks-Trenton Border area to generate drill targets.

  Based upon its Nevada exploration and development experience in the Carlin Trend, Newmont Mining expects that over the five-year period following the Newmont Mining/Santa Fe Merger, it will spend approximately $50 million on its prioritized exploration of Santa Fe's properties. Newmont Mining expects these efforts to yield an aggregate of approximately seven to ten million contained gold ounces over this period. In addition, Newmont Mining expects to spend approximately $10 million per year over the next five years to discover and convert to reserves an expected 1-1.5 million ounces annually, primarily in the vicinity of existing deposits.

  Upon consummation of the Offer, Newmont Mining may also elect or seek the election of nominees of its choice to the Santa Fe Board.

  Newmont Mining has been considering various approaches to simplify its corporate structure. To achieve this objective, Newmont Mining and Newmont Gold are considering entering into the Newmont Gold Merger simultaneously with the consummation of the Newmont Mining/Santa Fe Merger. In the Newmont Gold Merger, a newly-formed subsidiary of Newmont Mining would be merged into Newmont Gold with Newmont Gold being the surviving corporation. In such merger, the outstanding shares of common stock, par value $0.01 per share, of Newmont Gold (the "Newmont Gold Common Stock") (other than those shares held by Newmont Mining) would be converted into shares of Newmont Mining Common Stock. As a result, Newmont Gold would become a wholly owned subsidiary of Newmont Mining. The Newmont Gold Merger would be subject to approval by the holders of a majority of the outstanding shares of the Newmont Gold Common Stock. If Newmont Mining and Newmont Gold decide to effect the Newmont Gold Merger, Newmont Gold would call a special meeting of its stockholders to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of obtaining stockholder approval of the Newmont Gold Merger. Since Newmont Mining owns approximately 91% of the outstanding Newmont Gold Common Stock, it has sufficient voting power to approve the Newmont Gold Merger without the vote of any other stockholder of Newmont Gold.

  Alternatively, Newmont Mining and Newmont Gold may defer the Newmont Gold Merger. In such event the Santa Fe Shares acquired pursuant to the Offer would be contributed to Newmont Gold in exchange for shares of Newmont Gold Common Stock, in an amount equal to the number of shares of Newmont Mining Common Stock issued in the Offer. Similarly, upon consummation of the Newmont Mining/Santa Fe Merger, it is expected that the shares of the surviving corporation owned by Newmont Mining as a result thereof also will be contributed to Newmont Gold in exchange for additional shares of Newmont Gold Common Stock in an amount equal to the number of shares of Newmont Mining Common Stock issued in the Newmont Mining/Santa Fe Merger. As a result, Santa Fe would become a wholly owned subsidiary of Newmont Gold and the number of outstanding shares of Newmont Mining Common Stock would continue to be equal to the number of shares of Newmont Gold Common Stock owned by Newmont Mining. Such contribution and issuance of shares of Newmont Gold Common Stock in connection with the Offer and the Newmont Mining/Santa Fe Merger is referred to herein as the "Contribution Transaction." The Contribution Transaction would be subject to approval by the holder of a majority of the outstanding shares of Newmont Gold Common Stock. If Newmont Mining and Newmont Gold were to decide to effect the Contribution Transaction, Newmont Gold would call a special meeting of its stockholders to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of obtaining shareholder approval of the Contribution Transaction. Since Newmont Mining owns approximately 91% of the outstanding Newmont Gold Common Stock, it has sufficient voting power to approve the Contribution Transaction without the vote of any other stockholder of Newmont Gold.

  Except as noted herein, Newmont Mining does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, involving Santa Fe or any of its subsidiaries, or any material changes in Santa Fe's corporate structure or business or any change in its management. However, because Newmont Mining has had only limited access to Santa Fe's books and records, additional changes may be made after a full review of Santa Fe's operations is completed.

CONDITIONS OF THE OFFER

  The Offer is subject to a number of conditions which are described below.

 MINIMUM TENDER CONDITION

  This condition would be satisfied if at least 90% of the total number of outstanding Santa Fe Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Santa Fe Shares had been so converted, exercised or exchanged) as of the date the Santa Fe Shares are accepted by Newmont Mining pursuant to the Offer. Newmont Mining has been advised by its independent accountants that this condition is required in order for the Offer and the Newmont Mining/Santa Fe Merger to qualify as a pooling of interests. See "--Pooling Condition." According to the Homestake Merger Agreement which is filed as an exhibit to the Santa Fe 8-K, as of December 5, 1996, there were 131,459,422 Santa Fe Shares outstanding and 1,521,912 Santa Fe Shares were issuable upon exercise of outstanding employee or outside director stock options granted pursuant to certain existing employee stock plans of Santa Fe. The Minimum Tender Condition is intended to ensure that, upon consummation of the Offer, Newmont Mining will own a sufficient amount of Santa Fe Shares to cause the Newmont Mining/Santa Fe Merger to be consummated and that the Newmont Mining/Santa Fe Merger will qualify as a pooling of interests transaction.

 RIGHTS PLAN CONDITION

  This condition would be satisfied if the Santa Fe Board redeems the Santa Fe Rights or amends the Santa Fe Rights Agreement so that the Santa Fe Rights would not be triggered by the Offer and the Newmont Mining/Santa Fe Merger.

 DGCL 203 CONDITION

  This condition would be satisfied if either: (i) the Santa Fe Board approves the Offer for purposes of Section 203 of the DGCL or (ii) Newmont Mining acquires 85% or more of the voting stock of Santa Fe pursuant to the Offer.

  Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Santa Fe from engaging in a Business Combination (as defined in Section
203) with an Interested Stockholder (as defined in Section 203) for a period of three years following the date that such person became an Interested Stockholder unless (i) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, (iii) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (a) constitutes a merger or consolidation of the corporation, (b) is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors or during the period described in Section 203(b)(7) of the DGCL and (c) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an Interested Stockholder during the previous three years, or (iv) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The full text of Section 203 of the DGCL has been annexed as Schedule A hereto and is incorporated herein by reference.

  Santa Fe has represented in the Homestake Merger Agreement that the actions taken by the Santa Fe Board in approving the Homestake Merger and the Homestake Merger Agreement are sufficient to render Section 203 of the DGCL inapplicable to the Homestake Merger and the transactions contemplated thereby.

 POOLING CONDITION

  The consummation of the Offer and the Newmont Mining/Santa Fe Merger is conditioned upon Newmont Mining receiving a letter from its independent accountants, Arthur Andersen LLP, stating that the Offer and the Newmont Mining/Santa Fe Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable regulations of the Commission. Newmont Mining is seeking formal interpretative advice from the Commission concerning the ability of Newmont Mining to account for the Offer and the Newmont Mining/Santa Fe Merger as a pooling of interests. Based upon the information currently available to it, Newmont Mining believes that the combination of Newmont Mining and Santa Fe pursuant to the Offer and the Newmont Mining/Santa Fe Merger will qualify for pooling of interests treatment under such Opinion.

 HOMESTAKE MERGER AGREEMENT CONDITION

  The Offer is conditioned upon the stockholders of Santa Fe not having approved the Homestake Merger Agreement, which requires the approval of the holders of a majority of the outstanding Santa Fe Shares or the Homestake Merger Agreement being otherwise terminated pursuant to its terms. The Homestake Merger Agreement Condition will not have been satisfied if such approval has been obtained. Newmont Mining intends to commence a solicitation of proxies from Santa Fe's stockholders against approval of the Homestake Merger Agreement.

 NEWMONT MINING STOCKHOLDER APPROVAL CONDITION

  This condition would be satisfied if the stockholders of Newmont Mining approve the amendment to the Newmont Mining Certificate as described herein. Pursuant to the rules of the NYSE (on which the Newmont Mining Common Stock is listed), the issuance of Newmont Mining Common Stock pursuant to the Offer and the Newmont Mining/Santa Fe Merger must be approved by the holders of a majority of the shares of Newmont Mining Common Stock voted at a meeting of such holders at which the total number of votes cast represents over 50% of all shares of Newmont Mining Common Stock outstanding on the applicable record date if the number of shares of Newmont Mining Common Stock to be issued will be equal to or in excess of 20% of the shares outstanding prior to such issuance. In addition, Newmont Mining currently does not have sufficient authorized but unissued shares of Newmont Mining Common Stock to consummate the Offer and the Newmont Mining/Santa Fe Merger. Accordingly, the Newmont Mining Certificate must be amended to increase the number of shares of Newmont Mining Common Stock authorized for issuance thereunder. Pursuant to the applicable provisions of the DGCL, such amendment to the Newmont Mining Certificate must be approved by the majority of the shares of Newmont Mining Common Stock outstanding. Newmont Mining intends to seek both such approvals at a special stockholders meeting that Newmont Mining intends to hold as soon as practicable after the effective date of this Registration Statement.

 HSR CONDITION

  The Offer is conditioned upon the waiting period (and any extension thereof) applicable to the Offer under the HSR Act having expired or been terminated.

  Under the HSR Act, and the rules that have been promulgated thereunder (the "Rules"), certain acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The acquisition of Santa Fe Shares pursuant to the Offer is subject to the HSR Act. Newmont Mining will file with the Antitrust Division and the FTC a Hart-Scott-Rodino Notification and Report Form with respect to the Offer. Under the applicable provisions of the HSR Act, the purchase of Santa Fe Shares under the Offer cannot be consummated until the expiration or early termination of a waiting period following the filing of such

Report Form by Newmont Mining. The initial waiting period under the HSR Act is 30 days. Either the FTC or the Antitrust Division may issue a request for additional information or documentary material, which will extend the waiting period until 20 days after Newmont Mining's compliance with such request. Federal and state antitrust enforcement agencies frequently scrutinize under the antitrust laws transactions such as Newmont Mining's acquisition of Santa Fe Shares pursuant to the Offer. At any time before or after Newmont Mining's acquisition of Santa Fe Shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Santa Fe Shares pursuant to the Offer or otherwise or seeking divestiture of Santa Fe Shares acquired by Newmont Mining or divestiture of substantial assets of Newmont Mining and/or Santa Fe. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which both Newmont Mining and Santa Fe are engaged, Newmont Mining believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that, if such a challenge is made, Newmont Mining will prevail.

  Certain stockholders of Santa Fe may be required to make separate filings with the FTC and Antitrust Division under the HSR Act and the Rules in conjunction with the receipt of shares of Newmont Mining Common Stock. Such stockholders will then be required to observe applicable waiting periods under the HSR Act and the Rules before receiving shares of Newmont Mining Common Stock. If any stockholder is obligated to make such a filing, Newmont Mining will deposit the shares of Newmont Mining Common Stock to be exchanged, pursuant to the Rules, pending expiration or early termination of the waiting period.

  Although no assurances can be given, Newmont Mining anticipates that the HSR Condition will be satisfied on a timely basis.

 CERTAIN OTHER CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Newmont Mining shall not be required to accept for exchange or exchange any Santa Fe Shares, may postpone the acceptance for exchange of or exchange for tendered Santa Fe Shares, and may, in its sole discretion, terminate or amend the Offer as to any Santa Fe Shares not then exchanged (i) if at the Expiration Date, any of the Minimum Tender Condition, the Newmont Mining Stockholder Approval Condition, the Rights Plan Condition, the DGCL 203 Condition, the Pooling Condition, the Homestake Merger Agreement Condition or the HSR Condition has not been satisfied or, with respect to the Minimum Tender Condition, the Rights Plan Condition, the DGCL 203 Condition, the Homestake Merger Agreement Condition or the Pooling Condition, waived, or (ii) if on or after the date of this Prospectus and at or prior to the time of exchange of any such Santa Fe Shares (whether or not any Santa Fe Shares have theretofore been accepted for exchange or exchanged pursuant to the Offer), (A) Newmont Mining receives a letter from Arthur Andersen LLP stating that, to the best of its knowledge, the Offer or the Newmont Mining/Santa Fe Merger cannot qualify as a pooling of interests transaction or (B) any of the following shall have occurred:

    (a) The shares of Newmont Mining Common Stock which shall be issued to the stockholders of Santa Fe in the Offer and the Newmont Mining/Santa Fe Merger shall not have been authorized for listing on the NYSE, subject to official notice of issuance;

    (b) The Registration Statement shall not have become effective under the Securities Act, or a stop order suspending the effectiveness of the Registration Statement shall have been issued or proceedings for that purpose shall have been initiated or threatened by the Commission or Newmont Mining shall have failed to receive all necessary "blue sky" authorizations;

    (c) A temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and/or the Newmont Mining/Santa Fe Merger or any of the other transactions contemplated by this Prospectus shall be in effect; a statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Offer and/or the Newmont Mining/Santa Fe Merger; or there shall have been a failure to obtain any required consent or approval under foreign laws or regulations, the absence of which would prohibit the consummation of the Offer or would have a material adverse effect on Newmont Mining or Santa Fe;

    (d) There shall be pending any suit, action or proceeding by any governmental entity (i) challenging the Offer or the Newmont Mining/Santa Fe Merger, seeking to restrain or prohibit the consummation of the Offer or the Newmont Mining/Santa Fe Merger or seeking to obtain from Santa Fe or Newmont Mining any damages that are material in relation to Santa Fe and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Santa Fe or Newmont Mining or any of their subsidiaries of any material portion of the business or assets of Santa Fe or Newmont Mining or any of their subsidiaries or to compel Santa Fe or Newmont Mining or any of their subsidiaries, to dispose of or hold separate any material portion of the business or assets of Santa Fe or Newmont Mining or any of their subsidiaries, as a result of the Offer or the Newmont Mining/Santa Fe Merger, (iii) seeking to impose limitations on the ability of Newmont Mining to acquire or hold, or exercise full rights to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation of the Newmont Mining/Santa Fe Merger, (iv) seeking to prohibit Newmont Mining from effectively controlling in any material respect the business or operations of Santa Fe or (v) which otherwise is reasonably likely to have a material adverse effect on Newmont Mining or Santa Fe;

    (e) (i) There shall have occurred any general suspension of trading in, or limitation on prices for, securities on the NYSE, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the U.S., or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or
  (iv) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10%
  measured from the close of business on      , 1997;

    (f) The representations and warranties of Santa Fe set forth in the Homestake Merger Agreement that are qualified as to materiality shall fail to be true and correct, and the representations and warranties of Santa Fe set forth in the Homestake Merger Agreement that are not so qualified shall fail to be true and correct in all material respects, in each case as of the date of the Homestake Merger Agreement and as of the Expiration Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date); or

    (g) There shall have occurred since the date of the Homestake Merger Agreement any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Santa Fe Material Adverse Effect.

  The foregoing conditions are for the sole benefit of Newmont Mining and may be asserted by Newmont Mining regardless of the circumstances giving rise to any such conditions (including any action or inaction by Newmont Mining) or may be waived by Newmont Mining in whole or in part (other than the Newmont Mining Stockholder Approval Condition, the HSR Condition and the condition relating to effectiveness of the Registration Statement). The determination as to whether any condition has been satisfied shall be in the sole judgment of Newmont Mining and will be final and binding on all parties. The failure by Newmont Mining at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Newmont Mining reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Santa Fe Shares, Newmont Mining will either promptly exchange such Santa Fe Shares or promptly return such Santa Fe Shares.

RELATIONSHIPS WITH SANTA FE

  Except as set forth herein, neither Newmont Mining nor, to the best of its knowledge, any of the persons listed in Schedule B hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Santa Fe, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1993, between Newmont Mining or, to the best of its knowledge, any of the persons listed in Schedule B hereto, on the one hand, and Santa Fe or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Newmont Mining, nor, to the best of its knowledge, any of the persons listed in Schedule B hereto, has since January 1, 1993 had any transaction with Santa Fe or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

  On December 31, 1996, Midtown One Corp., a wholly owned subsidiary of Newmont Mining, acquired 200 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. David H. Francisco. Mr. Francisco is Vice President, International Operations, of Newmont Gold. On January 6, 1997, Midtown One Corp. acquired an additional 4,600 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. Francisco. Except as set forth herein, and except for Mr. Francisco, who may be deemed to beneficially own 480 Santa Fe Shares held by his wife in a retirement account, neither Newmont Mining, Midtown One Corp. nor, to the best of its knowledge, any of the persons listed on Schedule B hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of Santa Fe. Except as set forth above, neither Newmont Mining nor, to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the 60-day period preceding the date of this Prospectus.

  As described under "Background of the Offer--General," on October 22, 1996, Newmont Mining and Santa Fe entered into a mutual confidentiality agreement (the "Confidentiality Agreement"). Pursuant to the Confidentiality Agreement, each of the parties agreed, among other things, that, in general, except as required by applicable law, it (and its directors, officers, employees and representatives) would keep confidential all confidential materials provided by the other party and would use such materials only for the purpose of evaluating a possible transaction between the two parties. The obligation to maintain the confidentiality of such information does not apply to information which (i) is already in the possession of the party receiving the information,
(ii) becomes generally available to the public (other than as a result of disclosure by the receiving party or its directors, officers, employees or representatives) or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party. The Confidentiality Agreement provides that, without the prior written consent of the disclosing party, except as required by applicable law, the receiving party will not, and will cause its directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the parties or any terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The Confidentiality Agreement also provides that, for a period of two years from the date of the Confidentiality Agreement, each party will, subject to certain exceptions, not directly or indirectly solicit for employment or hire any employee of the other party or any subsidiary thereof with whom such party has had contact in connection with the parties' consideration of a possible transaction. The Confidentiality Agreement is governed by the laws of the State of New York, and terminates upon the earlier of (i) two years from the date of the Confidentiality Agreement or (ii) consummation of a transaction between the parties.

  Newmont Gold leases from Santa Fe certain properties in Eureka County, Nevada pursuant to a Lease of Mining Rights dated November 1, 1977, as amended (the "Lease Agreement"). The Lease Agreement grants to Newmont Gold the exclusive right to mine the nonferrous metals located on the land covered by the Lease Agreement. In addition, Newmont Gold, Santa Fe and certain other individuals have entered into an Agreement for Unitization of Ore Reserves dated as of January 18, 1982 (the "Unitization Agreement"), which provides for unitization of certain of the properties leased pursuant to the Lease Agreement. Pursuant to the terms of both the Lease Agreement and the Unitization Agreement, Newmont Gold is required to pay Santa Fe royalty payments based upon net smelter returns on ores and concentrates sent to smelter or the gross sales price of any gold or silver bullion produced and sold from Newmont Gold's mills. In the 1995, the amount of such royalty payments was approximately $4 million. The Lease Agreement is renewable annually but will otherwise terminate on November 1, 2002. The Unitization Agreement will remain in effect until Newmont Gold determines that all gold ores located on the properties covered by the Unitization Agreement are mined. In addition, Newmont Gold also leases from an affiliate of Santa Fe certain other properties in Eureka County, Nevada pursuant to a Minerals Sublease dated April 1, 1991 (the "Mineral Sublease"). The Mineral Sublease grants to Newmont Gold the right to explore, develop, mine, recover and process minerals located on the land covered by the Mineral Sublease. Pursuant to the terms of the Mineral Sublease, Newmont Gold is required to pay such affiliate of Santa Fe at least $12,800 per year plus an annual royalty of 5% of net returns of minerals mined and removed. To date during the term of the Mineral Sublease, there has been no production on the property which is the subject of the Mineral Sublease. The Mineral Sublease expires on the later to occur of April 1, 2001 and the date on which minerals cease being produced from such property in commercial quantities.

  Effective April 15, 1996, Newmont Exploration Limited ("Newmont Exploration"), a wholly owned subsidiary of Newmont Gold, entered into an Exploration, Development and Mining Operations Agreement with Santa Fe (the "Exploration Agreement"), pursuant to which the two parties agreed to enter into a joint venture (the "Joint Venture") in order to jointly explore and evaluate the possible development of certain properties located at Mary's Mountain in Eureka County, Nevada. As an initial contribution to the Joint Venture, Newmont Exploration agreed to lease to the Joint Venture 145 unpatented claims and Santa Fe agreed to lease to the Joint Venture five fee sections owned by it and to sublease to the Joint Venture one fee section leased by it. Newmont Exploration also agreed to spend an aggregate of $2 million during the first six years of the effectiveness of the Exploration Agreement. Each party has a 50% interest in the Joint Venture. Newmont Exploration is manager of the Joint Venture. Newmont Exploration may withdraw from the Exploration Agreement prior to the completion of its contribution, subject to its obligation to complete the expenditure of the first $40,000 of exploration expenditures (which obligation it has already met). Each party has the right to withdraw after its contribution, but in the event that it does, it will have no further interest in the Assets (as defined therein) of the Joint Venture. Unless earlier terminated pursuant to its terms, the Exploration Agreement will remain in effect until August 2, 2012 and for so long thereafter as the properties are jointly owned pursuant to the Exploration Agreement.

  From time to time Newmont Exploration Limited has entered into confidentiality agreements with third parties, including Santa Fe, covering the exchange of data relating to mining exploration potential. Such agreements customarily have a term of one to two years.

FEES AND EXPENSES

  Pursuant to a letter agreement dated October 24, 1996 (the "Letter Agreement"), Goldman Sachs is providing certain financial advisory services to Newmont Mining in connection with the Offer. Under the Letter Agreement, Newmont Mining has agreed to pay Goldman Sachs for its financial advisory services (including its services as Dealer Manager) in connection with the Offer (i) a minimum fee of $200,000 upon execution of the Letter Agreement, (the "Minimum Fee"), (ii) a transaction fee of 0.40% of the aggregate consideration paid in an acquisition, if more than 50% of the Santa Fe Shares or more than 50% of the assets of Santa Fe are acquired (less fees already paid, provided, however, the Minimum Fee shall not be so credited if such fee was paid more than one year prior to the consummation of the transaction), and
(iii) a mutually acceptable fee of no less than 0.40% of the aggregate consideration paid in an acquisition, if less than 50% of the Santa Fe Shares or less than 50% of the assets of Santa Fe are acquired.

  If Newmont Mining enters into an agreement to acquire Santa Fe (the "Agreement") and Newmont Mining receives a payment on account of the termination of the Agreement, Newmont Mining shall pay Goldman Sachs a fee of 15% of such payment (less reasonable legal expenses and out-of-pocket expenses incurred by Newmont Mining). Newmont Mining has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with its engagement, and has agreed to indemnify each of Goldman Sachs and certain related persons and entities against certain liabilities and expenses in connection with Goldman Sachs' engagement, including certain liabilities under the federal securities laws.

  In connection with Goldman Sachs' engagement as financial advisor, Newmont Mining anticipates that certain employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Santa Fe stockholders for the purpose of assisting in the proxy solicitation referred to under "--Timing of the Offer." Goldman Sachs will not receive any fee for or in connection with such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above. In the ordinary course of business, Goldman Sachs may actively trade the equity and debt securities of Newmont Mining and Santa Fe for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

  In addition to the fees to be received by Goldman Sachs in connection with its engagement as financial advisor to Newmont Mining, Goldman Sachs has in the past rendered and is expected to continue to render various investment banking and financial advisory services for Newmont Mining for which it has received customary compensation.

  Newmont Mining has also retained Georgeson & Company Inc. to act as Information Agent in connection with the Offer (the "Information Agent"). The Information Agent may contact holders of Santa Fe Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners of Santa Fe Shares. The Information Agent will receive a fee estimated not to
exceed $[   ] for such services, plus reimbursement of out-of-pocket expenses, and Newmont Mining will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

  Newmont Mining will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Newmont Mining for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

  Newmont Mining believes that the Newmont Mining/Santa Fe Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, based upon their review and the advice of Arthur Andersen LLP, their independent public accountants but is subject to concurrence by the Commission. Newmont Mining is seeking formal interpretive advice from the Commission concerning the ability of Newmont Mining to account for the Offer and the Newmont Mining/Santa Fe Merger as a pooling of interests. Under this method of accounting, Newmont Mining will restate its consolidated financial statements to include the assets, liabilities, shareholder's equity and results of operations of Santa Fe at historical cost.

STOCK EXCHANGE LISTINGS

  The Newmont Mining Common Stock is listed on the NYSE, the Paris Bourse, the Brussels Stock Exchange and the Swiss Stock Exchange. Application will be made to list the shares of Newmont Mining Common Stock to be issued pursuant to the Offer and the Newmont Mining/Santa Fe Merger on all exchanges on which the Newmont Mining Common Stock is listed.

                   BUSINESSES OF NEWMONT MINING AND SANTA FE

NEWMONT MINING

  Newmont Mining was incorporated in 1921 under the laws of Delaware. Its sole asset is approximately 91% of the outstanding shares of Newmont Gold Common Stock. Newmont Gold is engaged, directly and through its subsidiaries and affiliates, in gold production, exploration for gold and acquisition of gold properties worldwide. Newmont Mining, together with Newmont Gold and its subsidiaries (unless the context otherwise requires), are referred to herein as the "Corporation."

  Effective January 1, 1994, Newmont Gold acquired all of the operations and assets of Newmont Mining, except for the capital stock of Newmont Gold retained by Newmont Mining, and Newmont Gold assumed all of Newmont Mining's liabilities. The number of outstanding shares of Newmont Mining capital stock now equals the number of shares it owns of Newmont Gold so that stockholders of both companies have identical per share interests in the reserves, production, earnings and dividends of Newmont Gold's operations. The income statements and balance sheets for the two companies are virtually the same with the only difference being the minority interest in Newmont Gold reflected in Newmont Mining's income statements and balance sheets.

  Newmont Mining has been considering various approaches to simplify its capital structure. To achieve this objective, Newmont Mining and Newmont Gold are considering entering into the Newmont Gold Merger simultaneously with the consummation of the Newmont Mining/Santa Fe Merger. See "The Offer--Purpose of the Offer; the Newmont Mining/Santa Fe Merger." If the Newmont Gold Merger is consummated, Newmont Gold would become a wholly owned subsidiary of Newmont Mining. The Newmont Gold Merger would be subject to approval by the holders of a majority of the outstanding shares of the Newmont Gold Common Stock. If Newmont Mining and Newmont Gold decide to effect the Newmont Gold Merger, Newmont Gold would call a special meeting of its stockholders to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of obtaining stockholder approval of the Newmont Gold Merger. Since Newmont Mining owns approximately 91% of the outstanding Newmont Gold Common Stock, it has sufficient voting power to approve the Newmont Gold Merger without the vote of any other stockholder of Newmont Gold.

  Alternatively, Newmont Mining and Newmont Gold may defer the Newmont Gold Merger. In such event, Newmont Mining and Newmont Gold would enter into the Contribution Transaction. See "The Offer--Purpose of the Offer; the Newmont Mining/Santa Fe Merger." If the Contribution Transaction is consummated, Santa Fe would become a wholly owned subsidiary of Newmont Gold and the number of outstanding shares of Newmont Mining Common Stock would continue to be equal to the number of Newmont Gold Common Stock owned by Newmont Mining. Thus, there would be no financial impact to a former Santa Fe stockholder. The Contribution Transaction would be subject to approval by the holders of a majority of the outstanding shares of Newmont Gold Common Stock. If Newmont Mining and Newmont Gold were to decide to affect the Contribution Transaction, Newmont Gold would call a special meeting of its stockholders to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of obtaining stockholder approval of the Contribution Transaction. Since Newmont Mining owns approximately 91% of the outstanding shares of Newmont Gold Common Stock, it has sufficient voting power to approve the Contribution Transaction without the vote of any other stockholder of Newmont Gold.

  As of January 3, 1997 there were 109,928,201 shares of Newmont Gold Common Stock outstanding, of which 99,522,308 shares were owned by Newmont Mining. In addition, as of that date, there were outstanding options to acquire 2,408,159 shares of Newmont Gold Common Stock, all of which were owned by Newmont Mining.

  Substantially all of the Corporation's consolidated sales and operating profit in 1995, 1994 and 1993 related to its gold mining activities. Although most of the Corporation's consolidated identifiable assets relate to domestic activities, 22% of its net identifiable assets as of December 31, 1995 were related to foreign activities, with no single foreign operating entity representing more than 10% of the Corporation's assets.

  Newmont Gold is the second largest gold producer in North America with year-end 1995 reserves of approximately 28.8 million equity ounces of gold. Reserves have grown 52% since 1990 entirely as the result of internal exploration. Production of approximately 1.9 million equity ounces in 1995 was 11% higher than in 1994. For the first nine months of 1996, equity production of approximately 1.7 million ounces was 25% higher than in the comparable 1995 period. Total cash costs of $220 per equity ounce during the first nine months of 1996 was $10 higher than the same period in 1995, but still below the average western world cash costs of $257 for 1995 reported by Gold Fields Mineral Services Ltd.

  Newmont Gold discovered gold near Carlin, Nevada, in the early 1960s. The Carlin Trend has become the largest gold district in North America. Since it began production in 1965, Newmont Gold has produced more than 18 million ounces at its 100% owned operations on the Carlin Trend from a combination of surface and underground mines. Newmont Gold operates a wide array of processing facilities including oxide mills, a refractory ore treatment plant, oxide leaching and bio-oxidation.

  In 1986, Newmont Gold discovered the Yanacocha gold deposit in Peru, which has since become the largest gold district in South America. Production began in 1993 and passed the 1.5 million ounce mark in mid-1996. Production for the first nine months of 1996 was approximately 611,000 ounces, of which Newmont Gold's 38% equity interest was approximately 232,000 ounces. Litigation in the Peruvian courts is asserting Newmont Gold's right to increase its equity position to 51% through the exercise of its pre-emptive right to acquire the interest of a selling partner. The trial court has ruled in Newmont Gold's favor, and a decision by an appellate court is expected soon.

  Newmont Gold was also the first Western company to begin operations in the former Soviet Union, with the start-up of a crushing plant and heap-leach recovery operation in Uzbekistan in 1995. The venture, which processes gold from existing low-grade stockpiles, is a 50/50 venture between Newmont Gold and two entities of the Uzbek government. Production totalled approximately 226,000 ounces (approximately 113,000 equity ounces) during the first nine months of 1996.

  At the end of the first quarter of 1996, production began at Minahasa on the Indonesian island of Sulawesi. The venture, in which Newmont Gold has an 80% interest, produced 76,000 ounces of gold through September 30, 1996. Newmont Gold currently has an 80% interest in the Batu Hijau copper/gold deposit on the island of Sumbawa in Indonesia. Under the terms of the joint venture agreement governing the Batu Hijau project, after the required contributions are made by both Newmont Gold and its joint venture partner, Newmont Gold will retain a 45% interest in the project. The project is awaiting various Indonesian governmental approvals to commence the construction process. Subject to obtaining these and other necessary governmental approvals, production could begin in late 1999.

  In addition, Newmont Gold has a 44% interest in a company that is conducting a feasibility study on a small open pit mine at La Herradura in Mexico. Production could begin in 1998.

  Advanced stage exploration and/or joint venture discussions continue around each of these operations as well as in Alaska and Ecuador. Additional exploration is underway in the Caribbean and certain countries in East and Southeast Asia.

SANTA FE

  The following information concerning Santa Fe is excerpted from the 1995 Santa Fe 10-K:

    "[Santa Fe] is engaged in the mining and processing of gold ores and the exploration and development of gold properties. It is one of the largest gold mining enterprises in North America, as measured by reserves and gold production, with a total of 17.9 million ounces of proven and probable gold reserves as of December 31, 1995, and total 1995 gold production of 846,000 ounces. [Santa Fe's] Twin Creeks Mine, which [Santa Fe] estimates to be the third largest primary gold mine in North America, and its Lone Tree Mine are located in northern Nevada; its Mesquite Mine is located in southern California. [Santa Fe] also explores and evaluates precious metals properties and prospects in the United States, elsewhere in North America, South America, Central Asia, West Africa and the Southwestern Pacific region."

    "[Santa Fe] was incorporated in the State of Delaware in 1983 and, until 1994, was a wholly owned subsidiary of Santa Fe Pacific Corporation ("SFP") or its predecessor corporations. During 1994, [Santa Fe] completed an initial public offering of 14.6% of its common stock . . . and on September 30, 1994, SFP distributed its remaining ownership in [Santa Fe] to SFP shareholders."

                          NEWMONT MINING AND SANTA FE

                   PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial information combines the historical consolidated balance sheets and statements of income of Newmont Mining and Santa Fe, including their respective subsidiaries, after giving effect to the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger assuming 100% of the Santa Fe Shares are acquired. The unaudited pro forma combined statements of income for the nine months ended September 30, 1996 and 1995 and each of the years in the three-year period ended December 31, 1995 give effect to the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger as if it they had occurred at the beginning of each period. The unaudited pro forma condensed combined balance sheet at September 30, 1996 gives effect to the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger as if they had occurred on that date. These statements are prepared on the pooling of interests basis of accounting and are based on the assumptions set forth in the notes thereto. Certain information was derived from the audited consolidated financial statements of Santa Fe contained in the 1995 Santa Fe 10-K and the consolidated financial statements in the Santa Fe September 30, 1996 10-Q which are incorporated herein by reference (except for the report of Santa Fe's independent accountants contained therein which is not incorporated herein by reference because the consent of such independent accountants has not yet been obtained). See "Available Information" and "Incorporation of Certain Information by Reference."

  The information shown below should be read in conjunction with the consolidated historical financial statements of Newmont Mining and Santa Fe, including the respective notes thereto, which are incorporated by reference in this Prospectus (except for the report of Santa Fe's independent accountants contained therein which is not incorporated herein by reference because the consent of Santa Fe's independent accountants has not yet been obtained) and the unaudited pro forma combined per share financial information which appears elsewhere in this Prospectus. See "Available Information" and "Incorporation of Certain Information by Reference." The pro forma financial statements are presented for comparative purposes only and are also not necessarily indicative of the combined financial position or results of operations which would have been realized had the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger been consummated during the periods or as of the dates for which the pro forma financial statements are presented. The pro forma financial statements also are not necessarily indicative of the combined financial position or results of operations in the future. Upon consummation of the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger, the actual financial position and results of operations of the surviving corporation will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the dates of the pro forma financial information and the dates on which the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger are consummated and thereafter, as well as the factors discussed under "Risk Factors." In addition, Newmont Mining expects to achieve significant operating cost savings as a result of the Newmont Mining/Santa Fe Merger. See "Background of the Offer--Comparison of the Proposals." No adjustments have been included in the pro forma financial statements set forth below for anticipated cost savings.

                          NEWMONT MINING AND SANTA FE

                PRO FORMA COMBINED INCOME STATEMENT--UNAUDITED
                       (IN THOUSANDS, EXCEPT PER SHARE)
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                PRO FORMA     PRO FORMA
                                               ADJUSTMENTS   ADJUSTMENTS
                                                 FOR THE       FOR THE
                          NEWMONT            NEWMONT MINING/ NEWMONT GOLD   PRO FORMA
                           MINING  SANTA FE  SANTA FE MERGER    MERGER      COMBINED
                          -------- --------  --------------- ------------   ---------
Sales and other income
  Sales.................  $561,959 $238,253                                 $800,212
  Dividends, interest
   and other............    18,826    5,983                                   24,809
                          -------- --------                                 --------
                           580,785  244,236                                  825,021
                          -------- --------                                 --------
Costs and expenses
  Costs applicable to
   sales................   345,679  129,999                                  475,678
  Depreciation,
   depletion and
   amortization.........    91,457   46,979      $ 8,349 (A)
                                                     342 (B)                 147,127
  Exploration and
   research.............    39,147   23,257                                   62,404
  General and
   administrative.......    36,937   12,436         (342)(B)                  49,031
  Interest, net.........    32,652    9,628                                   42,280
  Other.................     8,795      --                                     8,795
                          -------- --------      -------                    --------
                           554,667  222,299        8,349                     785,315
                          -------- --------      -------                    --------
Equity in income of
 affiliated companies...    35,586      --                                    35,586
                          -------- --------                                 --------
Pretax income...........    61,704   21,937       (8,349)                     75,292
Income tax benefit
 (provision)............    10,755   (6,363)       2,922 (C)                   7,314
Minority interest in
 income of Newmont
 Gold...................     6,861      --           --        $(6,861)(D)       --
                          -------- --------      -------       -------      --------
Net income applicable to
 common shares..........  $ 65,598 $ 15,574      $(5,427)      $ 6,861      $ 82,606
                          ======== ========      =======       =======      ========
Net income per common
 share..................  $   0.66 $   0.12                                 $   0.51
                          ======== ========                                 ========
Weighted average number
 of shares of common
 stock equivalents
 outstanding............    99,260  131,464      (78,878)       10,412       162,258

--------
(A) Depreciation, depletion and amortization included in deferred mining costs for the period by Santa Fe.
(B) Reclassification of depreciation, depletion and amortization included in general and administrative expense by Santa Fe.
(C) Income tax benefit from incremental change in pretax income related to adjustment (A) at U.S. Federal statutory rate of 35%.
(D) Adjustment of minority interest to reflect Newmont Gold as a wholly owned subsidiary of Newmont Mining.

                          NEWMONT MINING AND SANTA FE

                PRO FORMA COMBINED INCOME STATEMENT--UNAUDITED
                       (IN THOUSANDS, EXCEPT PER SHARE)
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                               PRO FORMA     PRO FORMA
                                              ADJUSTMENTS   ADJUSTMENTS
                                                FOR THE       FOR THE
                          NEWMONT           NEWMONT MINING/ NEWMONT GOLD   PRO FORMA
                           MINING  SANTA FE SANTA FE MERGER    MERGER      COMBINED
                          -------- -------- --------------- ------------   ---------
Sales and other income
  Sales.................  $451,849 $254,685                                $706,534
  Dividends, interest
   and other............    39,737    5,719                                  45,456
  Gain on disposition of
   investment...........   113,188      --                                  113,188
                          -------- --------                                --------
                           604,774  260,404                                 865,178
                          -------- --------                                --------
Costs and expenses
  Costs applicable to
   sales................   265,103  121,284                                 386,387
  Depreciation,
   depletion and
   amortization.........    76,503   49,870      $8,791 (A)
                                                    665 (B)                 135,829
  Exploration and
   research.............    40,549   24,246                                  64,795
  General and
   administrative.......    34,329   11,752        (665)(B)                  45,416
  Interest, net.........    26,137    7,114                                  33,251
  Write-off of
   exploration
   property.............    18,767      --                                   18,767
  Other.................     8,641      --                                    8,641
                          -------- --------     -------                    --------
                           470,029  214,266       8,791                     693,086
                          -------- --------     -------                    --------
Equity in income of
 affiliated companies...    20,996      --                                   20,996
                          -------- --------                                --------
Pretax income...........   155,741   46,138      (8,791)                    193,088
Income tax provision....    35,428   13,869      (3,077)(C)                  46,220
Minority interest in
 income of Newmont
 Gold...................    11,668      --                    $(11,668)(D)      --
                          -------- --------     -------       --------     --------
Net income..............   108,645   32,269      (5,714)        11,668      146,868
Preferred stock
 dividends..............    11,859      --                                   11,859
                          -------- --------     -------       --------     --------
Net income applicable to
 common shares..........  $ 96,786 $ 32,269     $(5,714)      $ 11,668     $135,009
                          ======== ========     =======       ========     ========
Net income per common
 share..................  $   1.12 $   0.25                                $   0.90
                          ======== ========                                ========
Weighted average number
 of shares of common
 stock and common stock
 equivalents
 outstanding............    86,310  131,387     (78,832)        10,351      149,216

--------
(A) Depreciation, depletion and amortization included in deferred mining costs for the period by Santa Fe.
(B) Reclassification of depreciation, depletion and amortization included in general and administrative expense by Santa Fe.
(C) Income tax benefit from incremental change in pretax income related to adjustment (A) at a U.S. Federal statutory rate of 35%.
(D) Adjustment of minority interest to reflect Newmont Gold as a wholly owned subsidiary of Newmont Mining.

                          NEWMONT MINING AND SANTA FE

                PRO FORMA COMBINED INCOME STATEMENT--UNAUDITED
                       (IN THOUSANDS, EXCEPT PER SHARE)
                     FOR THE YEAR ENDED DECEMBER 31, 1995

                                               PRO FORMA     PRO FORMA
                                              ADJUSTMENTS   ADJUSTMENTS
                                                FOR THE       FOR THE
                          NEWMONT           NEWMONT MINING/ NEWMONT GOLD   PRO FORMA
                           MINING  SANTA FE SANTA FE MERGER    MERGER       COMBINED
                          -------- -------- --------------- ------------   ----------
Sales and other income
  Sales.................  $636,219 $345,421                                $  981,640
  Dividends, interest
   and other............    42,157    8,212                                    50,369
  Gain on disposition of
   investment...........   113,188      --                                    113,188
                          -------- --------                                ----------
                           791,564  353,633                                 1,145,197
                          -------- --------                                ----------
Costs and expenses
  Costs applicable to
   sales................   370,617  166,989                                   537,606
  Depreciation,
   depletion and
   amortization.........   106,835   67,451     $12,195 (A)
                                                  1,010 (B)                   187,491
  Exploration and
   research.............    57,291   31,213                                    88,504
  General and
   administrative.......    45,953   20,652      (1,010)(B)                    65,595
  Interest, net.........    36,415   10,684                                    47,099
  Write-off of
   exploration
   properties...........    52,521      --                                     52,521
  Other.................     8,963      --                                      8,963
                          -------- --------     -------                    ----------
                           678,595  296,989      12,195                       987,779
                          -------- --------     -------                    ----------
Equity in income of
 affiliated companies...    28,895      --                                     28,895
                          -------- --------                                ----------
Pretax income...........   141,864   56,644     (12,195)                      186,313
Income tax provision....    16,992   16,832      (4,268)(C)                    29,556
Minority interest in
 income of Newmont
 Gold...................    12,238      --                    $(12,238)(D)        --
                          -------- --------     -------       --------     ----------
Net income..............   112,634   39,812      (7,927)        12,238        156,757
Preferred stock
 dividends..............    11,157      --                                     11,157
                          -------- --------     -------       --------     ----------
Net income applicable to
 common shares..........  $101,477 $ 39,812     $(7,927)      $ 12,238     $  145,600
                          ======== ========     =======       ========     ==========
Net income per common
 share..................  $   1.17 $   0.30                                $     0.97
                          ======== ========                                ==========
Weighted average number
 of shares of common
 stock and common stock
 equivalents
 outstanding............    87,006  131,403     (78,842)        10,369        149,936

--------
(A) Depreciation, depletion and amortization included in deferred mining costs for the period by Santa Fe.
(B) Reclassification of depreciation, depletion and amortization included in general and administrative expense by Santa Fe.
(C) Income tax benefit from incremental change in pretax income related to adjustment (A) at a U.S. Federal statutory rate of 35%.
(D) Adjustment of minority interest to reflect Newmont Gold as a wholly owned subsidiary of Newmont Mining.

                          NEWMONT MINING AND SANTA FE

                PRO FORMA COMBINED INCOME STATEMENT--UNAUDITED
                       (IN THOUSANDS, EXCEPT PER SHARE)
                     FOR THE YEAR ENDED DECEMBER 31, 1994

                                                PRO FORMA     PRO FORMA
                                               ADJUSTMENTS   ADJUSTMENTS
                                                 FOR THE       FOR THE
                          NEWMONT            NEWMONT MINING/ NEWMONT GOLD   PRO FORMA
                           MINING  SANTA FE  SANTA FE MERGER    MERGER      COMBINED
                          -------- --------  --------------- ------------   ---------
Sales and other income
  Sales.................  $597,370 $370,175                                 $967,545
  Dividends, interest
   and other............    22,316    7,409                                   29,725
                          -------- --------                                 --------
                           619,686  377,584                                  997,270
                          -------- --------                                 --------
Costs and expenses
  Costs applicable to
   sales................   326,385  169,655                                  496,040
  Depreciation,
   depletion and
   amortization.........    91,115   75,726      $ 5,526 (A)
                                                     816 (B)                 173,183
  Exploration and
   research.............    69,151   28,587                                   97,738
  General and
   administrative.......    41,892   18,155         (816)(B)                  59,231
  Interest, net.........     9,823    8,765                                   18,588
  Other.................    42,655      --                                    42,655
                          -------- --------      -------                    --------
                           581,021  300,888        5,526                     887,435
                          -------- --------      -------                    --------
Equity in income of
 affiliated companies...    15,395      --                                    15,395
                          -------- --------                                 --------
Pretax income...........    54,060   76,696       (5,526)                    125,230
Income tax benefit
 (provision)............    29,334  (19,995)       1,934 (C)                  11,273
Minority interest in
 income of Newmont
 Gold...................     7,273      --           --        $(7,273)(D)       --
                          -------- --------      -------       -------      --------
Net income..............    76,121   56,701       (3,592)        7,273       136,503
Preferred stock
 dividends..............    15,813      --                                    15,813
                          -------- --------      -------       -------      --------
Net income applicable to
 common shares..........  $ 60,308 $ 56,701      $(3,592)      $ 7,273      $120,690
                          ======== ========      =======       =======      ========
Net income per common
 share..................  $   0.70 $   0.46                                 $   0.83
                          ======== ========                                 ========
Weighted average number
 of shares of common
 stock and common stock
 equivalents
 outstanding............    86,147  122,668      (73,601)       10,325       145,539

--------
(A) Depreciation, depletion and amortization included in deferred mining costs for the period by Santa Fe.
(B) Reclassification of depreciation, depletion and amortization included in general and administrative expense by Santa Fe.
(C) Income tax benefit from incremental change in pretax income related to adjustment (A) at a U.S. Federal statutory rate of 35%.
(D) Adjustment of minority interest to reflect Newmont Gold as a wholly owned subsidiary of Newmont Mining.

                          NEWMONT MINING AND SANTA FE

                PRO FORMA COMBINED INCOME STATEMENT--UNAUDITED
                       (IN THOUSANDS, EXCEPT PER SHARE)
                     FOR THE YEAR ENDED DECEMBER 31, 1993

                                              PRO FORMA     PRO FORMA
                                             ADJUSTMENTS   ADJUSTMENTS
                                               FOR THE       FOR  THE
                         NEWMONT           NEWMONT MINING/ NEWMONT GOLD   PRO FORMA
                          MINING  SANTA FE SANTA FE MERGER    MERGER      COMBINED
                         -------- -------- --------------- ------------   ---------
Sales and other income
  Sales................. $628,809 $228,744                                $857,553
  Dividends, interest
   and other............   19,976    6,181                                  26,157
  Gain on disposition of
   investment...........   29,607      --                                   29,607
                         -------- --------                                --------
                          678,392  234,925                                 913,317
                         -------- --------                                --------
Costs and expenses
  Costs applicable to
   sales................  333,541  104,372                                 437,913
  Depreciation,
   depletion and
   amortization.........  110,000   43,150     $ 6,545 (A)
                                                 1,025 (B)                 160,720
  Exploration and
   research.............   52,694   21,864                                  74,558
  General and
   administrative.......   35,849   12,748      (1,025)(B)                  47,572
  Interest, net.........   12,393   11,754                                  24,147
  Other.................   14,230      --                                   14,230
                         -------- --------     -------                    --------
                          558,707  193,888       6,545                     759,140
                         -------- --------     -------                    --------
Equity in income of
 affiliated companies...    5,001      --                                    5,001
                         -------- --------                                --------
Pretax income from
 continuing operations
 before cumulative
 effect of change in
 accounting principle...  124,686   41,037      (6,545)                    159,178
Income tax provision....   18,565   13,369      (2,291)(C)                  29,643
Minority interest in
 income of Newmont
 Gold...................   11,452      --          --        $(11,452)(D)      --
                         -------- --------     -------       --------     --------
Income from continuing
 operations before
 cumulative effect of
 change in accounting
 principle..............   94,669   27,668      (4,254)        11,452      129,535
Preferred stock
 dividends..............   15,910      --                                   15,910
                         -------- --------     -------       --------     --------
Income from continuing
 operations applicable
 to common shares....... $ 78,759 $ 27,668     $(4,254)      $ 11,452     $113,625
                         ======== ========     =======       ========     ========
Income per common share
 from continuing
 operations............. $   0.92 $   0.25                                $   0.81
                         ======== ========                                ========
Weighted average number
 of shares of common
 stock and common stock
 equivalents
 outstanding............   85,462  112,200     (67,320)        10,375      140,717

--------
(A) Depreciation, depletion and amortization included in deferred mining costs for the period by Santa Fe.
(B) Reclassification of depreciation, depletion and amortization included in general and administrative expense by Santa Fe.
(C) Income tax benefit from incremental change in pretax income related to adjustment (A) at federal statutory rate of 35%.
(D) Adjustment of minority interest to reflect Newmont Gold as a wholly owned subsidiary of Newmont Mining.

                          NEWMONT MINING AND SANTA FE

            PRO FORMA CONDENSED COMBINED BALANCE SHEET -- UNAUDITED
                       (IN THOUSANDS, EXCEPT PER SHARE)
                              SEPTEMBER 30, 1996

                                                  PRO FORMA      PRO FORMA
                                                 ADJUSTMENTS    ADJUSTMENTS
                                                   FOR THE        FOR THE
                          NEWMONT              NEWMONT MINING/  NEWMONT GOLD    PRO FORMA
                           MINING    SANTA FE  SANTA FE MERGER     MERGER        COMBINED
                         ---------- ---------- ---------------  ------------    ----------
Assets
  Cash and cash
   equivalents.......... $  187,091 $   38,790                                  $  225,881
  Inventories...........    211,718     42,716                                     254,434
  Current portion of
   deferred mining
   costs................        --     100,465    $(16,000)(A)                      84,465
  Other.................     96,950      6,223      (8,534)(B)                      94,639
                         ---------- ----------    --------                      ----------
    Current assets......    495,759    188,194     (24,534)                        659,419
  Property, plant and
   mine development,
   net..................  1,293,311  1,034,350     (24,000)(A)                   2,303,661
  Other long-term
   assets...............    290,549      6,049     (51,181)(B)                     245,417
                         ---------- ----------    --------                      ----------
    Total assets........ $2,079,619 $1,228,593    $(99,715)                     $3,208,497
                         ========== ==========    ========                      ==========
Liabilities
  Short-term debt and
   current portion of
   long-term debt....... $   61,804        --                                   $   61,804
  Other current
   liabilities..........    156,514     83,077      (8,534)(B)
                                                    (5,600)(C)                     225,457
                         ---------- ----------    --------                      ----------
    Current
     liabilities........    218,318     83,077     (14,134)                        287,261
  Long-term debt........    585,009    394,866                                     979,875
  Other long-term
   liabilities..........    149,403    186,175     (51,181)(B)
                                                    (8,400)(C)                     275,997
                         ---------- ----------    --------                      ----------
    Total liabilities...    952,730    664,118     (73,715)                      1,543,133
                         ---------- ----------    --------                      ----------
Minority interest in
 Newmont Gold...........    106,702        --                    $(106,702)(E)         --
                         ---------- ----------    --------       ---------      ----------
Stockholders' Equity
  Common stock..........    159,197      1,315      82,845 (D)      16,651 (E)     260,008
  Capital in excess of
   par value............    568,158    327,279     (82,845)(D)      90,051 (E)     902,643
  Retained earnings.....    292,832    235,881     (40,000)(A)
                                                    14,000 (C)                     502,713
                         ---------- ----------    --------       ---------      ----------
    Total stockholders'
     equity.............  1,020,187    564,475     (26,000)        106,702       1,665,364
                         ---------- ----------    --------       ---------      ----------
    Total liabilities
     and stockholders'
     equity............. $2,079,619 $1,228,593    $(99,715)            --       $3,208,497
                         ========== ==========    ========       =========      ==========

--------
(A) Newmont Mining estimate of depreciation, depletion and amortization included in deferred mining cost balances by Santa Fe. See Note 2 below.
(B) Reclassification of current deferred tax asset to current portion of deferred income tax liability and of long-term deferred tax asset to long-term deferred income tax liability to net pro forma deferred tax assets and liabilities.
(C) Estimated incremental deferred income taxes related to adjustment (A) at a U.S. Federal statutory rate of 35%.
(D) To reflect issuance of Newmont Mining Common Stock.
(E) Adjustment of stockholders' equity and minority interest to reflect issuance of Newmont Mining Common Stock and Newmont Gold as a wholly owned subsidiary of Newmont Mining.

                          NEWMONT MINING AND SANTA FE

               NOTES TO PRO FORMA COMBINED STATEMENTS OF INCOME
                     AND CONDENSED COMBINED BALANCE SHEET


  1. The financial information of Newmont Mining and Santa Fe are presented using similar accounting policies. However, Santa Fe includes certain depreciation, depletion and amortization charges in mining costs while Newmont Mining does not. To the extent that these mining costs have been capitalized as deferred mining costs, pro forma adjustments have been made to charge the depreciation, depletion and amortization component against current period earnings consistent with Newmont Mining's accounting policy. Adjustments have also been made for the tax impact resulting from these items assuming a 35% U.S. Federal statutory rate.

  2. For the pro forma balance sheet, Newmont Mining does not have sufficient information available to determine the amount of depreciation, depletion and amortization included in Santa Fe's deferred mining cost balances. Therefore, such amounts were estimated by Newmont Mining based upon the average percentage of depreciation, depletion and amortization costs capitalized to deferred mining costs capitalized over the three years and nine months ended September 30, 1996. The tax impact was assumed at a 35% U.S. Federal statutory rate.

  3. Santa Fe does not account for certain in-process inventories on the same basis as Newmont Mining. Santa Fe includes costs in deferred mining costs which Newmont Mining categorizes as inventory. Newmont Mining does not have sufficient information to determine or estimate the amount of Santa Fe costs that would be categorized as inventory under Newmont Mining's basis of accounting. Therefore, no pro forma adjustment has been made. Although the actual inventory and current deferred mine development cost balances of the combined entity would likely be significantly different from the pro forma amounts presented, the sum of the two is believed to be representative of the total amount that would be included in current assets of the combined entity.

  4. Newmont Mining expects that after combining with Santa Fe, estimated annualized expense savings of approximately $50 million can be achieved, and such savings are not reflected in the pro forma income statements. If such savings are assumed in 1995, pro forma net income for 1995 would increase an estimated $32.5 million, or $0.22 per share.

  5. No provision has been made in the pro forma statements for expenses to be incurred in connection with the acquisition. Such expenses will primarily consist of investment advisory and professional fees, employee benefit and severance costs and any "break-up" fee that may be payable to Homestake. Such expenses will be charged to income in the period the acquisition is completed. A preliminary estimate of such expenses, which is subject to change, is $100 million.

  6. The pro forma issuance of shares of Newmont Mining Common Stock in connection with the Newmont Gold Merger of September 30, 1996 is recorded at the historical cost of the minority interest in Newmont Gold or Newmont Mining's financial statements, since the shares of Newmont Mining Common Stock issued represent identical interests in the same net assets as the shares of Newmont Gold Common Stock exchanged.

  7. Certain amounts have been reclassified to conform to the pro forma presentation.

  8. Comments relating to certain significant, non-recurring items included in Newmont Mining's statements of income follow:

    a. Dividends, interest and other income for the nine months ended September 30, 1995 and year ended December 31, 1995 include $28.3 million for business interruption insurance received for problems associated with the refractory ore treatment plant at Newmont Mining's Carlin operation.

    b. Gain on disposition of investments for the nine months ended September 30, 1995 and year ended December 31, 1995 reflects a gain of $113.2 million on the sale of Newmont Gold's 10.7% interest in Southern Peru Copper Corporation which netted proceeds of $116.4 million.

    c. The nine months ended September 30, 1995 and year ended December 31, 1995 include a charge of $18.8 million for the write-off of the Ivanhoe exploration property in Nevada resulting from evaluation and determination that the property did not meet Newmont Mining's criteria for development.

    d. The year ended December 31, 1995 includes a charge of $33.8 million for the write-off of the Grassy Mountain exploration property in Oregon resulting from evaluation and determination that the property did not meet Newmont Mining's criteria for development.

    e. Other expense for the year ended December 31, 1994 includes a provision of $36.1 million for matters concerning environmental obligations associated with former mining activities related to Newmont Mining subsidiaries. Of the amount, $20.0 million represents a valuation allowance on accounts receivable from insurance companies for such matters. The balance represents a charge as a result of Newmont Mining revising its estimates of costs associated with these matters.

    f. The income tax benefit (provision) for 1994 includes a benefit of $12.6 million related to the charge discussed in (5) above and a benefit of $16.2 million resulting from the resolution of certain tax issues associated with prior years.

    g. Gain on disposition of investment for the year ended December 31, 1993 reflects a gain of $29.6 million on the sale of Newmont Mining's 14% interest in Newcrest Mining Limited which netted proceeds of $67 million.

  9. If the Newmont Gold Merger transaction is not completed, then the Contribution Transaction will take place. This will not result in any material change in Newmont Mining's financial statements. They will continue to reflect the Newmont Gold minority interest. If it is assumed that the Contribution Transaction took place at the beginning of 1995, the pro forma combined net income for 1995 would decrease to $147.1 million, but net income per share would remain at $0.97 as pro forma weighted average shares of common stock and common stock equivalents would decrease to 139.6 million. Likewise, if the Contribution Transaction had taken place at the beginning of 1996, the pro forma combined net income for the nine months ended September 30, 1996 would have decreased to $77.3 million but net income per share would have remained at $0.51 as pro forma weighted average shares of common stock and common stock equivalents would have decreased to $151.8 million. If the Contribution Transaction is assumed to occur on September 30, 1996, pro forma combined stockholders' equity would be reduced by $106.7 million, and a minority interest in Newmont Gold would be reflected at $106.7 million on the condensed pro forma combined balance sheet.

  Newmont Mining is not aware of significant, non-recurring items included in Santa Fe's statements of income.

                          NEWMONT MINING AND SANTA FE

                  PRO FORMA NET PROVEN AND PROBABLE RESERVES

  The following table sets forth the proven and probable reserves of Newmont Gold and Santa Fe on a combined basis as of December 31, 1995. The information included in this table was derived from the proven and probable reserve information contained in the 1995 Newmont Mining 10-K and the 1995 Santa Fe 10-K which are incorporated herein by reference. See "Incorporation of Certain Information by Reference."

                PRO FORMA NET PROVEN AND PROBABLE RESERVES (1)

                                                DECEMBER 31, 1995
                                   -------------------------------------------
                                           DRY SHORT  GRADE   CONTAINED EQUITY
                                   PERCENT   TONS     (OUNCE   OUNCES   OUNCES
                                   EQUITY   (000S)   PER TON)  (000S)   (000S)
                                   ------- --------- -------- --------- ------
NEWMONT GOLD
Carlin, Nevada
  Open Pit
    Gold Quarry/Mac/Tusc..........   100%    209,670  0.045     9,519    9,519
    Carlin/Pete/Lantern...........   100%     14,818  0.031       456      456
    Genesis/North Star............   100%     41,349  0.029     1,194    1,194
    Post/Goldbug..................   100%     25,622  0.191     4,890    4,890
    Capstone/Bootstrap/Tara.......   100%     19,851  0.046       915      915
    Rain/Emigrant Springs.........   100%      4,864  0.035       169      169
                                           ---------           ------   ------
Total Open Pit....................           316,174  0.054    17,143   17,143
                                           ---------           ------   ------
Underground
    Carlin........................   100%        936  0.429       402      402
    Deep Star.....................   100%        847  0.930       788      788
    Rain..........................   100%        148  0.203        30       30
                                           ---------           ------   ------
Total Underground.................             1,931  0.632     1,220    1,220
    Stockpiles and in process.....   100%     47,730  0.053     2,521    2,521
                                           ---------           ------   ------
Total Carlin (2)(3)...............           365,835  0.057    20,884   20,884
                                           ---------           ------   ------
Minera Yanacocha, Peru
  Carachugo.......................    38%     35,459  0.025       896      340
  Maqui Maqui.....................    38%     47,652  0.047     2,238      850
  San Jose........................    38%     52,160  0.032     1,690      642
  Stockpiles and in process.......    38%      1,800  0.048        87       33
                                           ---------           ------   ------
Total Yanacocha (4)...............           137,071  0.036     4,911    1,865
                                           ---------           ------   ------
Zarafshan-Newmont, Uzbekistan
 (5)..............................    50%    241,794  0.036     8,632    4,316
                                           ---------           ------   ------
Minahasa, Indonesia
  Mesel/Leons/Nibong..............    80%      9,668  0.207     2,006    1,605
  Other...........................    80%        858  0.164       141      112
                                           ---------           ------   ------
Total Minahasa(6).................            10,526  0.204     2,147    1,717
                                           ---------           ------   ------
Total.............................           755,226  0.048    36,574   28,782
                                           ---------           ------   ------
SANTA FE
Nevada
  Twin Creeks Mine(7).............   100%    150,144  0.070    10,467   10,467
  Lone Tree(8)....................   100%     60,808  0.077     4,679    4,679
  Trenton Canyon(9)...............   100%     20,073  0.029       590      590
  Mule Canyon(10).................   100%      8,985  0.112     1,002    1,002
                                           ---------           ------   ------
Total Nevada......................           240,010  0.070    16,738   16,738
                                           ---------           ------   ------
Mesquite Mine, Imperial County,
 California(11)...................   100%     52,805  0.021     1,132    1,132
                                           ---------           ------   ------
Total.............................           292,815  0.061    17,870   17,870
                                           ---------           ------   ------
TOTAL PRO FORMA RESERVES..........         1,048,041  0.052    54,444   46,652
                                           =========           ======   ======

--------
 (/1/) The term "reserve" means that part of a mineral deposit which can be economically and legally extracted or produced under reasonable assumptions at the time of the reserve determination.
       The term "economically," as used in the definition of reserve, implies that profitable extraction or production under defined investment assumptions has been established or analytically demonstrated. The assumptions made must be reasonable, including assumptions concerning the prices and costs that will prevail during the life of the project. The term "legally," as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, there should be a reasonable basis to believe that issuance of these permits or resolution of legal issues can be accomplished in a timely manner.
       The term "proven reserves" means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, working or drill holes, (b) grade and/or quality are computed from the result of detailed sampling and (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of the reserves are well established.
       The term "probable reserves" means reserves for which quantity and grade are computed from information similar to that used for proven reserves but the sites for sampling are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.
 (/2/) Calculated using cutoff grades for as follows: oxide leach material not less than 0.006 ounce per ton; refractory leach material (for the Gold Quarry, Mac and Tusc deposits only) not less than 0.03 ounce per ton; refractory mill material not less than 0.07 ounce per ton; oxide mill material varies. Ore reserves were calculated using different recoveries depending on each deposit's metallurgical properties and process. The average oxide mill recoveries utilized were as follows: Mill No. 3-85%; Mill No. 4-83%; Mill No. 5-82%. The average refractory mill recoveries utilized were Mill No. 6-88%. The average leach recoveries utilized for oxide material were as follows: North Area Leach Facility-63%; South Area Leach Facility-61%; Rain Area Leach Facility-55%. The following average leach recovery was utilized for refractory bioleach material in Gold Quarry, Mac and Tusc deposits: 55%.
       The term "cut-off grade" means the lowest grade of mineralized rock that can be included in the reserve in a given deposit. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, amenability of the ore to gold extraction, and milling or leaching facilities available.
 (/3/) Approximately 65% of these reserves is refractory in nature. Refractory ore is not amenable to the normal cyanidation recovery processes currently used by Newmont Mining. Such ore must be oxidized before it is subjected to the normal recovery processes. Refractory reserves of mill-grade material contain at least 0.07 ounces per ton. Refractory reserves of leach-grade material (Gold Quarry, Mac and Tusc deposits only) contain at least 0.03 ounces per ton.
 (/4/) Calculated by Newmont Mining using a cutoff grade not less than 0.010 ounces per ton. Assumed leach recovery is 60% to 83%, depending on each deposit's metallurgical properties. All of the ore is oxidized.
 (/5/) Material available to Zarafshan-Newmont for processing from designated stockpiles or from other specified sources. All ore is oxidized. Tonnage and gold content of material available to Zarafshan-Newmont for processing from the designated stockpiles or from other specified sources are guaranteed by state entities of Uzbekistan. Material will be crushed and leached. The feasibility study prepared by Zarafshan-Newmont used a 50% to 65% leach recovery rate, depending on material type.
 (/6/) Calculated by Newmont Mining using a cut-off grade of 0.058 ounces per ton and mill recovery rates of 80% to 89% depending on material type. Substantially all of the ore is refractory.
 (/7/) Santa Fe estimates that approximately 86% of the contained ounces is recoverable. Approximately 67% of the reserves are refractory.
 (/8/) Santa Fe estimates that approximately 81% of the contained ounces is recoverable. Approximately 86% of the reserves are refractory.
 (/9/) Santa Fe estimates that approximately 74% of the contained ounces is recoverable. Deposit is predominantly oxide ores.
(/10/) Santa Fe estimates that approximately 83% of the contained ounces is recoverable. Approximately 79 % of the reserves is refractory.
(/11/) Santa Fe estimates that approximately 62% of the contained ounces is recoverable. Approximately 83% of the reserves is oxide.

                          NEWMONT MINING AND SANTA FE
                   PRO FORMA PRODUCTION, PRICE AND COST DATA

  The following table sets forth certain pro forma production, price and cost data for Newmont Mining and Santa Fe, including their respective subsidiaries, on a combined basis after giving effect to the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger assuming 100% of the Santa Fe Shares are acquired. The data gives effect to the Offer, the Newmont Mining/Santa Fe Merger and the Newmont Gold Merger as if they had occurred on January 1. The data was derived from information contained in the 1995 Newmont Mining 10-K, the 1995 Santa Fe 10-K, the 1996 Newmont Mining Form 10-Q for the nine months ended September 30, 1996 and the 1996 Santa Fe Form 10-Q for the nine months ended September 30, 1996, each of which is incorporated herein by reference (other than, in the case of the 1995 Santa Fe 10-K, the report of Santa Fe's independent accountants contained therein which is not incorporated herein by reference because the consent of such accountants has not yet been obtained). See "Available Information" and "Incorporation of Certain Information by Reference."

                                        NEWMONT
                                       MINING(1)     SANTA FE    PRO FORMA(1)
                                      YEAR ENDED    YEAR ENDED    YEAR ENDED
                                     DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                     ------------- ------------- -------------
                                      1995   1994   1995   1994   1995   1994
                                     ------ ------ ------ ------ ------ ------
Equity production (in thousands of
 ounces)............................  1,863  1,671    846    936  2,709  2,607
Average realized price per equity
 ounce.............................. $  385 $  384 $  406 $  398 $  392 $  389
Total cash cost per equity ounce.... $  210 $  202 $  197 $  184 $  206 $  196
Total production cost per equity
 ounce.............................. $  270 $  258 $  276 $  266 $  272 $  261
                                        NEWMONT
                                       MINING(1)     SANTA FE    PRO FORMA(1)
                                      NINE MONTHS   NINE MONTHS   NINE MONTHS
                                         ENDED         ENDED         ENDED
                                     SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                                     ------------- ------------- -------------
                                      1996   1995   1996   1995   1996   1995
                                     ------ ------ ------ ------ ------ ------
Equity production (in thousands of
 ounces)............................  1,666  1,328    594    632  2,260  1,960
Average realized price per equity
 ounce.............................. $  393 $  384 $  411 $  404 $  398 $  390
Total cash cost per equity ounce.... $  220 $  210 $  223 $  191 $  221 $  204
Total production cost per equity
 ounce.............................. $  280 $  270 $  306 $  273 $  287 $  271

--------
(/1/) Datapresented is for Newmont Gold, which holds all of Newmont Mining's operating assets.

                  DESCRIPTION OF NEWMONT MINING CAPITAL STOCK

  The authorized capital of Newmont Mining consists of 5,000,000 shares of preferred stock, par value $5.00 per share, issuable in series, of which, as of January 3, 1997, 240,000 shares of Junior Preferred Shares were reserved for issuance, and 120,000,000 shares of Newmont Mining Common Stock, of which, as of January 3, 1997, 99,522,308 were issued and outstanding. In connection with the Offer, Newmont Mining intends to submit to its stockholders for their approval an amendment to its Restated Certificate of Incorporation that would increase the number of shares of Newmont Mining Common Stock authorized for issuance to 225,000,000. All of the outstanding shares of capital stock of Newmont Mining are fully paid and nonassessable. Holders of Newmont Mining's capital stock have no preemptive rights.

DESCRIPTION OF NEWMONT MINING COMMON STOCK

  The statements set forth below are summaries of certain provisions relating to the Newmont Mining Common Stock. These summaries contain all material provisions, but do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of the Newmont Mining Certificate, as amended, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

 DIVIDEND RIGHTS

  Subject to the prior rights as to dividends of any preferred stock which may be outstanding from time to time, the Newmont Mining Common Stock is entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Newmont Mining Board of Directors may from time to time determine.

 VOTING RIGHTS

  Subject to the voting rights, if any, of any preferred stock which may be outstanding from time to time, all voting rights are vested in the holders of shares of the Newmont Mining Common Stock. Each outstanding share of Newmont Mining Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. The Newmont Mining Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of Newmont Mining in any manner not inconsistent with the laws of the State of Delaware or the Newmont Mining Certificate, subject to the power of the stockholders to adopt, amend or repeal the By-Laws of Newmont Mining or to limit or restrict the power of the Board of Directors of Newmont Mining to adopt, or repeal the By-Laws of Newmont Mining, and Newmont Mining may in its By-Laws confer powers and authorities upon the Newmont Mining Board of Directors in addition to those conferred upon it by statute.

 LIQUIDATION RIGHTS

  Subject to the prior rights of creditors and the holders of any preferred stock which may be outstanding from time to time, the shares of the Newmont Mining Common Stock are entitled, in the event of voluntary or involuntary liquidation, dissolution or winding up, to share pro rata in the distribution of all remaining assets of Newmont Mining which are legally available for distribution, after payment of all debts and other liabilities.

 REDEMPTION AND PREEMPTIVE RIGHTS

  The shares of Newmont Mining Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of Newmont Mining.

 APPROVAL OF CERTAIN MERGERS, CONSOLIDATIONS, SALES AND LEASES

  Article NINTH of the Newmont Mining Certificate provides that, with certain exceptions noted below, the affirmative vote of the holders of four-fifths of all classes of stock of Newmont Mining entitled to vote in elections of directors (considered as one class) shall be required (a) for the adoption of an agreement for the merger or consolidation of Newmont Mining with any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of Newmont Mining to, or any sale or lease to Newmont Mining or any subsidiary thereof in exchange for securities of Newmont Mining of any assets (except assets having an aggregate fair market value of less than $10 million) of, any other corporation, person or entity if, in either case, as of the record date for the determination of stockholders entitled to notice thereof or to vote thereon or consent thereto, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of all outstanding shares of stock of Newmont Mining entitled to vote in elections of directors (a "10% Holder"). Such affirmative vote or consent shall be in addition to the vote of the holders of the stock of Newmont Mining otherwise required by law or any agreement between Newmont Mining and any national securities exchange.

  For the purposes of Article NINTH, any corporation, person or entity shall be deemed to be the beneficial owner of any shares of stock of Newmont Mining
(i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above) by any other corporation, person or entity, with which it or its affiliates or associates (as defined in the Newmont Mining Certificate) have any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of Newmont Mining, or which is its affiliate or associate.

  Article NINTH does not apply to any transaction with any other corporation, person or entity (i) if the Board of Directors of Newmont Mining has approved a memorandum of understanding with such other corporation, person or entity with respect to such transaction prior to the time that such other corporation, person or entity shall have become a 10% Holder or (ii) in case of a corporation, if Newmont Mining and its subsidiaries own a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors. Article NINTH can be altered or repealed only upon the affirmative vote of the record holders of four-fifths of all classes of stock of Newmont Mining entitled to vote in elections of directors, considered as one class.

  Article NINTH might be characterized as an anti-takeover provision since it may render more difficult certain possible takeover proposals to acquire control of Newmont Mining and make removal of management of Newmont Mining more difficult.

 EQUAL VALUE RIGHTS PLAN

  Each outstanding share of Newmont Mining Common Stock carries with it a dividend distribution of one equal value right (an "Equal Value Right"). The terms of the Equal Value Rights are set forth in a Rights Agreement, dated as of September 23, 1987, as amended (the "Equal Value Rights Agreement"), between Newmont Mining and The Chase Manhattan Bank, as Rights Agent. The following is a summary of the Equal Value Rights Agreement. This summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Equal Value Rights Agreement. The Equal Value Rights Agreement and the amendments thereto are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  Each Equal Value Right entitles the record holder to receive from Newmont Mining on or after the date of any Extraordinary Transaction (as hereinafter defined) an amount in cash equal to the amount, if any, by which the Equal Value Price (as hereinafter defined) exceeds the sum of the cash consideration and the fair market value of the non-cash consideration paid for each share of Newmont Mining Common Stock in the Extraordinary Transaction. Unless earlier redeemed or unless an Extraordinary Transaction has theretofore occurred, the Equal Value Rights will expire at the close of business on September 23, 1997.

  The term "Extraordinary Transaction" means an event in which, within two years of the Control Date (as hereinafter defined), Newmont Mining, directly or indirectly, effects a merger, consolidation or other extraordinary corporate transaction in which the Newmont Mining Common Stock is changed into or exchanged for securities, cash or other property. The term "Equal Value Price" means the highest price per share paid by a Controlling Person (as hereinafter defined) for any share of Newmont Mining Common Stock acquired by it within 91 days prior to and including the Control Date, as such price is adjusted pursuant to the Equal Value Rights Agreement.

  The Equal Value Rights are evidenced by the certificates representing outstanding shares of Newmont Mining Common Stock, and no certificates representing the Equal Value Rights have been distributed. The Equal Value Rights will separate from the Newmont Mining Common Stock and an Equal Value Distribution Date will occur on the first date of public announcement by Newmont Mining or a person (a "Controlling Person") who, together with all Affiliates and Associates (as each term is defined in the Equal Value Rights Agreement) of such person, shall be the beneficial owner of securities entitled to cast 50% or more of the votes in the election of directors of Newmont Mining, that a Controlling Person has become such (a "Control Date"). Until the Equal Value Distribution Date, (i) the Equal Value Rights will be evidenced by the Newmont Mining Common Stock certificates and will be transferred with and only with such Newmont Mining Common Stock certificates, and (ii) the transfer of any outstanding Newmont Mining Common Stock certificates will also constitute the transfer of the Equal Value Rights associated therewith.

  Until an Equal Value Right is exercised, the holder thereof, as such, has no rights as a stockholder of Newmont Mining. At any time until a Control Date, Newmont Mining may (but only with the concurrence of a majority of the Continuing Directors (as defined in the Equal Value Rights Agreement)) redeem the Equal Value Rights in whole, but not in part, at a price of $0.02 per Equal Value Right.

  Prior to the Equal Value Distribution Date, a majority of the Continuing Directors (as defined in the Equal Value Rights Agreement) may supplement or amend any provision of the Equal Value Rights Agreement without the approval of stockholders. From and after the Equal Value Distribution Date, a majority of the Continuing Directors may supplement or amend the Equal Value Rights Agreement without the approval of stockholders under limited circumstances. No supplement or amendment may be made that accelerates the expiration date of the Equal Value Rights.

  The Equal Value Rights may have certain anti-takeover effects in the event that a person or group proposes to acquire Newmont Mining in a two-tier transaction in which all stockholders do not receive the same price for their shares.

 STOCKHOLDER RIGHTS PLAN

  Each outstanding share of Newmont Mining Common Stock carries with it one preferred share purchase right (each a "Right"). The terms of the Rights are set forth in a Rights Agreement, dated as of August 30, 1990, as amended (the "Rights Agreement") between Newmont Mining and The Chase Manhattan Bank, as Rights Agent. The following is a summary of the terms of the Rights Agreement. This summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Rights Agreement. The Rights Agreement and the amendments thereto are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  Following the Distribution Date referred to below and except as described below, each Right entitles the registered holder to purchase from Newmont Mining one five-hundredth of a share (a "Preferred Share Fraction") of the Newmont Mining Junior Preferred Shares at a purchase price of $150 per Preferred Share Fraction, subject to adjustment (the "Purchase Price"). Unless earlier redeemed by Newmont Mining or expired as a result of a transaction described in Section 13(d) of the Rights Agreement has occurred, the Rights will expire at the close of business on September 11, 2000 (the "Newmont Mining Final Expiration Date").

  Ownership of the Rights is evidenced by the Newmont Mining Common Stock certificates representing shares then outstanding, and no separate certificates representing the Rights have been distributed. The Rights will separate from the Newmont Mining Common Stock and a Distribution Date will occur upon the earlier of (i) the close of business on the tenth day after the date of a public announcement that a person (other than any Exempt Person (as defined in the Rights Agreement)) or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Newmont Mining Common Stock (the "Stock Acquisition Date"), or (ii) the close of business on the tenth business day after the date of the commencement of a tender offer or exchange offer that would result in a person or entity beneficially owning 15% or more of the outstanding Newmont Mining Common Stock. Until a Distribution Date, (i) the Rights will be evidenced by the Newmont Mining Common Stock certificates and will be transferred with and only with such Newmont Mining Common Stock certificates and (ii) the transfer of any outstanding Newmont Mining Common Stock certificates will also constitute a transfer of the Rights associated therewith.

  Except in the circumstances described below, after the Distribution Date, each Right will be exercisable into a Preferred Share Fraction. Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one share of Newmont Mining Common Stock, which rights are subject to adjustment in the event of stock dividends, subdivisions and combinations with respect to the Newmont Mining Common Stock. In lieu of issuing certificates for fractions of Junior Preferred Shares (other than fractions which are integral multiples of one five-hundredth of a share), Newmont Mining may pay cash in accordance with the Rights Agreement.

  If a person becomes an Acquiring Person other than pursuant to certain Board approved tender or exchange offers, each holder of a Right, at any time following the Distribution Date, has the right to receive, upon exercise, Newmont Mining Common Stock (or, in certain circumstances, cash, property or other securities of Newmont Mining) having a value equal to two times the Purchase Price of the Right. In lieu of requiring payment of the Purchase Price upon exercise of the Right following any such event, Newmont Mining may provide that each Right be exchanged for one share of Newmont Mining Common Stock (or cash, property or other securities, as the case may be). Following the occurrence of the event set forth in the first sentence of this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

  In the event that, at any time following the Stock Acquisition Date, (i) Newmont Mining is acquired in a merger or other business combination transaction in which Newmont Mining is not the surviving corporation (other than pursuant to certain tender or exchange offers approved by the Board of Directors of Newmont Mining), (ii) Newmont Mining is the surviving corporation in a consolidation or merger in connection with which all or part of the outstanding Newmont Mining Common Stock is changed into or exchanged for stock or other securities of another corporation or cash or any other property or
(iii) 50% or more of Newmont Mining's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) has the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

  The Purchase Price payable, and the number of Preferred Share Fractions or other securities or property issuable, upon exercise of the Rights is subject to adjustment to prevent dilution as a result of certain events described in the Rights Agreement.

  Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of Newmont Mining. At any time until the earlier of (i) the Stock Acquisition Date and (ii) the Newmont Mining Final Expiration Date (but in certain circumstances only with the concurrence of Continuing Directors (as defined in the Rights Agreement)), Newmont Mining has the option to redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment.

  Prior to the Distribution Date, Newmont Mining may supplement or amend the Rights Agreement without the approval of any holders of Common Stock. From and after the Distribution Date, Newmont Mining may supplement or amend the Rights Agreement without the approval of any holders of Rights under limited circumstances. No supplement or amendment may be made that changes the Redemption Price (as defined in the Rights Agreement), the Newmont Mining Final Expiration Date, the Purchase Price or the number of Preferred Share Fractions for which a Right is exercisable.

  The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Newmont Mining without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of Newmont Mining because the Rights are either redeemable or are not exercisable or do not go into effect under such circumstances.

DESCRIPTION OF NEWMONT MINING PREFERRED STOCK

  The statements set forth below are summaries of certain provisions relating to the preferred stock of Newmont Mining. These summaries contain all material provisions, but do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of the Newmont Mining Certificate, as amended, and the Certificate of Designations for the Junior Preferred Shares described below.

 GENERAL

  The Newmont Mining Certificate authorizes the issuance of 5,000,000 shares of preferred stock, par value $5.00 per share, issuable in a series. The Board of Directors of Newmont Mining has the power to fix various terms with respect to each series of preferred stock, including voting powers, designations, preferences, the relative, participating and optional or other rights, qualifications, limitations and restrictions as set forth in resolutions providing for the issue thereof adopted by the Board of Directors of Newmont Mining or a duly authorized committee thereof. The Junior Preferred Shares that may be issued in connection with Newmont Mining's Stockholder Rights Plan (see "--Description of Newmont Mining Common Stock--Stockholder Rights Plan" and "--Junior Preferred Shares") are the only series of preferred stock that the Board of Directors of Newmont Mining has authorized for issuance by Newmont Mining.

 JUNIOR PREFERRED SHARES

  GENERAL. A total of 240,000 shares of Junior Preferred Shares have been reserved for issuance upon exercise of the Rights. See "--Description of Newmont Mining Common Stock--Stockholder Rights Plan."

  DIVIDEND RIGHTS. Each Junior Preferred Share has a preferential quarterly dividend payable on the first day of January, April, July and October of each year (or such other quarterly payment date as shall be specified by the Board of Directors of Newmont Mining) in an amount equal to 500 times the dividend (other than a stock dividend) declared on each share of Newmont Mining Common Stock, but in no event less than $1.00.

  VOTING RIGHTS. Each Junior Preferred Share will have 500 votes, subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares, on all matters submitted to a vote of the stockholders of Newmont Mining and, except as provided in the Certificate of Designations for the Junior Preferred Shares, the Newmont Mining Certificate or by law, the holders of Junior Preferred Shares shall vote together as one class.

  LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Newmont Mining, the holders of Junior Preferred Shares will receive a preferred liquidation payment per share equal to the greater of $500 per share (plus accrued dividends to the date of distribution, whether or not earned or declared) or an amount per share equal to 500 times the aggregate payment made per each share of Newmont Mining Common Stock, in each case subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares.

  EFFECT OF MERGERS, CONSOLIDATIONS, SALES AND LEASES. In the event of any merger, consolidation, combination or other transaction in which shares of Newmont Mining Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each Junior Preferred Share will be similarly exchanged or changed in an amount per share equal to 500 times the aggregate amount and type of consideration received per share of Newmont Mining Common Stock, subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares.

  RANKING OF JUNIOR PREFERRED SHARES. The Junior Preferred Shares rank junior to all other series of Newmont Mining's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

 COMPARISON OF RIGHTS OF HOLDERS OF SANTA FE SHARES AND NEWMONT MINING COMMON
                                     STOCK

  Pursuant to the Offer, stockholders of Santa Fe who elect to receive Newmont Mining Common Stock in exchange for Santa Fe Shares will become stockholders of Newmont Mining. The following is a summary of certain similarities and all material differences between the rights of holders of Santa Fe Shares and the rights of holders of Newmont Mining Common Stock. As each of Santa Fe and Newmont Mining is organized under the laws of Delaware, these differences arise solely from various provisions of the certificate of incorporation and by-laws of each of Santa Fe and Newmont Mining.

  The following summary does not purport to be a complete statement of the rights of stockholders under Santa Fe's Amended and Restated Certificate of Incorporation (the "Santa Fe Certificate") and the By-Laws of Santa Fe (the "Santa Fe By-Laws") as compared with the rights of Newmont Mining's stockholders under the Newmont Mining Certificate and the By-Laws of Newmont Mining (the "Newmont Mining By-Laws"), or a complete description of the specific provisions referred to herein. The summary is qualified in its entirety by reference to the governing corporate instruments of Santa Fe and Newmont Mining, to which stockholders are referred.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under Delaware law, special meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. The Santa Fe Certificate provides that, subject to the requirements of law and certain rights of any holders of preferred stock, if any, special meetings of stockholders may be called only by the Santa Fe Board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. The Newmont Mining By-Laws provide that a special meeting may be called by the Newmont Mining Board of Directors, the Chairman of the Newmont Mining Board of Directors or the President.

NUMBER OF DIRECTORS

  Under Delaware law, the number of directors shall be fixed by or in the manner provided in the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate of incorporation. The Santa Fe Certificate provides that the Santa Fe Board is to consist of not less than three nor more than fifteen directors (excluding directors elected by the holders of any class or series of stock voting separately as a class or series), as shall be determined from time to time by the vote of a majority of the entire Santa Fe Board. The Newmont Mining By-Laws provide that the Newmont Mining Board of Directors is to consist of not less than eight nor more than fifteen directors, as shall be determined from time to time by the affirmative vote of a majority of the directors then in office.

STOCKHOLDER PROPOSAL PROCEDURES

  Under the Santa Fe By-Laws, business is properly brought before an annual meeting if the Secretary of Santa Fe receives with regard to the annual meeting, written notice not more than 60 days prior to the anniversary date of the immediately preceding annual meeting and, with respect to the special meeting, before the close of business on the tenth day following the date on which notice of a special meeting was first sent or given to stockholders. Stockholder notices must state, among other things, a brief description of the proposal or nomination, the name and record address of the stockholder proposing the business, a representation that the stockholder is the holder of record of the stock of Santa Fe entitled to vote at such meeting and intends to appear in person or by proxy to present such proposal and the class and number of shares of Santa Fe beneficially owned by the stockholder. The Newmont Mining By-Laws do not contain any similar advance notice provisions for stockholder proposals.

ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS OF DIRECTORS

  In the case of a stockholder of Santa Fe seeking to nominate a director, under the Santa Fe By-Laws, such stockholder must comply with the Stockholder Proposal Procedures described above. In addition, any such nomination must include the following information: (i) the name and address or any person to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and (iii) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act. The Newmont Mining By-Laws do not contain any similar provisions.

INDEMNIFICATION

  The Newmont Mining Certificate and Santa Fe Certificate both provide that directors and officers will be indemnified to the full extent permitted by Delaware law. In addition, both the Santa Fe By-Laws and the Newmont Mining By-Laws provide for the indemnification of directors, officers and persons serving at the request of the respective corporations as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise to the fullest extent permitted by the DGCL. The Newmont Mining By-Laws also provide that the corporation may extend this right to indemnification to any other person to whom Newmont Mining is permitted to provide indemnification. The Santa Fe By-Laws do not provide for further indemnification of other persons.

CERTAIN VOTING RIGHTS FOR MERGERS

  Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon. The Santa Fe Certificate does not require a higher percentage. Article NINTH of the Newmont Mining Certificate provides that, with certain exceptions noted below, the affirmative vote of the holders of four-fifths of all classes of stock of Newmont Mining entitled to vote in elections of directors (considered as one class) shall be required (a) for the adoption of an agreement for the merger or consolidation of Newmont Mining with any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of Newmont Mining to, or any sale or lease to Newmont Mining or any subsidiary thereof in exchange for securities of Newmont Mining of any assets (except assets having an aggregate fair market value of less than $10 million) of, any other corporation, person or entity if, in either case, such other corporation, person or entity is a 10% Holder. Such affirmative vote or consent shall be in addition to the vote of the holders of the stock of Newmont Mining otherwise required by law or any agreement between Newmont Mining and any national securities exchange. Article NINTH does not apply to any transaction with any other corporation, person or entity (i) if the Board of Directors of Newmont Mining has approved a memorandum of understanding with such other corporation, person or entity with respect to such transaction prior to the time that such other corporation, person or entity shall have become a 10% Holder or (ii) in case of a corporation, if Newmont Mining and its subsidiaries own a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors of such corporation. Article NINTH can be altered or repealed only upon the affirmative vote of the record holders of four-fifths of all classes of stock of Newmont Mining entitled to vote in elections of directors, considered as one class.

CUMULATIVE VOTING

  Under Delaware law, stockholders of a corporation are not entitled to cumulate their votes in the election of directors unless the corporation's certificate of incorporation so provides. Neither the Santa Fe Certificate nor the Newmont Mining Certificate provides for cumulative voting.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Delaware law provides generally that any director or the entire board of directors may be removed, with or without cause. In the case of a corporation whose board of directors is classified, as is Santa

Fe's Board, unless the certificate of incorporation provides otherwise, stockholders may effect such removal only for cause. The Santa Fe Certificate requires the affirmative vote of two-thirds of votes cast by holders of shares entitled to vote in order to remove a director for cause, and directors may not be removed without cause. The Newmont Mining Certificate does not contain any provisions regarding the removal of directors.

  Delaware law provides that vacancies may be filled by a majority of directors then in office. Neither the Newmont Mining Certificate nor the Santa Fe Certificate provides otherwise.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Newmont Mining Certificate does not contain provisions to the contrary. Under the Santa Fe Certificate, whenever Santa Fe has more than one stockholder, action by written consent is not permitted.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

  Under Delaware law, a corporation may amend its certificate of incorporation if, among other things, such amendment is approved by a majority of the outstanding stock entitled to vote. Whenever the certificate of incorporation shall require for action by the board of directors or by the stockholders an affirmative vote greater than that normally provided for by Delaware law, such provision of the certificate of incorporation may not be amended or repealed without such greater vote.

  The Santa Fe Certificate requires the vote of 80% of outstanding shares to amend the provisions regarding directors' indemnification, the composition of the board of directors including classification thereof, and amendments of the Santa Fe By-Laws. The Newmont Mining Certificate requires an affirmative vote of four-fifth of all classes of stock to amend Article NINTH which is discussed above under "--Certain Voting Rights for Mergers."

AMENDMENT OF BY-LAWS

  Under Delaware law, the power to adopt, amend or repeal by-laws is vested in the stockholders unless the certificate of incorporation confers the power to adopt, amend or repeal by-laws upon the directors as well. The Santa Fe Certificate confers such power on Santa Fe's Board of Directors. In addition, stockholder amendments to the Santa Fe By-Laws require an affirmative vote of 80% of the stockholders of Santa Fe. Under the Newmont Mining Certificate, subject to any by-laws made by the stockholders of Newmont Mining, the Newmont Mining Board of Directors may amend the Newmont Mining By-Laws.

CLASSIFICATION OF BOARD OF DIRECTORS

  Delaware law permits (but does not require) a certificate of incorporation to provide that a board of directors be divided into classes, with each class having a term of office longer than one year but not longer than three years. The Newmont Mining Certificate does not provide for classification of the board of directors, so directors are elected annually. The Santa Fe Certificate provides for directors to be divided into three classes with each class consisting as nearly as possible of one-third of the total number of directors and each director serving a three year term.

STOCKHOLDER RIGHTS PLANS

  Delaware law permits the adoption of stockholder rights plans which may have the effect of hindering changes in corporate control. For a summary of the provisions of the stockholder rights plans of Newmont Mining, see "Description of Newmont Mining Capital Stock--Description of Newmont Mining Common Stock-- Equal Value Rights Plan" and "--Stockholder Rights Plan." A summary of the provisions of the Santa Fe Rights Agreement, which is Santa Fe's stockholder rights plan, is set forth below.

 SANTA FE RIGHTS PLAN

  The Santa Fe Rights Agreement provides that, except as described below, each Santa Fe Right, when exercisable, entitles the registered holder to purchase from Santa Fe one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Santa Fe Preferred Stock"), at a price of $50.00 per one one-hundredth share (the "Santa Fe Purchase Price"), subject to adjustment. The description and terms of the Santa Fe Rights are set forth in the Santa Fe Rights Agreement. The following is a summary of the Santa Fe Rights Agreement. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Santa Fe Rights Agreement which is filed as an exhibit to the 1995 Santa Fe 10-K.

  Currently, the Santa Fe Rights are attached to all Santa Fe Share certificates representing shares outstanding, and no separate Santa Fe Right certificates have been distributed. Until the earlier to occur of (i) the close of business 10 days following a public announcement that a Santa Fe Acquiring Person has acquired or, with certain exceptions, has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Santa Fe Shares (the "Santa Fe Shares Acquisition Date") or (ii) the close of business 15 business days (or such later date as may be determined by action of the Santa Fe Board prior to the time that any person becomes a Santa Fe Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation of which, such person or group would be the beneficial owner of 15% or more of such outstanding Santa Fe Shares, the Santa Fe Rights will be evidenced by Santa Fe Share certificates and not by separate certificates.

  The Santa Fe Rights Agreement also provides that, until the Santa Fe Distribution Date, the Santa Fe Rights will be transferred with and only with the Santa Fe Shares. Until the Santa Fe Distribution Date (or earlier redemption, expiration or termination of the Santa Fe Rights), the transfer of any certificates for Santa Fe Shares will also constitute the transfer of the Santa Fe Rights associated with the Santa Fe Shares represented by such certificates. As soon as practicable following the Santa Fe Distribution Date, separate certificates evidencing the Santa Fe Rights ("Santa Fe Right Certificates") will be mailed to holders of record of the Santa Fe Shares as of the close of business on the Santa Fe Distribution Date and, thereafter, such separate Santa Fe Right Certificates alone will evidence the Santa Fe Rights.

  The Santa Fe Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) the close of business February 13, 2005 (the "Santa Fe Final Expiration Date"), (ii) the redemption of the Santa Fe Rights by Santa Fe as described below and (iii) the exchange of all Santa Fe Rights for Santa Fe Shares as described below.

  In the event that any person (other than Santa Fe, its affiliates or any person receiving newly issued Santa Fe Shares directly from Santa Fe) becomes the beneficial owner of 15% or more of the then outstanding Santa Fe Shares, each holder of a Santa Fe Right will thereafter have the right to receive, upon exercise at the current exercise price of the Santa Fe Right, Santa Fe Shares (or, in certain circumstances, cash, property or other securities of Santa Fe) having a value equal to two times the exercise price of the Santa Fe Right.

  The Santa Fe Rights Agreement as amended by Santa Fe on December 8, 1996 also provides that the consummation of the Homestake Merger will not be deemed to trigger a Santa Fe Distribution Date. Therefore, the provisions of the Santa Fe Rights Agreement do not apply to the Homestake Merger, including as a result of any amendment or supplement to the Homestake Merger Agreement.

  In the event that, at any time following the Santa Fe Shares Acquisition Date, Santa Fe is acquired in a merger or other business combination transaction or 50% or more of Santa Fe's assets or earning power are sold, proper provision will be made so that each holder of a Santa Fe Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Santa Fe Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Santa Fe Right.

  Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs (the "Santa Fe Triggering Events"), any Santa Fe Rights that are, or (under certain circumstances specified in the Santa Fe Rights Agreement) were, beneficially owned by any Santa Fe Acquiring Person will immediately become null and void.

  The Santa Fe Purchase Price payable, and the number of shares of Santa Fe Preferred Stock or other securities or property issuable, upon exercise of the Santa Fe Rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Santa Fe Preferred Stock or the Santa Fe Shares, or a reverse split of the outstanding shares of Santa Fe Preferred Stock or the Santa Fe Shares.

  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Santa Fe Shares and prior to the acquisition by such person or group of 50% or more of the outstanding Santa Fe Shares, the Santa Fe Board may exchange the Santa Fe Rights (other than Santa Fe Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one Santa Fe Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction.

  With certain exceptions, no adjustment in the Santa Fe Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Santa Fe Purchase Price. Santa Fe will not be required to issue fractional shares of Santa Fe Preferred Stock or Santa Fe Shares (other than fractions in multiples of one one-hundredths of a share of Santa Fe Preferred Stock) and, in lieu thereof, an adjustment in cash may be made based on the closing price of the Santa Fe Preferred Stock or Santa Fe Shares on the last trading date prior to the date of exercise.

  At any time prior to the time that any person becomes a Santa Fe Acquiring Person, the Santa Fe Board may redeem the Santa Fe Rights in whole, but not in part, at a price of $0.01 per Santa Fe Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction (the "Santa Fe Redemption Price"), which may (at the option of Santa Fe) be paid in cash, shares of common stock or other consideration deemed appropriate by the Santa Fe Board. Upon the effectiveness of any action of the Santa Fe Board ordering redemption of the Santa Fe Rights, the Santa Fe Rights will terminate and the only right of the holders of Santa Fe Rights will be to receive the Santa Fe Redemption Price.

  Until a Santa Fe Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Santa Fe, including, without limitation, the right to vote or to receive dividends.

  The provisions of the Santa Fe Rights Agreement may be amended by Santa Fe, except that any amendment adopted after the time that a person becomes a Santa Fe Acquiring Person may not adversely affect the interests of holders of Santa Fe Rights. The Homestake Merger Agreement provides that, unless requested by Homestake, the Santa Fe Board may not amend the Santa Fe Rights Agreement prior to the date upon which holders of Santa Fe Shares meet to vote on the Homestake Merger.

                          MARKET PRICES AND DIVIDENDS

NEWMONT MINING

  The Newmont Mining Common Stock is listed and principally traded on the NYSE (under the symbol "NEM") and is also listed on the Paris Bourse, the Brussels Stock Exchange and the Swiss Stock Exchanges. The following table sets forth, for the periods indicated, the high and low sale prices per share of the Newmont Mining Common Stock as reported on the NYSE Composite Tape, as adjusted for an April 1994 1.2481-for-1 stock split.

                                                                   HIGH   LOW
                                                                  ------ ------
1994
 First Quarter................................................... $48.07 $40.67
 Second Quarter.................................................. $45.67 $37.63
 Third Quarter................................................... $46.75 $38.25
 Fourth Quarter.................................................. $45.50 $33.88
1995
 First Quarter................................................... $43.88 $33.13
 Second Quarter.................................................. $45.25 $38.25
 Third Quarter................................................... $46.25 $41.13
 Fourth Quarter.................................................. $46.00 $36.63
1996
 First Quarter................................................... $60.75 $45.67
 Second Quarter.................................................. $60.50 $48.75
 Third Quarter................................................... $54.75 $46.00
 Fourth Quarter.................................................. $53.13 $43.88
1997
 First Quarter (through January 6, 1997)......................... $44.68 $41.25

  The last reported sale price of the Newmont Mining Common Stock on the NYSE on January 6, 1997 was $41.50 per share. On January 3, 1997, there were approximately 5,077 stockholders of record of the Newmont Mining Common Stock.

  Newmont Mining has paid cash dividends on its Common Stock at an annual rate of $0.48 per share of the Newmont Mining Common Stock in each of the past five years. The determination of the amount of future dividends, however, will be made by Newmont Mining's Board of Directors from time to time and will depend on the future earnings, capital requirements and financial condition of Newmont Mining, Newmont Gold and Newmont Gold's subsidiaries, as well as other relevant factors.

SANTA FE

  The Santa Fe Shares are listed on the NYSE (under the symbol "GLD") and the CSE. The Santa Fe Shares first became available for public trading upon effectiveness of the initial public offering of the Santa Fe Shares in June 1994. Prior to such offering, Santa Fe had been a wholly owned subsidiary of SFP. In September 1994, after the initial public offering, SFP distributed its remaining ownership in Santa Fe to SFP's stockholders. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Santa Fe Shares as reported on the NYSE Composite Tape.

                                                                   HIGH   LOW
                                                                  ------ ------
1994
 Third Quarter................................................... $17.88 $13.50
 Fourth Quarter.................................................. $17.25 $12.25
1995
 First Quarter................................................... $12.88 $ 9.00
 Second Quarter.................................................. $14.00 $11.63
 Third Quarter................................................... $13.75 $11.88
 Fourth Quarter.................................................. $13.13 $ 9.75
1996
 First Quarter................................................... $18.25 $12.13
 Second Quarter.................................................. $17.13 $13.13
 Third Quarter................................................... $15.00 $12.25
 Fourth Quarter.................................................. $17.00 $10.75
1997
 First Quarter (through January 6, 1997)......................... $14.88 $14.25

  The last reported sale price of the Santa Fe Common Stock on the NYSE Composite Tape on January 6, 1997, was $14.25 per share. As of February 20, 1996, according to the Santa Fe 1995 10-K, there were approximately 53,000 stockholders of record of the Santa Fe Shares.

  Santa Fe has paid an annual cash dividend on the Santa Fe Shares of $0.05 per Santa Fe Share in each of 1995 and 1996. According to the 1995 Santa Fe 10-K, Santa Fe's "[d]eclaration and payment of cash dividends will depend upon the assessment of the [Santa Fe Board] of [Santa Fe]'s financial condition, earnings and funds from operations, the level of its capital and exploration expenditures, its future business prospects and such other matters as the [Santa Fe Board] deems relevant."

                    VALIDITY OF NEWMONT MINING COMMON STOCK

  The validity of the shares of Newmont Mining Common Stock offered hereby will be passed upon for Newmont Mining by White & Case, 1155 Avenue of the Americas, New York, New York.

                                    EXPERTS

  The audited consolidated financial statements of Newmont Mining incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

                                  SCHEDULE A

              SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

    (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

    (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

    (3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  (b) The restrictions contained in this section shall not apply if:

    (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

    (2) the corporation, by action of its board of directors, adopts an amendment to its by-laws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

    (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A by-law amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

    (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

    (5) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

    (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251(f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as a part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or
  (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

    (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

    Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

  (c) As used in this section only, the term:

    (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

    (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

    (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

      (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

      (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or
    (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

      (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

      (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

    (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

    (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include
  (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or
  (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

    (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

    (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

    (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

      (i) beneficially owns such stock, directly or indirectly; or

      (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

      (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

  (d) No provision of a certificate of incorporation or by-law shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

  (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                                  SCHEDULE B

      DIRECTORS AND EXECUTIVE OFFICERS OF NEWMONT MINING AND NEWMONT GOLD

  The following table sets forth the name and present principal occupation or employment, and the name of any corporation or other organization in which such employment is carried on, of the directors and executive officers of Newmont Mining and Newmont Gold.

      DIRECTORS AND EXECUTIVE OFFICERS OF NEWMONT MINING AND NEWMONT GOLD

                                      PRESENT OFFICE OR OTHER PRINCIPAL
        NAME                               OCCUPATION OR EMPLOYMENT
        ----                          ---------------------------------
Rudolph I. J. Agnew........... Director; Chairman of World Conservation
                                Monitoring Centre
J.P. Bolduc................... Director; Chairman and Chief Executive Officer
                                of JPB Enterprises, Inc.
Ronald C. Cambre.............. Director; Chairman, President and Chief
                                Executive Officer
Joseph P. Flannery............ Director; Chairman, President and Chief
                                Executive Officer of Uniroyal Holding, Inc.
Leo I. Higdon, Jr. ........... Director; Dean and Charles C. Abbott Professor
                                of the Darden Graduate School of Business
                                Administration at the University of Virginia
Thomas A. Holmes.............. Director; Retired Chairman and Chief Executive
                                Officer of Ingersoll-Rand Company
Robin A. Plumbridge........... Director; Chairman of Gold Fields of South
                                Africa Limited
Moeen A. Qureshi.............. Director; Chairman, Emerging Markets Partnership
Michael K. Reilly............. Director; Chairman of Zeigler Coal Holding
                                Company
William I. M. Turner, Jr. .... Director; Chairman and Chief Executive Officer
                                of EXSULTATE INC.
Robert H. Quenon(/1/)......... Director; Mining consultant
James V. Taranik(/1/)......... Director; President of Desert Research
                                Institute, University and Community College
                                System of Nevada
Wayne W. Murdy................ Executive Vice President and Chief Financial
                                Officer
John A. S. Dow................ Senior Vice President, Exploration
Lawrence T. Kurlander......... Senior Vice President, Administration
David A. Baker(/1/)........... Vice President, Environmental Affairs
Steven A. Conte(/1/).......... Vice President, Human Resources
Mary E. Donnelly(/1/)......... Vice President, Government Relations
W. Durand Eppler(/1/)......... Vice President, Business Development and
                                Planning
Gary E. Farmar................ Vice President and Controller

                                       PRESENT OFFICE OR OTHER PRINCIPAL
        NAME                                OCCUPATION OR EMPLOYMENT
        ----                           ---------------------------------
Patricia A. Flanagan........... Vice President, Treasurer and Assistant
                                 Secretary
David H. Francisco(/1/)........ Vice President, International Operations
Eric Hamer(/1/)................ Vice President and Senior Project Executive,
                                 Batu Hijau
Joy E. Hansen.................. Vice President and General Counsel
Donald G. Karras............... Vice President, Taxes
Leendert G. Krol(/1/).......... Vice President, Exploration
Michael G. Moran(/1/).......... Vice President, Engineering Services
Jack H. Morris(/1/)............ Vice President, Corporate Relations
W. James Mullin(/1/)........... Vice President, North American Operations
Jean-Michel Rendu(/1/)......... Vice President, Technical Services
Timothy J. Schmitt............. Vice President, Secretary and Assistant General
                                 Counsel

--------
(/1/) Elected director officer of Newmont Gold only.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Santa Fe Shares and Santa Fe Rights and any other required documents should be sent or delivered by each holder of Santa Fe Shares or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                              THE EXCHANGE AGENT

                               ----------------

                               TELEPHONE NUMBER

                                  [        ]
                                (call collect)

        By Mail:            Facsimile Transmission      By Hand or Overnight
                                                              Courier:



        [to come]                Copy Numbers:
                                  [        ]                  [To come]
                                  [        ]

                        Confirm Facsimile by Telephone:

                                  [        ]
                                  [        ]

  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Any requests for additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:


                                GEORGESON
                                & COMPANY INC.
                                --------------

                                88 Pine Street
                               Wall Street Plaza
                           New York, New York 10005
      Bankers and brokers call collect: (212) 440-9800 or (800) 445-1790
                          All others call toll free:
  (800) 223-2064 (if in New York State) or (800) 533-1038 (if out of New York
                                    State)

                     THE DEALER MANAGER FOR THE OFFER IS:
                             GOLDMAN, SACHS & CO.
                                85 Broad Street
                           New York, New York 10004
                                (212) 902-1000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law authorizes and empowers Newmont Mining to indemnify the directors, officers, employees and agents of Newmont Mining against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with Newmont Mining, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of Newmont Mining in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

  Newmont Mining By-Laws provide that each person who at any time is or shall have been a director or officer of Newmont Mining, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont Mining, and his heirs, executors and administrators, shall be indemnified by the Company in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of the Newmont Mining By-Laws facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont Mining and the director or officer.

ITEM 21. EXHIBITS.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENTS
 -------                        ------------------------
   4.1   --Restated Certificate of Incorporation dated as of July 13, 1987.
          Incorporated by reference to Exhibit 3 to the Registrant's Form 10-K for the year ended December 31, 1987.
   4.2   --By-Laws as amended through June 24, 1992 and adopted June 24, 1992.
          Incorporated by reference to Exhibit (3)b to the Registrant's Form
          10-K for the year ended December 31, 1992.
   4.3   --Rights Agreement dated as of September 23, 1987 between the
          Registrant and Manufacturers Hanover Trust Company as Equal Value
          Agent relating to the Equal Value Rights. Incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A
          dated September 25, 1987.
   4.4   --First Amendment dated as of October 1, 1987 amending the Rights
          Agreement dated as of September 23, 1987 between the Registrant and
          Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by
          reference to Exhibit (4)b to the Registrant's Form 10-K for the year ended December 31, 1990.
   4.5   --Second Amendment dated as of May 1, 1989 amending the Rights
          Agreement dated as of September 23, 1987 between the Registrant and
          Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by
          reference to Exhibit 1 to the Registrant's Form 8 dated June 7, 1989.
   4.6   --Rights Agreement dated August 30, 1990 between the Registrant and
          Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by
          reference to Exhibit 1 to the Registrant's Registration Statement on
          Form 8-A dated August 31, 1990.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENTS
 -------                        ------------------------
   4.7   --First Amendment dated November 27, 1990 and Second Amendment dated
          December 7, 1990 to the aforementioned Rights Agreement dated August
          30, 1990. Incorporated by reference to Exhibits 2 and 3,
          respectively, to the Registrant's Form 8 dated December 7, 1990.
   4.8   --Third Amendment dated February 26, 1992 to the aforementioned Rights
          Agreement dated August 30, 1990. Incorporated by reference to Exhibit
          4 to the Registrant's Form 8 dated March 17, 1992.
   5.1   --Opinion of White & Case.*
   8.1   --Tax Opinion of White & Case.*
  23.1   --Consent of Arthur Andersen LLP.
  23.2   --Consent of White & Case (included in Exhibit 5.1).*
  23.3   --Consent of White & Case (included in Exhibit 8.1).*
  24.1   --Powers of Attorney of certain officers and directors.
  99.1   --Form of Letter of Transmittal.
  99.2   --Form of Notice of Guaranteed Delivery.
  99.3   --Form of Broker Dealer Letter.
  99.4   --Form of Letter to Clients.
  99.5   --Form of Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
  99.6   --Newmont Mining Management Presentation to Shareholders.

--------
* To be filed by Amendment

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO ON THIS 6TH DAY OF JANUARY 1997.

                                          Newmont Mining Corporation

                                                  /s/ Timothy J. Schmitt
                                          By __________________________________
                                            TIMOTHY J. SCHMITT VICE PRESIDENT,
                                              SECRETARY AND ASSISTANT GENERAL
                                                          COUNSEL

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS (WHO INCLUDE ALL MEMBERS OF THE BOARD OF DIRECTORS) IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                        TITLE                 DATE

                  *                    Director                January 6, 1997
-------------------------------------
         RUDOLPH I.J. AGNEW

                  *                    Director                January 6, 1997
-------------------------------------
             J.P. BOLDUC

                  *                    Chairman, President     January 6, 1997
-------------------------------------   and Chief Executive
          RONALD C. CAMBRE              Officer and
                                        Director

                  *                    Director                January 6, 1997
-------------------------------------
         JOSEPH P. FLANNERY

                  *                    Director                January 6, 1997
-------------------------------------
         LEO I. HIGDON, JR.

                  *                    Director                January 6, 1997
-------------------------------------
          THOMAS A. HOLMES

                  *                    Director                January 6, 1997
-------------------------------------
         ROBIN A. PLUMBRIDGE

                  *                    Director                January 6, 1997
-------------------------------------
          MOEEN A. QURESHI

                  *                    Director                January 6, 1997
-------------------------------------
          MICHAEL K. REILLY

                  *                    Director                January 6, 1997
-------------------------------------
      WILLIAM I.M. TURNER, JR.

                  *                    Executive Vice          January 6, 1997
-------------------------------------   President and Chief
           WAYNE W. MURDY               Financial Officer
                                        (Principal Financial
                                        Officer)

                  *                    Vice President and      January 6, 1997
-------------------------------------   Controller
           GARY E. FARMAR               (Principal
                                        Accounting Officer)

        /s/ Timothy J. Schmitt
*By _________________________________
   TIMOTHY J. SCHMITT AS ATTORNEY-
               IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENTS
 -------                        ------------------------
   4.1   --Restated Certificate of Incorporation dated as of July 13, 1987.
          Incorporated by reference to Exhibit 3 to the Registrant's Form 10-K for the year ended December 31, 1987.
   4.2   --By-Laws as amended through June 24, 1992 and adopted June 24, 1992.
          Incorporated by reference to Exhibit (3)b to the Registrant's Form
          10-K for the year ended December 31, 1992.
   4.3   --Rights Agreement dated as of September 23, 1987 between the
          Registrant and Manufacturers Hanover Trust Company as Equal Value
          Agent relating to the Equal Value Rights. Incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A
          dated September 25, 1987.
   4.4   --First Amendment dated as of October 1, 1987 amending the Rights
          Agreement dated as of September 23, 1987 between the Registrant and
          Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by
          reference to Exhibit (4)b to the Registrant's Form 10-K for the year ended December 31, 1990.
   4.5   --Second Amendment dated as of May 1, 1989 amending the Rights
          Agreement dated as of September 23, 1987 between the Registrant and
          Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by
          reference to Exhibit 1 to the Registrant's Form 8 dated June 7, 1989.
   4.6   --Rights Agreement dated August 30, 1990 between the Registrant and
          Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by
          reference to Exhibit 1 to the Registrant's Registration Statement on
          Form 8-A dated August 31, 1990.
   4.7   --First Amendment dated November 27, 1990 and Second Amendment dated and December 7, 1990 to the aforementioned Rights Agreement dated
          August 30, 1990. Incorporated by reference to Exhibits 2 and 3, respectively, to the Registrant's Form 8 dated December 7, 1990.
   4.8   --Third Amendment dated February 26, 1992 to the aforementioned Rights
          Agreement dated August 30, 1990. Incorporated by reference to Exhibit
          4 to the Registrant's Form 8 dated March 17, 1992.
   5.1   --Opinion of White & Case.*
   8.1   --Tax Opinion of White & Case.*
  23.1   --Consent of Arthur Andersen LLP.
  23.2   --Consent of White & Case (included in Exhibit 5.1).*
  23.3   --Consent of White & Case (included in Exhibit 8.1).*
  24.1   --Powers of Attorney of certain officers and directors.
  99.1   --Form of Letter of Transmittal.
  99.2   --Form of Notice of Guaranteed Delivery.
  99.3   --Form of Broker Dealer Letter.
  99.4   --Form of Letter to Clients.
  99.5   --Form of Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
  99.6   --Newmont Mining Management Presentation to Shareholders.

--------
* To be filed by Amendment